Exhibit I

Preface Highlights of financial developments at EIB in 2011 Overview Results in 2011 showed EIB’s enduring financial strength and solid performance, as the net result increased for the seventh consecutive year since 2004 to EUR 2.29 billion and own funds reached EUR 42.5 billion. While not completely immune to the economic developments in Europe, the Bank’s assets showed resilience, as demonstrated by the low level of impaired loans. Overall the portfolio remained overwhelmingly of investment grade quality, reflecting the Bank’s mission to support long-term investment projects which are economically sound. The high level of own funds and the strong asset quality maintained the capital adequacy ratio at high levels – 24.9% for the Bank – according to Basel II definitions. The loan book continued to perform, with negligible arrears in the EU (arrears of 90 days amounted to EUR 0.1 million at 31 December 2011). Liquidity was strengthened, representing 58.2% of net cash flows in the following year (compared with 35% at end-2010). Treasury assets reached EUR 53.2 billion at the end of 2011 (end-2010: EUR 43.6 billion). The net profit increased by 8.3% (EUR 2.29 billion vs. EUR 2.12 billion in 2010). In December 2011 the Board of Directors, representing all of EIB’s shareholders, approved the 3-year Corporate Operational Plan (COP) for 2012-2014, confirming a trajectory of reduced activity levels, as envisaged in late 2008, when the Bank and its EU shareholders had agreed on an exceptional increase in lending until end-2010, in support of the EU economy. Reduced lending commitments are already visible in 2011, when loan signatures decreased to EUR 61 billion (from EUR 79 billion in 2009 and EUR 72 billion in 2010). The approved levels for new signatures over the three-year period 2012-2014 would be on average EUR 48 billion per year. This suggests, based on the latest COP assumptions, likely benefits for key financial ratios including those for leverage and capital. The COP also incorporated a variety of other measures in keeping with prudent risk management and to maintain EIB’s financial strength. Such measures include the aim to enhance revenues and thus internal capital generation. The Board also committed to continuity of the Bank’s mission in sectors where EIB has well-established expertise and which further EU policy goals. 1 The statutory (unconsolidated) financial statements of the Bank were prepared in accordance with the general principles of the 4th EU and banking accounting directives (EU-AD). These principles remained unchanged in 2011. The consolidated financial statements for the Group (the Bank and the European Investment Fund (EIF)) are presented in two forms, under IFRS and under the 4th EU and banking accounting directives. Data provided in the Preface are in line with the statutory financial statements (unconsolidated under EU-AD), unless otherwise stated. At year-end the Bank was rated Triple-A by Fitch, Moody’s and Standard & Poors (S&P), although Fitch and S&P put the rating on watch in December. In January 2012 Standard & Poors confirmed the Triple-A rating, albeit with a negative outlook for a maximum period of two years. Key positive drivers variously mentioned by the rating agencies included: very high asset quality; the support and commitment from EU shareholder countries in light of the importance of EIB’s role to these countries; strong capital adequacy; ample liquidity, including access to Eurosystem (European Central Bank) facilities; and sound governance and prudent risk management policies. 1. Solid/stable profitability The Group results reported under IFRS are affected by the fair valuation of financial instruments, including derivative financial instruments, which under EU-AD are mostly accounted for on an accruals basis1. The IFRS results therefore reflect the spread fluctuations in the market and are subject to a sustained level of volatility. The Bank does not expect to realize these gains and losses, since the relevant instruments are typically held until maturity. 1

Bank and Group results, 2004-2011 (EUR million)


7 000
6 000
5 000
4 000
3 000
2 000
1 000
0
-1 000
-2 000
-3 000
2004
2005
2006
2007
2008
2009
2010
2011
EIB statutory
EIB consolidated (EU-AD) (from 2007)
EIB consolidated (IFRS)

Under EU-AD, the Bank has historically shown steadily increasing results, mainly driven by increased outstanding loan volumes and improved margins. The total profit of the Bank for the 2011 financial year continues on the same trend and stands at EUR 2.29 billion compared to a total profit of EUR 2.12 billion for 2010. This represents an improvement of 8.3%, mainly due to an increase in net interest income over the prior year.

Analytical profit or loss account


2011
3 000
2 500
2 000
1 500
1 000
500
0
2 872
26
204
-155
12
-486
-29
-102
-50
2 292
Net interest income
Income from securities
Net commission income
Net loss on financial operations
Other operating income
General administrative expense
Value adjustment on fixed assets
Value adjustment on loans and advances
Extraordinary charges
Profit for the period


2010
3 000
2 500
2 000
1 500
1 000
500
0
2 549
56
171
-228
12
-440
-29
25
2 117
Net interest income
Income from securities
Net commission income
Net loss on financial operations
Other operating income
General administrative expense
Value adjustment on fixed assets
Value adjustment on loans and advances
Profit for the period

2. Balance sheet

At year-end 2011 total assets stood at EUR 471.8 billion, representing an increase of EUR 52.0 billion (+12.4%) compared to 31 December 2010. The balance sheet growth was primarily driven by the higher level of loan commitments and signatures in the last three years compared with pre-crisis levels. Taking into account the lagged effect of signatures on loan disbursements, there continued to be increased loans and advances (+11% in 2011, 14% in 2010 and 9% in 2009), even though loan signatures contracted in both 2010 and 2011. In 2011 loan signatures declined to EUR 61 billion (from EUR 72 billion in 2010 and EUR 79 billion in 2009). The temporary period of more elevated lending was a result of EIB's role in the EU stimulus package: in response to a request from the EU Member States, EIB implemented a temporary increase in lending volumes in an effort to contribute to the recovery of the real economy. The Bank had agreed this in late 2008, with the substantial increase in its annual lending focused on the period from late 2008 until end-2010.

2

The announced reduction in lending volumes compared to previous years is expected to lead to a gradual improvement over time of the Bank's leverage ratio, based on COP assumptions.

EIB finances its lending operations in the capital markets, the volume of loans outstanding thus being of the same magnitude as that of the debts evidenced by certificates on the liabilities side, which increased by EUR 43.4 billion or 12.1% in 2011.

Simplified balance sheet as at 31 December 2011

ASSETS EUR m	31-Dec-11	31-Dec-10
Cash	427	254
Treasury assets (incl. asset-backed securities)	24 378	20 876
Loans and advances to credit institutions and customers	424 311	383 404
Other assets[1]	22 732	15 292
TOTAL ASSETS	471 848	419 826
LIABILITIES EUR m	31-Dec-11	31-Dec-10
Amounts owed to credit institutions and customers	15 285	9 796
Debts evidenced by certificates	401 436	358 009
Other liabilities[2]	12 649	11 835
Own funds	42 478	40 186
TOTAL LIABILITIES	471 848	419 826

[1] "Other assets" comprise tangible and intangible assets, prepayments and accrued income, shares and other variable-yield securities and other assets.
[2] "Other liabilities" comprise accruals and deferred income, provisions and other liabilities.

3. Strong capitalisation

3.1. High level of own funds

The Bank has not distributed dividends for a number of years – all profits being transferred into reserves. Consistent profitability has enabled the Bank to build up a high level of reserves. The own funds of the Bank increased from EUR 40.2 billion at the end of 2010 to EUR 42.5 billion at the end of 2011.

The profit for the year is proposed to be appropriated as follows:

i) general loan reserve EUR 636m
ii) special activities reserve EUR 1 032m
iii) reserve fund EUR 624m

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Own funds composition as at 31 December 2011

Own funds EUR '000	31-Dec-11		31-Dec-10	
Subscribed capital				
- Subscribed	232 392 989		232 392 989	
- Uncalled	-220 773 340		-220 773 340	
		11 619 649		**11 619 649**
Reserves				
a) reserve fund	20 972 343		20 082 400	
b) additional reserves	1 144 024		1 144 024	
c) special activities reserve	4 108 940		3 299 370	
d) general loan reserve	2 340 863		1 923 734	
		28 566 170		**26 449 528**
Profit for the period		**2 291 777**		**2 116 642**
Total own funds		42 477 596		40 185 819

3.2. Strong capital adequacy

The Bank's standalone *Basel II Capital Adequacy Ratio* stood at 24.9% at the end of 2011 (27.3% at the end of 2010). The decrease in this ratio during 2011 was mainly determined by two factors: on the one hand, counterparty rating downgrades (mainly resulting from country rating downgrades); and, on the other, new operations with a higher risk profile than generally accepted by the Bank (labelled "special activities", such operations have been limited in volume and are conducted under dedicated credit policies and trigger allocations to a Special Activities Reserve). However, it is expected that the volume of special activities will decrease in future, according to the approved COP.

3.3. Capital structure – callable capital

EIB's capital is owned by the 27 EU Member States. As a common feature of similar multilateral organisations, in addition to the subscribed paid-in capital, EIB has subscribed un-paid capital, the so-called callable capital. The Member States have a legal obligation to pay their share of the callable capital on demand by EIB's Board of Directors, as set out in EIB's Statute[2] (an irrevocable, unconditional obligation). This legal obligation derives from an EU Treaty, which supersedes national law. The callable capital (which is not considered in the own funds, nor in the Basel II capital adequacy) amounts to EUR 221 billion, and represents a supplement to own funds. The share of AAA-rated callable capital was 43.5%[3] as of 15 January 2012, a high level compared to peers[4].

4. Risk management activities

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. The methodology used to determine operational targets and orientations takes into account the Bank's objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. With these aims in mind, the Bank

[2] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

[3] Calculated taking into account the lowest of the country ratings published by Moody's, Fitch and S&P.

[4] EIB peers are the supranational or multilateral lending institutions.

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utilises a set of credit risk indicators that include among other things a minimum capital requirement stress test, credit quality distribution of its portfolio and new loans (stock and flow), and risk concentration. The Bank set its financial risk tolerance subject to a minimum level as defined by approved limits, and applies a conservative financial framework. It does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities were conducted with the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy was therefore that all material financial risks were hedged. For details on financial risk management refer to note U of the statutory financial statements (unconsolidated under EU-AD). 4.1. ALM: Sustainability of revenue and self-financing capacity The Bank has pursued stability of earnings, preservation of the economic value of own funds and the self-financing of the Bank’s growth in the long term. The ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This is accomplished by targeting a duration for the Bank’s own funds of 4.5 to 5.5 years. The Bank uses derivative instruments exclusively to manage exposures to interest rate and foreign currency risks, as part of its ALM activities (and not for trading purposes). The majority of the derivative portfolio is concentrated on highly rated counterparties. In terms of notional: 1.2% Aaa, 36.8% Aa1 to Aa3, 35.9% A1, 25.6% A2 to A3 and 0.5% below A3/non rated. EIB minimises its exposure to foreign exchange fluctuations. It actively uses hedging to protect itself against such financial risk. The net residual positions that arise from outstanding operations are managed within preset limits to constrain foreign exchange rate risk to minimum levels (see note U.4 of the statutory financial statements). The Risk Management department quantifies the value at risk (VaR) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2011, the VaR of EIB’s own funds amounted to EUR 316 million (EUR 272 million in 2010). VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. 4.2. Credit risk The Bank’s mission is to finance sound projects, as stipulated in Article 309 of the Treaty on the Functioning of the European Union (“the Bank shall facilitate the financing of investment programmes”). Credit risk concerns mainly the Bank’s lending activity and, to a lesser extent, treasury instruments held for liquidity purposes, as well as derivatives used to hedge mainly funding but also lending, treasury and ALM market risk exposures. The Bank’s lending policies set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system (for top 10 sectors, guided by stressed capital consumption as per Basel II), the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. Credit risk associated with derivatives is also rigorously managed through selecting first-class counterparties, trading with bank counterparties only under collateral agreements and setting limits for net market exposure and potential future exposure. All transactions have been under unilateral collateral agreements with thresholds and independent amounts conditional on counterparty ratings. 5

4.3. Liquidity risk The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations on time and in full. The Total Liquidity Ratio (defined as a target percentage of annual projected net cash flows) has a minimum floor of 25% of projected annual cash flow for the following year. As of end-2011, this ratio stood at 58.2% (34.8% in 2010). EIB’s high credit quality and a funding strategy with liquidity, transparency and diversification of funding sources at its core, confer on EIB excellent access to the capital markets, historically including continued access even in periods of severe market turmoil. The Bank continued during 2011 to monitor its liquidity in line with best practices. Its liquidity framework continued to be regularly enhanced, providing a quantitative and qualitative basis to define its liquidity risk tolerance and consequently the optimal size of its required liquidity buffer. A Contingency Liquidity Plan (CLP) defines the respective responsibilities and the decision-making process in the theoretical case of an approaching liquidity crisis. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” of the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad hoc updates and is presented to the Management Committee annually for approval. On 8 July 2009, EIB became an eligible counterparty in the Euro-system’s monetary policy operations, and therefore has access to the monetary policy operations of the European Central Bank. This access has been activated, albeit at low levels, in a continuous manner to ensure its permanent operational maintenance. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirements. Geographical distribution of loans 5. Lending activity The main activity of the Bank consists in lending for projects, with a less material part consisting in other investments, as can be seen in the simplified balance sheet in section 2 above. The volume of signed loans as of the end of 2011 amounted to EUR 481.4 billion (EUR 451.1 billion as of 31 December 2010), of which 89.6% are for projects within the EU (89.9% at the end of 2010). The volume of loans disbursed as of the end of the year amounted to EUR 395.6 billion (EUR 360.6 billion at the end of 2010). EIB has no preset country limits, but diversification is driven by the following factors: EIB’s lending distribution broadly reflects the economic weight of various countries within the EU, as well as the competitiveness of EIB’s lending and the availability of other sources of financing. The shares per country remained rather stable compared with 2010 (see below). Germany 12.3% France 9.0% United Kingdom 6.9% Portugal 5.2% Poland 5.5% EU - CEE 8.6% Greece 3.5% Austria 2.4% Belgium 2.0% Netherlands 1.7% EU Scandinavia 3.7% Italy 12.5% EU Other 1.5% Non-EU 10.4% Spain 14.9% 6

The distribution of loans by economic sector reflects the operational priorities of the Bank’s lending. By sector, the majority of the Bank’s disbursed loans outstanding are for infrastructure projects (63%), with the largest share taken by transport projects, which account for 28%. The distribution by economic sector also remained very stable compared to the distribution at the end of 2010. During 2011 the risk portfolio experienced some negative rating migration, mainly as a result of counterparty downgrades triggered by country rating downgrades. As of end-2011 around 86.9% of the risk portfolio was backed by a borrower or obligor of a rating equivalent to investment grade (end of 2010: 92%). Operations which at inception carry higher risk than EIB’s usual activities are termed “special activities” and benefit from a dedicated special activities reserve. The level of total special activities as part of the new business flow and total portfolio is continuously monitored. As of end-2011, the stock of total special activities lending was EUR 22.5 billion (EUR 17.1 billion as of end-2010), representing 5% of loans, and the corresponding reserve stood at EUR 4.11 billion (after appropriation of the 2010 result). However, the volume of new special activities signed in 2011 was only EUR 2.9 billion, a significant decrease compared to the EUR 6 billion in 2010. The high credit quality of the loan portfolio is reflected in EIB’s extremely low loan delinquency. The resilience of the loan portfolio, even after more than 4 years of financial and economic crisis, is in particular founded on the nature and quality of the projects financed. Rooted in the real economy, these projects address long-term needs and objectives of the EU and are subject to strict due diligence and prudential risk management scrutiny. As of the end of 2011: – There were 8 impaired loans for a total disbursed exposure of EUR 352.9 million (representing 0.09% of the total loan portfolio), for which the Bank has raised specific provisions of EUR 192.8 million. There was no specific concentration of impaired loans in a particular sector or economy. The Bank also provisioned two equity investments for a total amount of EUR 17.3 million. – Arrears above 90 days on loans granted outside the European Union secured by the European Union budget or by the Member States amounted to EUR 111.4 million as at 31 December 2011 out of which EUR 108.7 million have been called and paid under the guarantee of a Member State or the European Union. Health, education 8.4% Energy 12.9% Transport 28.4% Telecommunications 3.1% Industry 8.3% Agriculture, forestry, fisheries 0.2% Miscellaneous infrastructure 4.8% Water, sewerage 5.3% Global loans(1) 24.2% Services 4.4% (1) Loans through financial intermediaries. The conservative lending policies that the Bank follows have shaped a high quality loan portfolio. Data on the loan portfolio provided below apply (unless otherwise stated) to what is termed the “risk portfolio” in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a guarantee from the EU or Member States (7% of the portfolio). 7

– As regards loans granted within the European Union, or outside the European Union and not secured by guarantees of the European Union budget or the Member States, the arrears over 30 days amounted to EUR 1.3 million as at 31 December 2011. – Following downgrades of counterparty ratings, often triggered by country rating downgrades, the Bank has put EUR 7.1 billion of existing loans on the internal Watch List for heightened monitoring. This is equivalent to 1.57% of the risk portfolio (the Watch List at the end of 2010 was EUR 1.4 billion). The Watch List comprises loans requiring special credit risk monitoring. – The sovereign exposures of the Bank through its treasury and lending activities are respectively disclosed in note B and note U of the statutory financial statements. In 2011 and 2010, the Bank did not record any impairment in respect of its holding of EU sovereign and sovereign-guaranteed exposures as the Bank’s preferred creditor status (PCS) and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s assets on maturity. 6. Treasury and other investments Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies. The management of the treasury assets includes several portfolios with different investments, benchmarks and maturities. The bulk of these assets (89.5% at the end of 2011) were held in an operational portfolio invested in short-term instruments with a maturity of up to 3 months. The other portfolios form the buffer to be used exceptionally and are invested in a variety of securities. They also include some medium-term bank/corporate debt (up to 5 years) and EU public sector or government bonds (maximum maturity up to 30 years). Excluding the investment portfolio (which is held to maturity and is being wound down), the long-term holdings amounted to EUR 4.6 billion as of 31 December 2011. The Asset-Backed Securities (ABS) treasury portfolio is in run-off status: no new investments have been made since August 2007. There are no defaults on the outstanding ABS portfolio of the Bank, which amounts to a nominal value of EUR 37.5 million. Securities emanating from a securitisation process represent a negligible part of the total long-term holdings of the Bank (0.82% as of 31 December 2011). Collateral calls are issued on a daily basis. Net market exposure and potential future exposure are measured on a daily basis for each counterparty. At the end of 2011, net market exposure was EUR 3.7 billion and potential future exposure at 90% confidence level stood at EUR 15.6 billion. 8

EIB Statutory Bodies

Situation at 19 April 2012

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Jean-Claude JUNCKER	(Luxembourg)
Belgium	Steven VANACKERE	Deputy Prime Minister and Minister for Finance and Sustainable Development
Bulgaria	Simeon DJANKOV	Deputy Prime Minister and Minister for Finance
Czech Republic	Miroslav KALOUSEK	Minister of Finance
Denmark	Ole SOHN	Minister for Business and Growth
Germany	Wolfgang SCHÄUBLE	Federal Minister for Finance
Estonia	Jürgen LIGI	Minister for Finance
Greece	Philippos SACHINIDIS	Minister for Finance
Spain	Luis de GUINDOS	Minister for Economic Affairs and Competitiveness
France	François BAROIN	Minister for Economic Affairs, Finance and Industry
Ireland	Michael NOONAN, T.D.	Minister for Finance
Italy	Mario MONTI	Prime Minister and Minister of Economy and Finance
Cyprus	Vassos SHIARLY	Minister for Finance
Latvia	Andris VILKS	Minister for Finance
Lithuania	Ingrida ŠIMONYTĖ	Minister for Finance
Luxembourg	Jean-Claude JUNCKER	Prime Minister, Minister of State, Minister for the Treasury
Hungary	György MATOLCSY	Minister for National Economy
Malta	Tonio FENECH	Minister of Finance, the Economy and Investment
Netherlands	Jan Cornelis DE JAGER	Minister for Finance
Austria	Maria FEKTER	Federal Minister for Finance
Poland	Jan VINCENT-ROSTOWSKI	Minister for Finance
Portugal	Vitor GASPAR	Minister of State and Minister of Finance
Romania	Bogdan Alexandru DRĂGOI	Minister of Public Finance
Slovenia	Janez ŠUŠTERŠIČ	Minister for Finance
Slovakia	Peter KAŽIMÍR	Deputy Prime Minister and Minister of Finance
Finland	Jyri HÄKÄMIES	Minister of Economic Affairs
Sweden	Anders BORG	Minister for Finance
United Kingdom	George OSBORNE	Chancellor of the Exchequer

Audit Committee

Chairman	Éric MATHAY	Certified Auditor and Chartered Accountant, Buelens, Mathay & Associates, Brussels
Members	José RODRIGUES DE JESUS	Chartered Auditor, Oporto
	Danièle NOUY	Secretary General of Prudential Control Authority, Banque de France, Paris
	Joseph G. GALEA	Former Auditor General, Malta
	Madis ÜÜRIKE	Advisor, Ministry of Finance, Tallinn
	Bettina JAKOBSEN	Assistant Auditor General in the National Audit Office of Denmark, Copenhagen
Observer	Jukka VESALA	Deputy Director General, Finnish Financial Supervisory Authority (FSA), Helsinki

Management Committee

President	Werner HOYER
Vice-Presidents	Philippe de FONTAINE VIVE CURTAZ
	Simon BROOKS, CB
	Dario SCANNAPIECO
	Plutarchos SAKELLARIS
	Magdalena ÁLVAREZ ARZA
	Anton ROP
	Wilhelm MOLTERER
	Pim van BALLEKOM

9

Board of Directors The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 18 Alternates, meaning that some of these positions will be shared by groupings of States. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Olivier HENIN Executive Director, Head of Policy Unit, Ministry of Finance, Brussels Dorothea PANDOVA Advisor to the Deputy Prime Minister and Minister for Finance and Chair of the Supervisory Board of the Bulgarian Development Bank, Sofia Zdenek HRUBÝ Member of the Board of Directors of the EIB and Alternate Member of the Board of Directors of the EIF, Prague Kasper LINDGAARD Director, Ministry for Business and Growth, Copenhagen Dietrich JAHN Deputy Director General and Head of Directorate, European Policy Directorate-General, Federal Ministry of Finance, Berlin Ivar SIKK Deputy Secretary General, State Budget and Governance Policy, Ministry of Finance, Tallinn Stilpon NESTOR Managing Director, Nestor Advisors Ltd, London Dolores DURÁN BONO Deputy Director for Economic and Financial Affairs of the European Union, Ministry for Economic Affairs and Competitiveness, Madrid Sandrine GAUDIN Deputy Director, European Affairs, Treasury Directorate General, Ministry of Economic Affairs, Finance and Industry, Paris Michael SOMERS Director, Allied Irish Banks and other companies, National Treasury Management Agency, Dublin Carlo MONTICELLI Director General, International Financial Relations, Treasury Department, Ministry of Economic Affairs and Finance, Rome Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Sanita BAJARE State Secretary, Ministry of Finance, Riga Migle TUSKIENE Director, European Union and International Affairs Department, Ministry of Finance,Vilnius Gaston REINESCH Director General, Ministry of Finance, Luxembourg Zoltán URBÁN Member of the Board of Directors and Deputy CEO, Hungarian Development Bank Private limited company, Budapest Vincent GRECH Consultant to the Government of Malta, Ministry of Finance, the Economy and Investment, Valletta Jan Willem van den WALL BAKE Senior Advisor, Foreign Financial Relations Directorate, Ministry of Finance, The Hague Wolfgang NITSCHE Deputy Head of Division for Coordination of European Integration Matters and Trade Policy, Federal Ministry of Finance, Vienna Jacek DOMINIK Undersecretary of State, Ministry of Finance, Warsaw Pedro MACHADO Head of Cabinet of the Minister of State and Finance, Ministry of Finance, Lisbon Cristian SPORIS Secretary of State, Ministry of Public Finance, Bucharest Katja BOŽIC Director General, Financial System Directorate, Ministry of Finance, Ljubljana Katarina KASZASOVÁ Director General of the State Reporting Section, Ministry of Finance, Bratislava Tytti NORAS Legal Counsellor, Ministry of Finance, Helsinki Kurt Arne HALL Director General (retired), International Department, Ministry of Finance, Stockholm Peter CURWEN Director Europe, International and Finance Directorate, HM Treasury, London Gerassimos THOMAS Director, Directorate-General for Economic and Financial Affairs, European Commission, Luxembourg Experts Pierre RICHARD Expert on the Board of Directors of the EIB, Paris Rainer MASERA Head of Italian Delegation, Intergovernmental Commission on Turin-Lyon rail link, Rome Timothy STONE Senior Advisor to the Secretary of State for Energy and Climate Change and Expert Chair of the Office for Nuclear Development, London 10

Alternates Jenya DINKOVA Director, International Financial Institutions and Cooperation Directorate, Ministry of Finance, Sofia Zdenek PAGÁC Head of Development Cooperation and International Financial Institutions Unit, Ministry of Finance, Prague Alf THERKILDSEN Special Advisor, Ministry for Business and Growth, Copenhagen Ralph MÜLLER Head of EU Budget Department, Federal Ministry of Finance, Berlin Rudolf LEPERS Head of Division, Federal Ministry of Economic Affairs and Technology, Berlin Carmen LAÍN Deputy Director General for European Financial Institutions, Directorate General for International Finance, Ministry for Economic Affairs and Competitiveness, Madrid Dov ZERAH Chief Executive Officer of the Agence Française de Développement, Paris Christophe BORIES Head of Bilateral Affairs and European Financial Instruments Office, Europe Department, Treasury Directorate General, Ministry for Economic Affairs, Finance and Industry, Paris (Vacant position) Francesca MERCUSA Director, International Financial Relations Division, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome (Vacant position) Jurgita UZIELIENE Deputy Director, EU and International Affairs Department, Ministry of Finance, Vilnius (Vacant position) Angela CARABAS General Director, General Department of Treasury and Public Debt, Ministry of Public Finance, Bucharest Lars ÖSTLING Senior Adviser, Ministry of Finance, Stockholm Mike GLYCOPANTIS Deputy Director, European Union Budget, HM Treasury, London Melinda SIMMONS Head of Europe Department, Department for International Development, London (Vacant position) Alternate experts Antoni SALA Advisor to the CEO, Bank Gospodarstwa Krajowego, Warsaw Axel NAWRATH Member of the Executive Board of KfW, Frankfurt am Main (Vacant position) 11

EIB Financing Activity EIB’s lending activities impact on the real economy. In the European Union, where 90% of its lending takes place, as well as outside the EU, the Bank finances tangible investment projects, either directly or, in the case of small and medium-sized investments, through financial intermediaries. These projects help to improve peoples’ lives and support economic growth, job creation and climate action5. In 2011, EIB signed loan agreements worth EUR 61bn, of which EUR 54bn in the EU, marking a gradual return to normal lending levels after reaching record heights in 2008, 2009 and 2010 in response to the financial crisis. Investment projects in the weaker regions of Europe played an important role, making sure that crucial investment went ahead in a particularly difficult environment. In the so-called cohesion regions, EIB lent more than EUR 20bn6, 38% of its total lending within the EU. The EIB Group – both EIB and EIF – supported some 120 000 small and medium-sized enterprises and midcaps in Europe. EIB helps to improve access to finance for SMEs by working with a network of local partner banks that act as intermediaries. EIB Group provided EUR 13bn to selected intermediaries to on-lend to SMEs and midcaps. Investments in research, development and innovation as well as in education and information technology are drivers of smart growth. In 2011, EIB invested some EUR 10bn in the knowledge economy. EIB loans for Europe’s energy investments help the EU achieve its policy goals of sustainability, competitiveness and security of supply. EIB lending for energy investments reached EUR 11bn. Building transport networks helps to underpin the EU internal market and ensures the competitiveness of the EU’s industry and services. In 2011, EIB lent approximately EUR 9bn for transport networks. The Bank is among the largest providers of finance for climate action. In 2011, its support amounted to some EUR 18bn, approximately a third of total lending. The projects concerned are notably investments in sustainable energy, energy efficiency, sustainable transport and urban development, water, wastewater, solid waste and forestry, as well as climate action-related research, development and innovation. Underpinning the EU’s foreign policy goals, lending operations outside the European Union accounted for EUR 7bn in loans mostly in the pre-accession countries and the southern and eastern neighbours. 5 For more detailed information on EIB’s financing activities in 2011, please consult EIB’s 2011 Activity Report, volume one of the Annual Report, and the 2011 Statistical Report, volume three of the Annual Report. 6 As certain financing operations meet several objectives, the amounts under the various headings may not total. 13

Borrowing Activities in 2011 Resilient funding strategy The funding operations provide long-term funds and support liquidity via bond issuance in the international capital markets. Their objectives are to not only achieve adequate volume but also to optimise the funding cost on a sustainable basis. They combine issuance of large and liquid bonds (“benchmarks”), notably in the core currencies of EUR, GBP and USD, with targeted and tailormade issuance across currencies. Aided by this strategy, the Bank was able to achieve its funding objectives in a turbulent 2011. Results in 2011 and outlook for 2012 The Bank completed its EUR 75bn programme relatively early, at the end of October, and raised an additional EUR 1 billion in November. EIB’s benchmark bonds in the Bank’s core currencies (EUR, GBP, USD) retained relatively stable spreads compared to most European peers, until that time. As a consequence, the Bank achieved cost levels and an average maturity (6.8 years) that compared favourably with 2010 (7.3 years). The long average maturity of funding reflects the Bank’s perennial role as the long-term lending institution of the European Union. The 2011 volume target was achieved before the substantial widening in spreads in the last two months of 2011, although spreads stabilised significantly near year-end, and retraced early in the new year. The funding activities served the Bank’s lending objectives by raising a total of EUR 76.0bn in 2011, the second largest EIB funding volume ever after 2009 (EUR 79.4bn). The increased programme size relative to 2010 (EUR 67bn) was mainly due to higher bond redemptions in 2011. The Bank’s new Corporate Operational Plan (adopted by EIB’s Board of Directors in December 2011) targets a significantly smaller funding volume for 2012 (EUR 60bn), reflecting an anticipated reduction in lending commitments. Highlights Though the execution risk remained high throughout the year, especially for large benchmark transactions, EIB was able to take advantage of windows of opportunity to launch EUR 56.4bn in benchmark products (2010: EUR 32.1bn). The issuance of benchmark products EIB funding mix by currency7 12% 46% 10% 31% 36% 8% 39% 17% EUR GBP USD Others 2011 2010 7 Percentages may not total due to rounding. 14 benefited from investor preferences for high quality, highly liquid issues. Consequently there was reduced investor interest in smaller issues in targeted or tailormade form generally and non-core currencies in particular (EUR 19.6bn vs. EUR 34.9bn in 2010). The largest sources of funding were the core currencies of euro (EUR), sterling (GBP) and US dollar (USD), which together accounted for 88% of the funding programme, higher than last year (83%). Demand in core currencies was to a large extent for benchmark products. The Bank also diversified its issuance across 16 additional currencies, 6 of which in synthetic format (2010: 3 synthetic currencies). Europe remained the largest source of demand (c.54%), dominating issuance in EUR and GBP in particular. Within Europe, there were marked shifts, notably towards the UK and away from Germany. The top 5 geographic markets, which continued to generate the lion’s share of demand (c.60%), were the UK, Japan, China, France and Germany (in that order). The strengthening of demand from key central bank investors (c.35% share vs. c.25% in 2010) was an important feature underpinning increased benchmark issuance, especially in USD. Asian central banks were a driving force, with South American and Middle Eastern peers also making a substantial contribution. However, bank treasuries remained the leading investor type – while the share of c.37% represented a decrease, demand proved relatively stable in absolute terms.8 EUR: Key source of volume and duration EUR remained the largest source of volume (EUR 35.2bn or 46%) and offered the longest average maturity among EIB’s core currencies with 8 years (2010: 9.6 years). Euro Area Reference Notes (“EARNs”) benchmark issues raised EUR 27bn. There were 5 new lines in maturities from 3 to 10 years. EARNs were tapped in maturities from 2 years up to 19 years. Thus the Bank refreshed its presence across a wide range of maturities. The EUR 5bn 3-year EARN issued in January attracted EIB’s largest order book ever. Targeted issues attracted a wider distribution than in the previous year, both within and outside Europe. This Primary distribution of EIB issues by investor type 2011 2010 22% 37% 35% 6% 10% 25% 40% 25% Bank Treasury Central Bank/Gov’t Institution Corporate/Retail Other Fund Managers/Insurance/Pension 8 Although the data covers the bulk of placements, not all placement information was made available to EIB. Consequently, comments and graphs on placements by geography or investor type in this section are of an indicative nature only. 15 built on a programme originally put in place with European cooperative and savings banks (“ECoop” bonds). In 2011 targeted plain vanilla issues raised EUR 7.6bn, with an average maturity of 7.1 years, of which EUR 3.8bn in fixed rate and EUR 3.8bn in floating rate format. The prevailing low level of interest rates and the growing risk-aversion of investors explain the more subdued contribution of other forms of targeted issues (EUR 613m, of which EUR 250m in Schuldscheine and Namensschuldverschreibungen). GBP: Leading non-gilt issuer The Bank remained the largest non-government sterling issuer. It raised GBP 6.8bn/EUR 7.9bn or 10% of the total programme (vs. 4.8bn/EUR 5.5bn or 8% in 2010). The average maturity of sterling funding increased to 5.7 years in 2011 (2010: 4.5 years), aided by a few very long dated transactions. However, the bulk of the issues took place in the 2013-2017 part of the curve. The amount of FRNs issued in 2011 remained stable (GBP 3.3bn) and high compared to historical standards. Fixed and floating rate issuance each accounted for around half of GBP issuance in 2011, whereas FRNs accounted for a clear majority in 2010. Two new fixed rate bonds with maturities of 2016 and 2021 were launched and reached outstanding volumes of GBP 550m and GBP 400m, respectively. A new FRN was launched with a maturity of June 2013 and reached an outstanding of GBP 975m. USD: Increased benchmark presence In the US dollar market the Bank raised an amount of USD 33.2bn/EUR 23.8bn, or 31% of the annual funding programme (USD 32.3bn/EUR 24bn or 36% in 2010) with an average cost better than 2010 levels and an average maturity of 5 years (2010: 5.5 years). USD funding was strongly skewed towards benchmark issuance, which increased to USD 31.5bn (2010: USD 25.5bn), the largest amount ever attained by this programme at EIB. Benchmark USD issuance encompassed maturities of 3, 5 and 10 years. Targeted and structured issuance and other tailor-made transactions remained subdued in 2011 as investors preferred liquid products. Issuance of targeted and structured products amounted to USD 1.7bn in 2011, a strong drop from 2010 levels (USD 6.8bn), with most interest shown for callable products. Details on issuance in other currencies9 The share of non-core currencies decreased to 12% (2010: 17%), as investors were focused on liquid products in EIB’s core currencies. The largest volume in non-core currencies was in Australian dollar (AUD), followed by Norwegian kroner (NOK) and Swedish kroner (SEK), which underlined the trend of increased demand for issuance in Scandinavian currencies. The Australian dollar (AUD) continued to be the 4th largest currency of issuance, delivering a good average maturity. The Bank raised AUD 3bn in the domestic Kangaroo market and an additional AUD 2.4bn (AUD 1.4bn in net proceeds) in 12-year 0.5% coupon deep discount EMTN notes aimed at Japanese retail investors, leading to a total of AUD 5.3bn (EUR 3.2bn). The proceeds of issuance in the Nordic region totalled EUR 3.5bn, 81% more than in 2010. This was dominated by the Norwegian kroner, where the Bank raised a total of NOK 17.6bn (EUR 2.3bn) through 46 transactions. The Bank was the largest non-Norwegian SSA issuer in NOK in 2011. 9 Numbers may not total due to rounding 16

In Swedish kroner, a total of SEK 11.5bn (EUR 1.3bn) was raised with a long average maturity of over 10 years. There was an increase in volume by 28%, allowing the Bank to be the largest non-Swedish SSA issuer in 2011. EIB maintained its position as the largest issuer on the international Turkish lira (TRY) market with a market share of around 23%. The Bank was able to raise TRY 2.08bn (EUR 911m equiv.) compared to TRY 2.8bn in 2010. The volume of issuance in the Swiss franc (CHF) totalled CHF 635m (EUR 505m) in 7 transactions, offering a long average maturity of 11 years. The volume of CHF borrowings dropped substantially compared to 2010 in a market characterised by smaller new issue sizes in 2011. The Bank was the largest non-Swiss SSA issuer in CHF in 2011. Issuance in South African rand (ZAR) was buoyant (ZAR 4.7bn/EUR 487m), and the Bank remained a leading issuer in this market. EIB maintained its position as the largest Russian rouble (RUB) Eurobond issuer in 2011 with RUB 10.3bn (EUR 252m) worth of bonds issued. In New Zealand dollar (NZD), EIB funded a total of NZD 250m (EUR 133m). In 2011, Japanese yen (JPY) issuance was limited due to unattractive cost levels. The Bank issued a handful of structured notes in synthetic currencies payable in JPY, totalling EUR 56m equivalent. Among synthetic issuance (with payment in major currencies), Brazilian real (BRL) delivered the lion’s share with EUR 333m, but the market subsided during the year in light of new tax regulations. The Bank was able to maintain its developmental approach in emerging currencies, with inaugural bonds in synthetic Indian rupee (INR) and in Argentine peso (ARS). These two currencies, together with synthetic issues in Ghanaian cedi (GHS), Indonesian rupee (IDR) and Zambian kwacha (ZMK), raised a total of EUR 84m. Climate Awareness Bonds (CABs) are bonds of which the proceeds are used exclusively to finance projects supporting climate action, specifically within the fields of renewable energy and energy efficiency. In 2011, the Bank disbursed EUR 57m to eligible projects, raised from previous CAB transactions. As a result, all CAB funds raised historically (cumulative total EUR 1.4bn) have been fully allocated to projects. Currency in % of total AUD 4.2% NOK 3.0% SEK 1.7% TRY 1.2% CHF 0.7% ZAR 0.6% RUB 0.3% NZD 0.2% CZK 0.1% JPY 0.1% Breakdown of non-core currencies in 2011 The Bank also issued in synthetic format in Argentine peso (ARS), Brazilian real (BRL), Ghanaian cedi (GHS), Indian rupee (INR), Indonesian rupee (IDR), Zambian kwacha (ZMK). These issues are booked under the corresponding payment and settlement currencies EUR, JPY or USD. AUD Others RUB ZAR CHF TRY SEK NOK 17

Audit and Control Audit Committee – The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice. The Audit Committee has overall responsibility for the auditing of the Bank’s accounts. The Audit Committee is composed of six members who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector. In addition, a maximum of three observers may be appointed to the Audit Committee on the basis of their particular qualifications, especially with regard to banking supervision. In July 2011, the Board of Governors appointed one observer to the Audit Committee for a non-renewable term of six years. The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, and certain Trust Funds administered by the Bank. The Audit Committee reports on the EIB’s compliance with best banking practice through its Annual Report to the Board of Governors. In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, reviews the financial statements, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors, safeguards the independence of the external audit function, and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. External Auditors – The external auditors report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. Following a public tendering procedure, the Audit Committee designated the firm KPMG, after consultation with the Management Committee, as the EIB’s external auditor for a period of four years, starting in 2009, with the possibility of one extension of three years. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website. Financial Control – The Bank’s Financial Controller belongs to the Strategy and Corporate Centre Directorate and is responsible for the Bank’s and the Group’s Financial Statements. If required, he/she has direct access to the President, the Vice-President with responsibility for accounting and financial reporting matters and the Audit Committee. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. Inspectorate General – The Inspectorate General for the EIB Group comprises four independent control functions. Internal Audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. An internal control framework covering all key operational activities 18 of the Group and any newly identified processes continues to be maintained. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group’s operations. The objective is to assess operations with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB/EIF) conducts its operations within the framework of relevant EU policies and the decisions of the EIB’s Governors. EV’s work also includes analysis of the related policies and strategies to identify those aspects that may need to be reviewed by the appropriate bodies. Evaluation reports are published in a dedicated section of the EIB’s website (www.eib.org/evaluation). Fraud Investigation. Under the anti-fraud policy approved by the Board, the Inspector General, through the Fraud Investigation Division (IG/IN), has the authority to conduct independent inquiries into allegations of possible fraud, corruption, collusion or coercion involving EIB operations or activities. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank’s efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG on the basis of an extensive risk assessment process. Moreover, IG/IN is working to implement Exclusion Procedures that were recently adopted by the Board, which will permit the Management Committee, following a contradictory procedure resulting in a recommendation from an Exclusion Committee, to sanction (i.e. exclude from future operations and activities for a certain length of time) entities found to have engaged in fraud or corruption. Complaints Mechanism. The EIB Complaints Mechanism, as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It ensures that stakeholders have appropriate means available to voice their concerns and aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential mechanism: an internal part – under the responsibility of the Complaints Mechanism Division (IG/CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding. Compliance Office – The Office of the Group Chief Compliance Officer (OCCO) identifies the compliance risk associated with EIB operations and coordinates compliance matters within the EIB Group. More specifically, OCCO is responsible for i) the establishment of guidelines, policies and procedures to be adopted from time to time by the governing bodies of the EIB Group on the prevention of money laundering and the financing of terrorism, and ii) internal ethics and integrity, including administration of the codes of conduct. The Office also checks that the correct procurement procedures are chosen for the Bank’s own account. Management Control – Within the Strategy and Corporate Centre Directorate, the Strategy and Management Control Department brings together the functions responsible for management control – namely strategy deployment, operational planning, budget/cost accounting and associated analyses, partnership coordination and process improvement. This structure ensures that the overall strategic and financial planning and reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to strategy, institutional and operational (including financial) objectives and business plans. 19

EIB Statutory Financial Statements of the Bank as at 31 December 2011 20

Balance sheet

as at 31 December 2011 (in EUR '000)

Assets		31.12.2011		31.12.2010
1. Cash in hand, balances with central banks and post office banks (Note B.1)		**427 463**		**253 692**
2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2)		**14 029 737**		**11 572 529**
3. Loans and advances to credit institutions				
a) repayable on demand	908 250		460 293	
b) other loans and advances (Note C)	40 008 199		32 015 523	
c) loans (Note D.1)	133 861 282		124 030 306	
		174 777 731		**156 506 122**
4. Loans and advances to customers				
a) loans (Note D.1)	249 726 477		226 989 482	
b) specific value adjustments (Note D.2)	- 192 790		- 91 608	
		249 533 687		**226 897 874**
5. Debt securities including fixed-income securities (Note B.2)				
a) issued by public bodies	1 302 779		1 572 008	
b) issued by other borrowers	9 045 447		7 731 156	
		10 348 226		**9 303 164**
6. Shares and other variable-yield securities (Note E.1)		**1 913 201**		**1 691 599**
7. Shares in affiliated undertakings (Note E.2)		**491 588**		**483 817**
8. Intangible assets (Note F)		**10 402**		**8 266**
9. Tangible assets (Note F)		**304 476**		**315 046**
10. Other assets (Note G)		**113 538**		**60 562**
11. Subscribed capital and reserves, called but not paid (Note H.3)		**0**		**57 663**
12. Prepayments and accrued income (Note I)		**19 897 805**		**12 675 414**
Total assets		**471 847 854**		**419 825 748**

The accompanying notes form an integral part of these financial statements.

20

Liabilities 31.12.2011 31.12.2010 1. Amounts owed to credit institutions (Note J) a) repayable on demand 10 969 469 5 675 399 b) with agreed maturity dates or periods of notice 1 724 882 1 620 420 12 694 351 7 295 819 2. Amounts owed to customers (Note J) a) repayable on demand 1 630 588 1 524 466 b) with agreed maturity or periods of notice 960 037 975 965 2 590 625 2 500 431 3. Debts evidenced by certificates (Note K) a) debt securities in issue 376 154 543 334 378 114 b) others 25 281 246 23 630 474 401 435 789 358 008 588 4. Other liabilities (Note G) 530 992 409 476 5. Accruals and deferred income (Note I) 10 532 412 9 988 253 6. Provisions a) pension plans and health insurance scheme (Note L) 1 578 063 1 437 362 b) provision for commitment on investment funds 8 026 0 1 586 089 1 437 362 7. Subscribed capital (Note H) a) Subscribed 232 392 989 232 392 989 b) Uncalled - 220 773 340 - 220 773 340 11 619 649 11 619 649 8. Reserves (Note H) a) reserve fund 20 972 343 20 082 400 b) additional reserves 1 144 024 1 144 024 c) special activities reserve 4 108 940 3 299 370 d) general loan reserve 2 340 863 1 923 734 28 566 170 26 449 528 9. Profit for the financial year 2 291 777 2 116 642 Total liabilities 471 847 854 419 825 748 The accompanying notes form an integral part of these financial statements. 22

Off balance sheet

as at 31 December 2011 (in EUR '000)

		31.12.2011		31.12.2010
Commitments:				
- EBRD capital uncalled (Note E.1)		**442 500**		**442 500**
- EIF capital uncalled (Notes E.2, X)		**1 486 400**		**1 468 000**
- Undisbursed loans (Note D.1)				
credit institutions	20 022 455		17 562 869	
customers	65 784 468		72 988 160	
		85 806 923		**90 551 029**
- Undisbursed venture capital operations (Note E.1)		**1 782 524**		**1 536 618**
- Undisbursed investment funds (Note E.1)		**547 148**		**459 914**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**844 063**		**476 010**
- In respect of venture capital operations		**60 524**		**60 258**
Assets held on behalf of third parties (Note Z):				
- Investment Facility – Cotonou	1 825 259		1 555 391	
- Guarantee Fund	1 756 205		1 347 331	
- JESSICA (Contribution and Holding Funds)	1 549 100		1 313 523	
- FP7 Guarantee Fund	1 149 231		859 620	
- Special Section	943 954		1 221 391	
- EIF	889 808		907 246	
- RSFF	789 554		509 192	
- EU-Africa Infrastructure Trust Fund	294 630		259 728	
- ENPI	161 228		0	
- LGTT	154 831		152 348	
- ECHA	148 616		0	
- HIPC	59 722		161 550	
- NIF Trust Fund	55 019		57 913	
- FEMIP Trust Fund	30 395		29 588	
- EPTA Trust Fund	7 348		0	
- JASPERS	1 637		934	
		9 816 537		**8 375 755**
Other items:				
- Special deposits for service of borrowings (Note S)		**29 685**		**34 568**
- Nominal value of interest-rate swap contracts (Note V.1)		**401 211 736**		**359 402 781**
- Nominal value of currency swap contracts payable (Note V.1)		**174 707 592**		**161 700 288**
- Nominal value of currency swap contracts receivable (Note V.1)		**185 661 830**		**166 163 922**
- Nominal value of credit default swap (Note V.3)		**0**		**192 883**
- Nominal value of put option granted to EIF minority shareholders (Note E.2)		**385 841**		**407 645**
- Borrowings launched but not yet settled		**0**		**44 044**
- Swaps launched but not yet settled		**60 394**		**3 327**
- Securities lending (Note B.2)		**608 174**		**562 614**
- Futures contracts (Note V.2)		**386 190**		**283 413**
- Forward rate agreements (Note V.2)		**6 606 400**		**0**
- FX Forwards (Note V.2)		**321 547**		**287 518**

The accompanying notes form an integral part of these financial statements.

22

Profit and loss account

for the year ended 31 December 2011 (in EUR'000)

			2011		2010
1.	**Interest receivable and similar income** (Note N)		**24 911 031**		**19 176 077**
2.	**Interest payable and similar charges** (Note N)		**- 22 038 661**		**- 16 627 080**
3.	**Income from securities**				
	a) income from shares and other variable-yield securities	23 962		56 432	
	b) income from shares in affiliated undertakings	1 786		0	
			25 748		**56 432**
4.	**Commissions receivable** (Note O)		**217 392**		**183 044**
5.	**Commissions payable** (Note O)		**- 13 884**		**- 12 286**
6.	**Net loss on financial operations** (Note P)		**- 154 468**		**- 227 777**
7.	**Other operating income** (Note Q)		**11 734**		**12 018**
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	- 363 364		- 326 710	
	b) other administrative expenses	- 122 664		- 112 951	
			- 486 028		**- 439 661**
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	- 23 890		- 25 907	
	b) intangible assets	- 4 716		- 3 370	
			- 28 606		**- 29 277**
10.	**Value (re-)adjustments in respect of loans and advances** (Note D.2) **and provisions for contingent liabilities**		**- 102 481**		**25 152**
11.	**Extraordinary charges** (Note M)		**- 50 000**		**0**
12.	**Profit for the financial year**		**2 291 777**		**2 116 642**

The accompanying notes form an integral part of these financial statements.

23

Cash flow statement for the year ended 31 December 2011 (in EUR ‘000) 2011 2010 A. Cash flows from operating activities: Profit for the financial year 2 291 777 2 116 642 Adjustments for: Change in specific value adjustments on loans and advances 101 182 - 19 192 Change in provisions on pension plans and health insurance scheme 140 701 130 608 Change in provisions for commitment on investment funds and guarantees on venture capital operations 8 026 - 5 781 Value adjustments in respect of shares and other variable-yield securities 12 620 55 237 Value adjustments in respect of tangible and intangible assets 28 606 29 277 Held to maturity portfolio amortisation 7 517 6 413 Effects of exchange rate changes 123 271 2 568 386 Profit on operating activities 2 713 700 4 881 590 Disbursements of loans and advances to credit institutions and customers - 55 538 192 - 58 703 013 Repayments of loans and advances to credit institutions and customers 23 811 553 27 703 767 Change in deposits with central banks - 142 311 - 26 456 Change in treasury operational portfolios 387 018 - 764 957 Change in venture capital operations included in shares and other variable-yield securities - 135 761 - 166 335 Change in shares and other variable-yield securities excluding venture capital operations - 98 461 - 101 096 Change in amounts owed to credit institutions and customers 5 488 726 2 065 761 Change in prepayments and accrued income - 2 340 744 3 945 706 Change in other assets - 52 976 28 937 Change in accruals and deferred income 544 159 - 4 155 558 Change in other liabilities 121 516 22 537 Net cash from operating activities - 25 241 773 - 25 269 117 B. Cash flows from investing activities: Purchase of EIF shares - 7 771 - 3 149 Securities from investment portfolio matured during the year 199 000 221 300 Purchase of loan substitutes included in the debt securities portfolios - 3 661 199 - 2 980 983 Redemption of loan substitutes included in the debt securities portfolios 1 181 712 1 582 002 Purchase of tangible and intangible assets - 20 172 - 42 854 Net cash from investing activities - 2 308 430 - 1 223 684 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 151 108 378 129 855 314 Redemption of debts evidenced by certificates - 113 967 119 - 92 619 273 Member States’ contribution 57 663 57 664 Net cash from financing activities 37 198 922 37 293 705 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 37 141 047 27 126 289 Net cash from: Operating activities - 25 241 773 - 25 269 117 Investing activities - 2 308 430 - 1 223 684 Financing activities 37 198 922 37 293 705 Effects of exchange rate changes on cash held 88 459 - 786 146 Cash and cash equivalents at end of financial year 46 878 225 37 141 047 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 31 552 92 Bills maturing within three months of issue (Note B.2 : A1 portfolio) 6 625 670 5 081 827 Loans and advances to credit institutions: Repayable on demand 908 250 460 293 Other loans and advances (Note C) 39 312 753 31 598 835 46 878 225 37 141 047 The accompanying notes form an integral part of these financial statements. 25

European Investment Bank Notes to the financial statements as at 31 December 2011 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (EU). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions (the ‘Directive’), as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 15 March 2012 and authorised their submission to the Board of Governors for approval by 30 April 2012. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.2. Foreign currency translation The EIB uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank’s monetary assets and liabilities denominated in currencies other than euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Derivatives All derivatives held by the Bank are used for micro and macro-hedging. The Bank does not enter into any trading of derivatives. The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations 26 on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. Long-term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and cash equivalents The Bank defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets, the Bank has established the following portfolio categories: A.6.1. Investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro-rata temporis over the life of the securities. In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2. A.6.2. Operational portfolios • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at purchase price. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities with maturities of up to 18 months which are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. Negotiable debt securities issued by public bodies and credit institutions appear on the assets side of the balance sheet under Debt securities including fixed-income securities a) issued by public bodies and b) issued by other borrowers respectively. Zero coupon bonds are initially recorded at acquisition cost. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national 27 governments, supranational institutions, financial institutions and corporations. These securities are available for sale and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and/or guaranteed by sovereigns, their agencies or by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro-rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment portfolio, the B1 ‘Credit Spread’ portfolio and the B3 ‘Global Fixed Income’ portfolio and since 2009 also the B4 “Inflation Linked Investment” portfolio. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. Securities lent are recorded at the book value as an off balance-sheet item. Fees and interest received or paid are recorded as interest income or interest expense on an accruals basis. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the relevant line item under assets. A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro-rata temporis. Repos are carried at the amounts of cash received and are entered on the balance sheet under Amounts owed to credit institutions – b) with agreed maturity dates or periods of notice. Interest on repos is accrued pro-rata temporis. 28

A.8.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.9. Shares, other variable-yield securities and shares in affiliated undertakings A.9.1. Shares and other variable-yield securities The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.9.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.10. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.11. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.12. Pension plans and health insurance scheme A.12.1. Pension plan for staff The Bank operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2011, but updated as at 31 December 2011 with an extrapolation (roll forward method) for the 29 last three months of 2011. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. A.12.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. The latest valuation was carried out as at 30 September 2011, but updated as at 31 December 2011 with an extrapolation (roll forward method) for the last three months of 2011. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. A.12.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff’s contributions and employer’s contributions. The corresponding liability is recorded in Other liabilities. A.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account. A.14. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. A.15. Reserves A.15.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.15.3. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve is based on the capital allocation of each operation. A.15.4. General loan reserve With the coming into force of the latest amendments of the Statute, a non-specific “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. A.16. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.17. Prepayments and accrued income - Accruals and deferred income A.17.1 Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). A.17.2 Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with 30 any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.18. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned. A.19. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.20. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. The reclassifications principally relate to: • redemption premiums on swaps receivable and payable: - From: Prepayments and accrued income and Accruals and deferred income - To: Loans and advances to credit institutions b) other loans and advances and Amounts owed to credit institutions b) with agreed maturity dates or periods of notice • other bills eligible for refinancing with central banks: - From: Debt securities including fixed income securities - To: Treasury bills and other bills eligible for refinancing with central banks • staff costs: - From: Interest receivable and similar income and Interest payable and similar charges - To: Staff costs 31

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 427 463 at 31 December 2011 (2010: EUR '000 253 692).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 395 911 as at 31 December 2011 (2010: EUR '000 253 600).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 'Credit Spread', B3 'Global Fixed Income' and B4 'Inflation Linked Investment' and the loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions. The detail of these portfolios as at 31 December 2011 and 2010 are as follows:

	31.12.2011	31.12.2010
Treasury bills and other bills eligible for refinancing with central banks	14 029 737	11 572 529
Debt securities including fixed-income securities	10 348 226	9 303 164
	24 377 963 (*)	**20 875 693 (*)**

(*) of which EUR '000 9 766 326 unlisted in 2011 and EUR '000 9 408 680 in 2010.

At 31.12.2011	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 222 398	1 174 839	- 12 906	1 161 933	1 112 854
Operational money market portfolios:					
- A1: Money market securities with a max. 3 month maturity	6 617 946	6 625 670	10 406	6 636 076	6 630 279
- A2: Money market securities with a max. 18 month maturity	2 225 993	2 223 162	4 011	2 229 726	2 227 853
Operational bond portfolios:					
- B1: Credit Spread	737 431	678 257	0	735 502	683 956
- B3: Global Fixed Income	663 682	627 500	0	646 000	627 500
- B4: Inflation Linked Investment	1 050 023	1 039 474	0	940 000	1 039 474
Loan substitutes (Note D)	12 012 280	12 009 061	- 42 877	11 966 184	10 351 964
	24 529 753	**24 377 963**	**- 41 366**	**24 315 421**	**22 673 880**

31

At 31.12.2010 Purchase price Book value Premiums/discounts to be amortised Value at final maturity Market value Investment portfolio 1 426 806 1 379 096 - 18 163 1 360 933 1 405 140 Operational money market portfolios: - A1: Money market securities with a max. 3 month maturity 5 086 491 5 081 827 4 664 5 086 491 5 083 714 - A2: Money market securities with a max. 18 month maturity 2 199 097 2 199 587 10 411 2 216 906 2 201 277 Operational bond portfolios: - B1: Credit Spread 1 044 305 990 742 0 1 043 527 998 966 - B3: Global Fixed Income 633 831 618 997 0 608 000 618 997 - B4: Inflation Linked Investment 1 073 907 1 072 028 0 980 000 1 072 028 Loan substitutes (Note D) 9 534 374 9 533 416 - 18 331 9 515 085 8 834 011 20 998 811 20 875 693 - 21 419 20 810 942 20 214 133 The Bank enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary. The nominal value of securities lending activity amounts to EUR ‘000 608 174 at the end of December 2011 (2010: EUR ‘000 562 614). Loan substitutes are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no value adjustment is required and has thus been accounted for as at 31 December 2011 and 2010. 33

EU sovereign exposure The Bank did not record value adjustments in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end as the Bank’s preferred creditor status and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s assets on maturity. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank’s debt securities portfolios as at 31 December 2011 and 2010: At 31.12.2011 Purchase price Book value Value at final maturity Market value EU sovereigns – Austria 218 600 218 386 213 800 224 814 – Belgium 116 384 103 472 99 500 108 358 – Czech Republic 596 336 593 160 550 453 612 107 – Denmark 10 000 10 000 10 000 10 455 – France 673 885 683 860 616 921 699 337 – Germany 645 157 655 029 599 400 704 764 – Greece 274 300 191 229 268 350 76 354 – Hungary 17 472 18 085 19 000 13 656 – Italy 2 546 562 2 515 108 2 520 800 2 497 338 – Ireland 116 117 100 138 117 000 99 797 – Luxembourg 31 761 31 536 30 000 31 536 – Netherlands 123 567 122 067 120 000 132 476 – Poland 67 672 66 745 67 000 65 911 – Portugal 71 682 68 689 68 400 57 300 – Slovakia 4 867 4 916 5 000 4 698 – Spain 2 904 713 2 892 983 2 897 913 2 899 847 8 419 075 8 275 403 8 203 537 8 238 748 Non-EU sovereign and other bonds 16 110 678 16 102 560 16 111 884 14 435 132 Total 24 529 753 24 377 963 24 315 421 22 673 880 The Bank did not participate in any private sector initiative for Greece and therefore no value adjustments were recorded on its held to maturity Greek sovereign and sovereign guaranteed exposure. At 31.12.2010 Purchase price Book value Value at final maturity Market value EU sovereigns – Austria 175 469 175 746 173 800 183 299 – Belgium 145 712 134 905 129 500 141 368 – Czech Republic 249 589 248 663 230 513 265 222 – Denmark 10 000 10 000 10 000 10 420 – Finland 58 804 58 129 55 000 58 294 – France 683 055 681 577 624 600 697 347 – Germany 619 060 615 845 575 400 644 155 – Greece 680 266 641 515 674 350 604 116 – Hungary 48 119 47 882 48 800 44 621 – Italy 1 385 159 1 371 053 1 350 700 1 372 657 – Ireland 1 392 309 1 378 640 1 403 577 1 378 837 – Netherlands 74 002 72 115 70 000 79 346 – Poland 67 672 66 867 67 000 67 711 – Portugal 446 207 441 103 447 471 438 836 – Slovakia 4 867 4 907 5 000 4 892 – Spain 984 171 964 770 967 100 969 282 7 024 461 6 913 717 6 832 811 6 960 403 Non-EU sovereign and other bonds 13 974 350 13 961 976 13 978 131 13 253 730 Total 20 998 811 20 875 693 20 810 942 20 214 133 34

Note C – Loans and advances to credit institutions – other loans and advances (in EUR ‘000) The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary. 31.12.2011 31.12.2010 Term deposits 13 869 281 6 192 800 Overnight deposits 250 000 0 Tripartite reverse repos (*) 25 393 472 25 406 035 Redemption premiums on swaps receivable (**) 495 446 416 688 40 008 199 32 015 523 of which cash and cash equivalents 39 312 753 31 598 835 (*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. (**) Redemption premiums on swaps receivable represent end payments of the underlying swap agreements for those agreements which include such features. Note D – Summary statement of loans D.1. Aggregate loans granted (in EUR ‘000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries Total 2011 Total 2010 Disbursed portion 133 861 282 249 726 477 383 587 759 351 019 788 Undisbursed loans 20 022 455 65 784 468 85 806 923 90 551 029 Aggregate loans granted 153 883 737 315 510 945 469 394 682 441 570 817 Loan substitutes portfolio (Note B.2) 12 009 061 9 533 416 Aggregate loans including loan substitutes portfolio (Note D.3) 481 403 743 451 104 233 D.2. Specific value adjustments for loans (in EUR ‘000) Movements in the specific value adjustments are detailed below: 2011 2010 At 1 January 91 608 110 800 Release during the year - 60 705 - 20 000 Allowance during the year 161 887 808 At 31 December 192 790 91 608 35

D.3. Geographical breakdown of lending by country in which projects are located (in EUR ’000) D.3.1. Loans for projects within the European Union Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Spain 727 71 974 780 68 139 066 3 835 714 14.95% 14.94% Italy 590 59 925 540 48 615 570 11 309 970 12.45% 12.32% Germany 671 59 207 847 52 280 753 6 927 094 12.30% 12.70% France 420 43 471 394 36 968 013 6 503 381 9.03% 9.09% United Kingdom 258 32 960 309 27 487 253 5 473 056 6.85% 6.77% Poland 217 26 630 559 20 256 364 6 374 195 5.53% 5.12% Portugal 321 24 818 983 21 847 520 2 971 463 5.15% 5.33% Greece 146 16 869 490 14 916 095 1 953 395 3.49% 3.81% Austria 207 11 416 086 9 808 086 1 608 000 2.37% 2.18% Hungary 140 11 393 435 9 395 375 1 998 060 2.37% 2.37% Czech Republic 124 10 094 778 8 563 835 1 530 943 2.10% 2.15% Belgium 111 9 618 139 7 794 875 1 823 264 2.00% 1.94% Netherlands 70 7 964 190 6 415 441 1 548 749 1.65% 1.73% Sweden 73 7 783 544 5 833 775 1 949 769 1.62% 1.67% Finland 116 7 682 784 5 996 091 1 686 693 1.60% 1.53% Romania 82 7 204 659 3 954 008 3 250 651 1.50% 1.45% Ireland 52 4 627 930 4 016 377 611 553 0.96% 0.95% Slovenia 60 3 326 276 2 398 276 928 000 0.69% 0.68% Slovakia 51 2 685 638 1 950 348 735 290 0.56% 0.58% Bulgaria 46 2 501 178 1 299 594 1 201 584 0.52% 0.54% Denmark 41 2 222 189 1 882 189 340 000 0.46% 0.53% Cyprus 28 1 833 226 1 394 005 439 221 0.38% 0.41% Latvia 25 1 597 329 843 329 754 000 0.33% 0.35% Lithuania 17 1 301 071 1 176 211 124 860 0.27% 0.29% Estonia 19 1 243 637 645 637 598 000 0.26% 0.24% Luxembourg 18 658 492 621 529 36 963 0.14% 0.17% Malta 5 299 155 188 655 110 500 0.06% 0.07% Sub-total 4 635 431 312 638 364 688 270 66 624 368 89.59% 89.91% D.3.2. Loans for projects outside the European Union D.3.2.1. Candidate Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Turkey 141 15 131 664 11 212 025 3 919 639 Croatia 39 2 560 636 1 597 906 962 730 FYROM 11 377 448 225 723 151 725 Sub-total 191 18 069 748 13 035 654 5 034 094 3.75% 3.58% 36

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
Kenya	4	265 224	35 590	229 634		
Madagascar	1	231 857	231 857	0		
Namibia	8	174 475	174 475	0		
Lesotho	4	168 029	37 810	130 219		
Tanzania	2	150 652	0	150 652		
Mauritius	12	146 117	65 108	81 009		
Mozambique	8	143 824	91 738	52 086		
Regional – West Africa	5	116 075	56 075	60 000		
Nigeria	2	109 123	15 355	93 768		
Zambia	1	80 000	0	80 000		
Ghana	3	75 522	75 522	0		
Uganda	1	75 000	0	75 000		
Congo (Democratic Republic)	2	74 026	9 138	64 888		
Senegal	3	73 388	42 388	31 000		
Cap Verde	2	60 208	35 728	24 480		
Regional – Caribbean	2	48 662	45 662	3 000		
Benin	2	45 000	0	45 000		
Burkina Faso	2	41 500	12 500	29 000		
Cameroon	1	40 000	5 000	35 000		
Swaziland	2	36 238	22 738	13 500		
Seychelles	2	34 737	0	34 737		
Congo	1	29 000	4 511	24 489		
Dominican Republic	1	26 800	0	26 800		
Jamaica	3	22 884	22 884	0		
Ivory Coast	5	22 014	0	22 014		
Botswana	3	20 652	20 652	0		
Mauritania	2	18 580	16 551	2 029		
Malawi	2	17 149	9 669	7 480		
Barbados	3	12 652	12 652	0		
Dominica	2	8 000	0	8 000		
Saint Vincent and The Grenadines	2	6 221	6 221	0		
Togo	2	6 035	0	6 035		
Saint Kitts and Nevis	2	5 987	0	5 987		
Regional – Africa	2	5 880	5 880	0		
Liberia	2	5 310	0	5 310		
Bahamas	1	3 593	3 593	0		
Regional - ACP	1	2 929	2 929	0		
Saint Lucia	1	2 662	2 662	0		
Zimbabwe	1	1 435	1 435	0		
Sub-total	**105**	**2 407 440**	**1 066 323**	**1 341 117**	**0.50%**	**0.50%**

36

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
China	6	1 656 120	666 427	989 693		
India	4	460 872	196 277	264 595		
Vietnam	7	441 286	217 674	223 612		
Pakistan	5	149 118	49 118	100 000		
Sri Lanka	4	145 106	120 106	25 000		
Philippines	3	95 849	95 849	0		
Indonesia	3	71 980	71 980	0		
Laos	1	42 282	42 282	0		
Maldives	1	40 497	40 497	0		
Thailand	1	16 505	16 505	0		
Bangladesh	1	12 169	12 169	0		
Tajikistan	1	7 000	0	7 000		
Sub-total	**37**	**3 138 784**	**1 528 884**	**1 609 900**	**0.65%**	**0.66%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
Serbia	59	3 567 313	1 663 297	1 904 016		
Bosnia-Herzegovina	35	1 221 633	592 944	628 689		
Albania	13	281 892	196 940	84 952		
Montenegro	30	250 892	160 437	90 455		
Sub-total	**137**	**5 321 730**	**2 613 618**	**2 708 112**	**1.11%**	**1.02%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of year 2010
Brazil	18	1 658 482	838 482	820 000		
Panama	4	609 959	286 240	323 719		
Argentina	5	297 536	221 146	76 390		
Mexico	4	189 561	189 561	0		
Colombia	2	178 043	178 043	0		
Regional - Central America	3	134 740	34 740	100 000		
Peru	3	96 274	96 274	0		
Paraguay	1	73 421	73 421	0		
Nicaragua	2	69 195	3 091	66 104		
Chile	1	63 428	63 428	0		
Ecuador	1	32 952	32 952	0		
Uruguay	3	23 749	23 749	0		
Costa Rica	1	7 322	7 322	0		
Regional - Andean Countries	1	2 958	2 958	0		
Sub-total	**49**	**3 437 620**	**2 051 407**	**1 386 213**	**0.72%**	**0.57%**

37

D.3.2.6. European Free Trade Association (EFTA) Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Norway 8 656 842 506 842 150 000 Iceland 11 566 842 496 842 70 000 Switzerland 1 30 000 0 30 000 Sub-total 20 1 253 684 1 003 684 250 000 0.26% 0.27% D.3.2.7. Mediterranean Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Tunisia 58 3 315 798 1 926 912 1 388 886 Egypt 37 3 167 411 1 965 260 1 202 151 Morocco 48 3 144 953 1 832 953 1 312 000 Syrian Arab Republic 16 1 201 690 649 689 552 001 Lebanon 21 702 266 475 214 227 052 Israel 10 693 855 415 191 278 664 Algeria 1 491 950 491 950 0 Jordan 19 443 175 312 624 130 551 Gaza West Bank 6 61 013 16 013 45 000 Sub-total 216 13 222 111 8 085 806 5 136 305 2.75% 2.93% D.3.2.8. Overseas Countries and Territories (OCT) Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 French Polynesia 1 10 000 0 10 000 New Caledonia 1 542 542 0 British Virgin Islands 1 204 204 0 Sub-total 3 10 746 746 10 000 0.00% 0.00% D.3.2.9. Eastern Europe, Southern Caucasus, Russia Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Ukraine 7 1 090 540 200 000 890 540 Russian Federation 6 435 765 197 834 237 931 Moldova 8 255 170 31 868 223 302 Georgia 5 190 000 56 959 133 041 Armenia 2 20 000 3 000 17 000 Sub-total 28 1 991 475 489 661 1 501 814 0.41% 0.27% 39

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
South Africa	32	1 237 767	1 032 767	205 000		
Sub-total	**32**	**1 237 767**	**1 032 767**	**205 000**	**0.26%**	**0.29%**
Total loans for projects outside the European Union	**818**	**50 091 105**	**30 908 550**	**19 182 555**	**10.41%**	**10.09%**
Total loans 2011	**5 453**	**481 403 743**	**395 596 820 (1)**	**85 806 923**	**100.00%**	
Total loans 2010	**5 216**	**451 104 233**	**360 553 204 (1)**	**90 551 029**		**100.00%**

(1) including loan substitutes (Note B.2 and D.1)

Note E – Shares and other variable-yield securities

E.1. Shares and other variable-yield securities

This balance comprises (in EUR'000):

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2011	1 850 190	157 500	323 484	2 331 174
Net additions	135 761	0	98 461	234 222
At 31 December 2011	**1 985 951**	**157 500**	**421 945**	**2 565 396**
Value adjustments:				
At 1 January 2011	- 623 036	0	- 16 539	- 639 575
Net additions	- 12 378	0	- 242	- 12 620
At 31 December 2011	**- 635 414**	**0**	**- 16 781**	**- 652 195**
Net book value:				
At 31 December 2011	**1 350 537**	**157 500 (1)**	**405 164**	**1 913 201**
At 31 December 2010	**1 227 154**	**157 500 (1)**	**306 945**	**1 691 599**

(1) The amount of EUR '000 157 500 (2010: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2011 with respect to its subscription of EUR'000 630 310 to the capital of the EBRD (European Bank for Reconstruction and Development).
The Bank holds 3.03% of the subscribed capital of the EBRD.
As at 31 December 2011 the share of underlying net equity of the Bank in EBRD amounts to EUR 392.7 million (2010: EUR 348.4 million). This is based on the audited 2010 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2009)	3.03	11 515	- 911	32 539
EBRD (31.12.2010)	3.03	12 977	1 227	39 327

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR'000 1 782 524 (2010: EUR'000 1 536 618)
- for investment funds EUR'000 547 148 (2010: EUR'000 459 914)

39

E.2. Shares in affiliated undertakings The balance of EUR ‘000 491 588 (2010: EUR ‘000 483 817) corresponds to the amount paid in by the Bank in respect of its subscription of EUR ‘000 1 858 000 (2010: EUR ‘000 1 835 000) to the capital of the European Investment Fund (‘EIF’), with its registered office in Luxembourg. The Bank holds 61.93% (2010: 61.17%) of the subscribed capital of the EIF amounting to EUR 3.00 billion (2010: EUR 3.00 billion). With respect to the 1 142 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR ‘000 338. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year. The nominal value of EUR ‘000 385 841 (2010: EUR ‘000 407 645) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2010 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. In EUR ‘000 % held Total own funds Total net result Total assets EIF (31.12.2010) 61.17 1 016 487 7 232 1 196 185 EIF (31.12.2011) 61.93 972 158 - 10 218 1 217 331 Note F – Intangible and tangible assets (in EUR ’000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2011 24 387 370 034 75 047 469 468 11 790 Additions 6 237 13 077 13 320 6 852 Disposals 0 0 - 9 250 - 9 250 - 3 470 At 31 December 2011 24 393 370 271 78 874 473 538 15 172 Accumulated depreciation: At 1 January 2011 0 - 116 724 - 37 698 - 154 422 - 3 524 Depreciation 0 - 10 702 - 13 188 - 23 890 - 4 716 Disposals 0 0 9 250 9 250 3 470 At 31 December 2011 0 - 127 426 - 41 636 - 169 062 - 4 770 Net book value: At 31 December 2011 24 393 242 845 37 238 304 476 10 402 At 31 December 2010 24 387 253 310 37 349 315 046 8 266 All land and buildings are used by the EIB Group for its own activities. 41

Note G – Other assets and other liabilities (in EUR ’000) Other assets 31.12.2011 31.12.2010 Loan instalments receivable 63 497 11 765 Guarantees disbursed 11 156 6 280 Staff housing loans and advances (*) 10 931 13 621 Commission receivable on guarantees 2 544 3 195 Advances on salaries and allowances 240 373 Other 25 170 25 328 113 538 60 562 (*) The balance above relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank’s staff regulations. The same interest rates, terms and conditions are applicable to all said employees. Other liabilities 31.12.2011 31.12.2010 Optional Supplementary Provident Scheme (Note L) 251 779 216 643 Payable on HIPC initiative 93 395 46 872 Transitory account on loans 51 469 20 735 EIF Pension Plan 43 933 31 001 Personnel costs payable 37 151 38 428 Management fees 10 314 9 736 Western Balkans infrastructure fund 9 600 10 000 Guarantee fees 4 820 5 390 Other 28 531 30 671 530 992 409 476 42

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit H.1. Statement of Subscriptions to the Capital of the Bank as at 31 December 2011 (in EUR) Member States Subscribed capital Uncalled capital (*) Called up capital at 31.12.2011 Germany 37 578 019 000 35 699 118 050 1 878 900 950 France 37 578 019 000 35 699 118 050 1 878 900 950 Italy 37 578 019 000 35 699 118 050 1 878 900 950 United Kingdom 37 578 019 000 35 699 118 050 1 878 900 950 Spain 22 546 811 500 21 419 470 925 1 127 340 575 Netherlands 10 416 365 500 9 895 547 225 520 818 275 Belgium 10 416 365 500 9 895 547 225 520 818 275 Sweden 6 910 226 000 6 564 714 700 345 511 300 Denmark 5 274 105 000 5 010 399 750 263 705 250 Austria 5 170 732 500 4 912 195 875 258 536 625 Poland 4 810 160 500 4 569 652 475 240 508 025 Finland 2 970 783 000 2 822 243 850 148 539 150 Greece 2 825 416 500 2 684 145 675 141 270 825 Portugal 1 820 820 000 1 729 779 000 91 041 000 Czech Republic 1 774 990 500 1 686 240 975 88 749 525 Hungary 1 679 222 000 1 595 260 900 83 961 100 Ireland 1 318 525 000 1 252 598 750 65 926 250 Romania 1 217 626 000 1 156 744 700 60 881 300 Slovakia 604 206 500 573 996 175 30 210 325 Slovenia 560 951 500 532 903 925 28 047 575 Bulgaria 410 217 500 389 706 625 20 510 875 Lithuania 351 981 000 334 381 950 17 599 050 Luxembourg 263 707 000 250 521 650 13 185 350 Cyprus 258 583 500 245 654 325 12 929 175 Latvia 214 805 000 204 064 750 10 740 250 Estonia 165 882 000 157 587 900 8 294 100 Malta 98 429 500 93 508 025 4 921 475 Total 232 392 989 000 220 773 339 550 11 619 649 450 (*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations. 43

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	2011	2010
Share Capital:		
- Subscribed capital	232 392 989	232 392 989
- Uncalled	- 220 773 340	- 220 773 340
- **Called capital**	**11 619 649**	**11 619 649**
- Capital called but not paid	0	- 14 430
- **Paid in capital**	**11 619 649**	**11 605 219**
Reserves and profit for the year:		
Reserve Fund:		
- Balance at beginning of the year	20 082 400	18 205 506
- Appropriation of prior year's profit (1)	889 943	1 876 894
- Balance at end of the year	**20 972 343**	**20 082 400**
- Receivable from Member States	0	- 43 233
- **Paid-in balance at end of the year**	**20 972 343**	**20 039 167**
Additional reserves:		
- Balance at beginning of the year	1 144 024	1 144 024
Balance at end of the year	**1 144 024**	**1 144 024**
Special activities reserve:		
- Balance at beginning of the year	3 299 370	3 299 370
- Appropriation of prior year's profit (1)	809 570	0
- **Balance at end of the year**	**4 108 940**	**3 299 370**
General loan reserve:		
- Balance at beginning of the year	1 923 734	1 923 734
- Appropriation of prior year's profit (1)	417 129	0
- **Balance at end of the year**	**2 340 863**	**1 923 734**
Profit for the year	**2 291 777**	**2 116 642**
Total own funds	**42 477 596**	**40 128 156**

(1) At its annual meeting on 17 May 2011, the Board of Governors decided to appropriate the profit for the year ended 31 December 2010, which amounted to EUR'000 2 116 642, to the Reserve Fund, the Special activities reserve and the General loan reserve.

H.3. Subscribed capital and reserves, called but not paid

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of paid-in capital (EUR 57.7 million), and also their share of the Reserves (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. All the instalments have been entirely settled.

The related net receivable from the Member States was shown in the balance sheet as follows under *Subscribed capital and reserves, called but not paid*:

(EUR '000)	31.12.2011	31.12.2010
Reserves called but not paid	0	43 233
Subscribed capital called but not paid	0	14 430
	0	**57 663**

43

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR ’000) 31.12.2011 31.12.2010 Prepayments and accrued income: Foreign exchange on currency swap contracts 10 940 322 4 497 165 Interest and commission receivable 8 852 559 8 083 432 Deferred borrowing charges 56 230 57 782 Investment Facility’s commission receivable 38 011 34 080 Other 10 683 2 955 19 897 805 12 675 414 Accruals and deferred income: Foreign exchange on currency swap contracts 0 23 861 Interest and commission payable 9 865 998 9 240 125 Deferred early repayment indemnities on loans 232 184 275 932 Deferred borrowing proceeds 278 560 277 596 Interest subsidies received in advance (*) 155 670 170 739 10 532 412 9 988 253 (*) Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long-term advance which is entered on the liabilities side under item Accruals and deferred income and comprises: • amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and • interest subsidies, concerning certain lending operations put in place within the Union from the Bank’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992. Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR ’000) J.1. Amounts owed to credit institutions 31.12.2011 31.12.2010 Repayable on demand 10 969 469 5 675 399 Short-term deposits 53 459 27 858 Repo with central banks 100 000 100 000 Redemption premiums on swaps payable (*) 1 571 423 1 492 562 12 694 351 7 295 819 (*) Redemption premiums on swaps payable represent end payments of the underlying swap agreements for those agreements which include such features. J.2. Amounts owed to customers 31.12.2011 31.12.2010 Overnight deposits 46 323 38 945 European Union and Member States’ accounts - For Special Section operations and related unsettled amounts 343 617 354 872 - Deposit accounts 1 240 648 1 130 649 Short-term deposits 960 037 975 965 2 590 625 2 500 431 45

Note K – Debts evidenced by certificates

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2011 and 2010, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	Outstanding at 31.12.2011	Average rate 2011 (*)	Due dates	Outstanding at 31.12.2010	Average rate 2010 (*)
EUR	174 488 830	3.35	2012/2057	148 194 630	3.56
USD	107 454 811	2.56	2012/2058	104 067 249	2.75
GBP	58 101 423	4.03	2012/2054	52 122 801	4.54
AUD	18 996 605	5.37	2012/2023	14 628 590	5.93
JPY	13 660 198	0.86	2012/2047	13 946 268	0.85
CHF	7 146 966	2.47	2012/2036	7 499 881	2.38
NOK	6 498 323	3.74	2012/2025	3 386 667	4.16
SEK	4 301 840	3.71	2012/2039	3 241 649	3.68
TRY	2 776 232	9.33	2012/2022	2 831 379	10.63
NZD	2 449 662	6.41	2012/2021	2 180 233	6.75
ZAR	1 926 787	8.16	2012/2021	1 990 653	8.21
CAD	744 612	4.56	2037/2045	781 727	4.68
RUB	719 741	6.69	2012/2019	519 598	6.82
DKK	551 505	2.55	2024/2026	550 077	2.55
CZK	541 280	3.89	2013/2030	635 750	4.15
PLN	290 920	6.00	2012/2026	445 658	6.33
HUF	273 625	6.37	2012/2016	371 470	6.29
HKD	232 816	0.98	2012/2019	225 315	1.05
BGN	117 599	5.18	2012/2013	171 285	5.52
RON	104 087	8.88	2014/2016	105 584	8.88
MXN	32 419	5.06	2015/2015	38 275	6.07
TWD	25 508	5.10	2013/2013	25 667	4.75
ISK	0	-	-	48 182	7.91
Total	**401 435 789**			**358 008 588**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 615 million in 2011 and EUR 843 million in 2010). All such borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2011 and 2010 for debts evidenced by certificates (including the short term commercial papers):

(In EUR million)	2011	2010
Balance at 1 January	358 009	305 758
Issuance during the year	151 108	129 855
Contractual redemptions	- 111 187	- 89 529
Early redemptions	- 2 780	- 3 090
Exchange adjustments	6 286	15 015
Balance at 31 December	**401 436**	**358 009**

45

Note L – Provisions – pension plans and health insurance scheme (in EUR ’000) The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The pension plans and health insurance scheme provisions are as follows (in EUR ‘000): 2011 2010 Staff pension plan: Provision at 1 January 1 271 727 1 156 358 Payments made during the year - 51 503 - 47 287 Recognition of actuarial losses 12 916 0 Annual contributions and interest 164 473 162 656 Sub-total 1 397 613 1 271 727 Management Committee Pension Plan 34 924 34 310 Provision at 31 December 1 432 537 1 306 037 Health insurance scheme: Provision at 1 January 131 325 116 998 Payments made during the year - 10 065 - 9 047 Recognition of actuarial losses 51 0 Annual contributions and interest 24 215 23 374 Provision at 31 December 145 526 131 325 Total provisions at 31 December 1 578 063 1 437 362 The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 252 million (2010: EUR 217 million) is classified under ‘Other liabilities’ (Note G). The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2011 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2011 with an extrapolation (‘roll forward’ method) for the last 3 months of 2011, using the prevailing market rates of 31 December 2011 and the following assumptions (for the staff pension and medical plans): • a discount rate of 5.58% (2010: 5.06%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 18.85 year duration (2010: 17.52 year duration); • in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% (2010: 1.5%) above the discount rate mentioned above. As a consequence, the final discount rate used is 7.08% (2010: 6.56%); • a progressive retirement between the age of 55-65 (2010: retirement at the age of 55-65); • a combined average impact of the increase in the cost of living and career progression of 4.5% (2010: 4.5%); • probable resignation of 3% up to age 55 (same as 2010); • a rate of adjustment of pensions of 2% per annum (same as 2010); • use of the ISCLT longevity table (2009: ISCLT longevity table); and • a medical cost inflation rate of 4% per annum (same as 2010). The provisions for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables above (i.e. cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retire- 47 ment benefits are recognised over the expected average remaining service lives of the participants on a straight line basis). Due to the actuarial surplus being within the 10% corridor in the valuation for the prior year, no such adjustment has been accounted for in 2010. In 2010, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 350 325. EUR ’000 172 908 was reported in excess of the 10% corridor and recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2011. Thereby, the net loss recognised in 2011 is EUR ’000 13 302. In 2011, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 168 477. EUR ’000 10 839 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2012 will be EUR ’000 877. Note M – Extraordinary charges The extraordinary charge of EUR 50 million (2010: EUR nil) relates to the Bank’s participation in the HIPC Debt Relief Initiative, which provides debt relief to highly indebted poor countries. Note N – ‘Interest receivable and similar income’ and ‘Interest payable and similar charges’ N.1. Net interest income (in EUR ’000) 2011 2010 Interest receivable and similar income: Cash in hand, balance with central banks and post office banks 3 720 2 798 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities 499 084 383 217 Loans and advances to credits institutions and customers 10 086 813 7 938 007 Derivatives 14 321 414 10 852 055 Total 24 911 031 19 176 077 Interest payable and similar charges: Amounts owed to credit institutions and customers - 58 678 - 23 614 Debts evidenced by certificates - 13 456 131 - 13 287 875 Derivatives - 8 393 553 - 3 186 623 Other - 130 299 - 128 968 Total - 22 038 661 - 16 627 080 Net interest income 2 872 370 2 548 997 48

N.2. Geographical analysis of ‘Interest receivable and similar income’ (in EUR ’000) EU countries 2011 2010 Spain 1 465 252 1 118 081 Italy 1 025 946 777 630 Germany 909 430 759 781 France 824 510 691 864 United Kingdom 677 605 607 887 Poland 668 147 501 789 Portugal 589 511 470 975 Greece 586 574 520 074 Hungary 268 347 200 643 Austria 228 817 187 842 Belgium 211 648 189 751 Netherlands 181 596 137 953 Czech Republic 157 527 141 227 Finland 153 581 126 205 Sweden 151 013 81 110 Romania 126 440 109 465 Ireland 91 490 73 561 Slovenia 60 273 50 371 Lithuania 43 974 32 871 Slovakia 43 736 25 606 Bulgaria 37 068 27 786 Denmark 33 742 26 177 Cyprus 29 078 19 820 Latvia 22 735 19 774 Luxembourg 17 747 19 834 Estonia 11 128 7 201 Malta 6 852 3 486 Total 8 623 767 6 928 764 Outside the European Union 958 275 823 239 Total 9 582 042 7 752 003 Income not analysed per country (1) 15 328 989 11 424 074 Total 24 911 031 19 176 077 (1) Income not analysed per country: • Revenue from Investment portfolio and loan substitutes portfolios 264 090 188 618 • Revenue from Operational bond portfolios 83 884 70 171 • Revenue from Operational money-market portfolios 151 110 124 428 • Revenue from money-market operations 508 491 188 802 • Income from derivatives 14 321 414 10 852 055 15 328 989 11 424 074 49

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2011	2010
Commission receivable:		
Income from advisory activities	65 853	64 899
Income on loans and guarantees	43 722	31 096
Investment Facility/Cotonou (Note Z)	38 011	34 086
Jaspers (Note Z)	24 913	22 473
Jessica (Note Z)	16 664	11 900
Yaoundé/Lomé conventions (Note Z)	6 035	7 569
Other European Union institutions (Note Z)	22 194	11 021
Total commission receivable	**217 392**	**183 044**
Commission payable	**- 13 884**	**- 12 286**

Note P – Net loss on financial operations (in EUR '000)

	2011	2010
Net result on unwind of ALM swaps	36 805	- 85 882
Net result on repurchase of debts evidenced by certificates	12 639	- 4 570
Net result on translation of balance sheet positions	1 435	- 10 718
Result on release of guarantees	0	28 903
Value (re-)adjustment on shares and other variable yield securities other than venture capital	- 242	- 15 689
Realised result on sale of shares and other variable yield securities	- 5 871	- 11 197
Provision for commitment on investment funds	- 8 026	0
Value adjustment on venture capital operations	- 12 378	- 39 548
Result on long-term futures	- 12 992	- 9 297
Unrealised result on operational treasury portfolio	- 26 762	- 82 936
Net result on unwind of asset swaps	- 28 385	0
Net realised result on operational treasury portfolio	- 53 696	- 1 960
Net result on foreign exchange swaps	- 56 995	5 117
Total net loss on financial operations	**- 154 468**	**- 227 777**

Note Q – Other operating income (in EUR '000)

	2011	2010
Reversal of previous year's unutilised accruals on general administrative expenses	5 275	6 313
Other	6 459	5 705
Total other operating income	**11 734**	**12 018**

49

Note R – General administrative expenses (in EUR ’000) 2011 2010 Salaries and allowances (*) - 219 660 - 206 045 Welfare contributions and other social costs - 143 704 - 120 665 Staff costs - 363 364 - 326 710 Other general administrative expenses - 122 664 - 112 951 Total general administrative expenses - 486 028 - 439 661 The number of persons employed by the Bank was 1 948 at 31 December 2011 (1 866 at 31 December 2010). (*) of which the amount for members of the Management Committee is EUR ‘000 3 022 at 31 December 2011 and EUR ‘000 2 960 at 31 December 2010. Note S – Off-balance sheet special deposits for service of borrowings This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank. Note T – Fair value of financial instruments The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below: Assets Liabilities At 31 December 2011 (in EUR million) Accounting value Fair value Accounting value Fair value Assets: Cash in hand, balances with central banks and post office banks 427 427 Loans and advances to credit institutions and to customers, excluding loan substitutes 424 311 426 398 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 24 378 22 674 Shares and other variable yield securities (Note E) 1 913 2 404 Total financial assets 451 029 451 903 Liabilities: Amounts owed to credit institutions and to customers 15 285 15 285 Debts evidenced by certificates (Note K) 401 436 431 770 Total financial liabilities 416 721 447 055 Financial Report 2011 51

Assets Liabilities At 31 December 2010 (in EUR million) Accounting value Fair value Accounting value Fair value Assets: Cash in hand, balances with central banks and post office banks 254 254 Loans and advances to credit institutions and to customers, excluding loan substitutes 383 404 394 665 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 20 876 20 214 Shares and other variable yield securities (Note E) 1 692 2 145 Total financial assets 406 226 417 278 Liabilities: Amounts owed to credit institutions and to customers 9 796 9 796 Debts evidenced by certificates (Note K) 358 009 381 326 Total financial liabilities 367 805 391 122 Note U – Risk management This section presents information about the Bank’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. U.1. Credit risk Credit risk concerns mainly the Bank’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Bank has thus established an operationally independent structure for determining and monitoring credit risk. U.1.1. Loans In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated long term creditworthiness and with sound guarantees. In order to efficiently measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2011 is analysed below, including undisbursed portions. Financial Report 2011 52

Loans outside the European Union (apart from those under the Facilities(*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor Borrower States Public institutions Banks Corporates Not guaranteed(1) Total 2011 Total 2010 States 0 0 0 0 39 233 39 233 37 395 Public institutions 24 673 13 069 601 3 644 50 562 92 549 86 853 Banks 16 045 41 811 36 450 21 800 25 469 141 575 134 757 Corporates 21 238 9 420 32 289 39 411 61 008 163 366 150 700 Total 2011 (1) (2) (3) (4) (5) 61 956 64 300 69 340 64 855 176 272 436 723 Total 2010 (1) (2) (3) (4) (5) 54 954 65 873 69 463 64 827 154 588 409 705 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 372 million as of 31 December 2011 (2010: EUR 6 167 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2011: EUR 12 009 million; 2010: EUR 9 533 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. Financial Report 2011 53

The Bank did not record value adjustments in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the Bank’s preferred creditor status and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s assets on maturity. The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union (under the Facilities and under the risk-sharing operations): 2011 (in EUR million) 2010 (in EUR million) Acting as borrower Acting as guarantor Acting as borrower Acting as guarantor Country Disbursed Undisbursed Signed Disbursed Undisbursed Signed Austria 0 0 32 0 0 35 Belgium 0 0 888 0 0 867 Bulgaria 233 859 0 107 985 0 Cyprus 655 239 708 471 280 722 Czech Republic 2 766 589 401 2 681 816 462 Denmark 0 0 443 0 0 560 Estonia 165 385 119 165 385 75 Finland 385 0 1 023 452 0 1 146 France 0 0 1 177 0 0 932 Germany 0 0 1 822 0 0 1 873 Greece 7 057 560 6 806 6 128 1 740 5 583 Hungary 4 110 1 120 1 593 3 714 1 168 1 565 Italy 1 084 0 3 636 1 136 0 3 769 Ireland 0 0 641 0 0 655 Latvia 375 525 217 375 525 221 Lithuania 1 020 112 0 1 020 112 0 Luxembourg 0 0 135 0 0 167 Malta 0 0 290 0 0 290 Netherlands 0 0 29 0 0 29 Poland 6 669 1 002 10 067 5 428 1 502 7 710 Portugal 513 600 6 808 513 0 7 161 Romania 996 2 356 320 780 2 077 320 Slovakia 745 650 0 152 1 300 0 Slovenia 36 0 2 135 41 0 2 030 Spain 1 108 0 17 345 1 243 0 14 675 Sweden 0 0 585 0 0 838 United Kingdom 0 0 1 449 0 0 1 522 Non EU –Countries 888 1 431 3 287 736 1 363 1 747 Total 28 805 10 428 61 956 25 142 12 253 54 954 The table below shows (in EUR million) the loans for projects outside the European Union (Apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility): Secured by: 31.12.2011 31.12.2010 Member States 2 369 2 275 European Union budget (1) 36 675 35 758 Total (2) 39 044 38 033 (1) of which EUR 6 372 million in risk-sharing operations as explained above (2010: EUR 6 167 million). (2) including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. Financial Report 2011 54

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE AGREEMENT 31.12.2011 31.12.2010 75% Member States global guarantee - ACP/OCT Group 4th Lomé Convention 51 76 - ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol 328 381 Total 75% Member States global guarantee 379 457 75% Member States guarantee - Cotonou partnership agreement 604 722 - Cotonou partnership 2nd agreement 1 386 1 096 Total 75% Member States guarantee 1 990 1 818 Total Member States guarantee 2 369 2 275 100% European Union budget guarantee - South Africa – 300m – BG Decision 19.06.95 2 3 - ALA I – 750m 84 103 - ALA interim (100% guarantee) –153m 4 4 - CEEC – 1bn - BG Decision 29.11.89 51 76 - CEEC –3bn - BG Decision 02.05.94 290 372 - Russia – 100 m - 2001-2005 68 72 - Russia – 500 m - 2004-2007 230 230 Total 100% European Union budget guarantee 729 860 75% European Union budget guarantee - Mediterranean Protocols 490 661 - Yugoslavia – Art.18 (1984) 0 1 - Yugoslavia – 1st Protocol 0 1 - Yugoslavia – 2nd Protocol 0 5 - Slovenia – 1st Protocol 32 42 Total 75% European Union budget guarantee 522 710 70% European Union budget guarantee - South Africa – 375m – Decision 29.01.97 65 76 - ALA II – 900m 99 127 - ALA interim (70% guarantee: risk sharing) – 122m 3 5 - Bosnia–Herzegovina – 100m 99/2001 76 80 - Euromed (EIB) –2 310m – Decision 29.01.97 528 668 - FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000 86 96 - CEEC–3 520m–Decision 29.01.97 1 130 1 295 Total 70% European Union budget guarantee 1 987 2 347 65% European Union budget guarantee - South Africa – 825m – 7/2000-7/2007 547 670 - South Africa – Decision 2/2007-12/2013 574 549 - ALA III – 2 480m – 2/2000-7/2007 878 1 002 - ALA Decision – 2/2007-12/2013 2 857 2 557 - Euromed II – 6 520m – 2/2000-1/2007 4 611 5 103 - South Eastern Neighbours – 9 185m – 2/2000-7/2007 7 259 7 684 - Turkey special action – 450m – 2001-2006 251 276 - Turkey TERRA – 600m – 11/1999-11/2002 464 502 - PEV EE/CAS/RUS 1/2/2007-31/12/2013 1 593 918 - PEV MED 1/2/2007-31/12/2013 6 593 5 761 - Pre-Accession – 8 700m – 2007-2013 7 660 6 819 - Climate Change Mandate 2011-2013 150 0 Total 65% European Union budget guarantee 33 437 31 841 Total European Union budget guarantee 36 675 35 758 Total 39 044 38 033 Financial Report 2011 55

Collateral on loans (in EUR million) Among other credit mitigant instruments, the Bank also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 20 642 million (2010: EUR 18 004 million), with the following composition: As at 31 December 2011 Loan Financial Collateral (in EUR million) (1) Moody’s or equivalent rating Bonds Equities & Funds Cash Total 2011 Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 943 180 6 498 1 800 219 0 0 3 646 Aa1 to Aa3 1 059 0 127 722 1 162 95 0 0 3 165 A1 898 0 0 345 793 62 0 0 2 098 Below A1 8 447 0 327 184 1 626 38 0 0 10 622 Non-Rated 0 0 0 0 0 0 168 943 1 111 Total 2011 11 347 180 460 1 749 5 381 414 168 943 20 642 (1) Bonds, equities and funds are valued at their market value. As at 31 December 2010 Loan Financial Collateral (in EUR million) (1) Moody’s or equivalent rating Bonds Equities & Funds Cash Total 2010 Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 728 169 2 1 284 1 291 493 0 0 3 967 Aa1 to Aa3 1 025 0 0 48 1 731 96 0 0 2 900 A1 2 431 0 0 0 670 86 0 0 3 187 Below A1 5 027 0 106 0 1 960 90 0 0 7 183 Non-Rated 0 0 0 0 0 0 208 559 767 Total 2010 9 211 169 108 1 332 5 652 765 208 559 18 004 (1) Bonds, equities and funds are valued at their market value. A breakdown of disbursed loans outstanding, including loan substitutes (in EUR million), at 31 December according to the sectors in which borrowers are engaged is set out below: Maturity Sector : not more than 1 year 1 year to 5 years more than 5 years Total 2011 Total 2010 Energy 3 548 14 219 33 124 50 891 42 019 Transport 4 499 26 925 80 791 112 215 106 080 Telecommunications 1 948 7 553 2 899 12 400 11 577 Water, sewerage 1 416 5 717 13 815 20 948 18 914 Miscellaneous infrastructure 1 215 4 807 12 933 18 955 18 559 Agriculture, forestry, fisheries 8 65 739 812 240 Industry 2 184 23 512 7 124 32 820 28 671 Services 1 341 8 341 7 754 17 436 15 861 Global loans(1) 9 334 48 604 37 783 95 721 90 715 Health, education 1 136 8 358 23 905 33 399 27 917 Total 2011 26 629 148 101 220 867 395 597 Total 2010 21 517 128 997 210 039 360 553 (1) A Global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters. Financial Report 2011 56

Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, banks and corporate entities. Unsecured part of these loans amounts to EUR 176 272 million as at 31 December 2011 (2010: EUR 154 588 million).

As at 31 December 2011, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amount to EUR 1.3 million (2010: EUR 0.7 million).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for approximately 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio (including interest revenue and penalty fee) of the Bank outside the European Union can be analysed as follows (in EUR '000):

	31.12.2011	31.12.2010
Instalments overdue 30 to 90 days	4 714	210
Instalments overdue more than 90 days	2 726	2 450
Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU	108 665	103 834
Total	**116 105**	**106 494**

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	31.12.2011	31.12.2010	31.12.2011	31.12.2010
Aaa	**33**	30	**4**	0
Aa1 to Aa3	**29**	37	**26**	33
A1 to A3	**28**	13	**54**	56
Below A3	**10**	20	**16**	11
Total	**100**	**100**	**100**	**100**

56

Collateral on Treasury transactions Collateral received The Treasury transactions include EUR 25 393 million (2010: EUR 25 406 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2011 is EUR 25 551 million (2010: EUR 25 535 million), with the following classification: Tripartite Agreements Collateral (in EUR million) At 31 December 2011 Bonds Total 2011 Moody’s or equivalent rating Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 2 033 511 90 1 724 1 049 1 811 7 218 Aa1 to Aa3 4 962 0 506 749 1 827 0 8 044 A1 1 147 0 0 222 1 507 0 2 876 Below A1 4 709 0 0 353 2 351 0 7 413 Total 2011 12 851 511 596 3 048 6 734 1 811 25 551 Tripartite Agreements Collateral (in EUR million) At 31 December 2010 Bonds Total 2010 Moody’s or equivalent rating Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 643 749 5 2 125 3 830 3 885 11 237 Aa1 to Aa3 3 721 13 215 360 2 795 72 7 176 A1 594 0 254 0 1 140 0 1 988 Below A1 1 529 0 0 11 3 594 0 5 134 Total 2010 6 487 762 474 2 496 11 359 3 957 25 535 Securities deposited As at 31 December 2011 the Bank deposited with the Central Bank of Luxembourg securities with a market value of EUR 2.2 billion (2010: EUR 312 million). U.1.3. Securities lending The market value of the bonds lent in the securities lending activities amounts to EUR 646 million at 31 December 2011 (2010: EUR 586 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2011 is EUR 680 million (2010: EUR 604 million), with the following classification: Securities Lending Collateral (in EUR million) At 31 December 2011 Bonds Time deposit Total 2011 Moody’s or equivalent rating Government Certificate of Deposits Aaa 21 0 0 21 Aa1 to Aa3 553 0 33 586 A1 to A3 0 0 73 73 Total 2011 574 0 106 680 58

Securities Lending Collateral (in EUR million) At 31 December 2010 Bonds Time deposit Total 2010 Moody’s or equivalent rating Government Certificate of Deposits Aaa 53 3 0 56 Aa1 to Aa3 530 14 4 548 Total 2010 583 17 4 604 U.1.4. Guarantees granted by the Bank in respect of loans granted by third parties and on venture capital operations The structure of guarantors relating to guarantees granted as at 31 December 2011 is analysed below (in EUR million): Granted to: Total 2011 Total 2010 Banks 292 336 Corporates 553 200 Public 60 0 Total 905 536 U.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to movements in the funding or lending spread of the Bank. The Bank manages its global structural interest rate position via a dedicated notional reference portfolio. The majority of the financial risk indicators and controls in use at the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. U.2.1. Value-at-Risk for the own funds of the Bank (Economic perspective) The Bank’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing the Bank’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the Value at Risk (‘VaR’) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2011, the VaR of the EIB own funds amounted to EUR 316 million (2010: EUR 272 million). 59

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the overall increase of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2011, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 5.32 billion (2010: EUR 4.66 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity.

At cash flows level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2011 and 31 December 2010, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2011	Pay Currency					
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 29	- 3 064	- 85	- 22	- 5 484	- 8 684
Average maturity date	17.06.2013	25.11.2032	04.04.2031	05.05.2026	10.06.2035	28.05.2034
Average expected maturity	15.03.2012	02.06.2023	29.03.2028	01.01.2018	08.01.2026	21.01.2025

31.12.2010	Pay Currency					
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 114	- 5 108	- 18	- 23	- 5 616	- 10 879
Average maturity date	14.12.2016	24.03.2025	06.01.2029	05.05.2026	28.02.2034	04.10.2029
Average expected maturity	15.03.2011	03.10.2019	19.02.2024	18.08.2020	16.12.2026	18.05.2023

By risk factor involved:

31.12.2011	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	- 4 073	- 3 730	- 881	- 8 684
Average maturity date	16.01.2034	14.06.2036	04.06.2027	28.05.2034
Average expected maturity	05.09.2028	24.02.2022	11.08.2020	21.01.2025

31.12.2010	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	- 4 041	- 5 962	- 876	- 10 879
Average maturity date	23.12.2033	29.03.2027	18.06.2027	04.10.2029
Average expected maturity	06.09.2029	07.11.2018	10.02.2025	18.05.2023

59

U.2.2. Interest rate risk management (Earnings perspective) The sensitivity of the earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits. With the positions in place as of 31 December 2011, the earnings would increase by EUR 113.51 million (2010: EUR 47.79 million) if interest rates increased by 100 basis points and decrease by EUR 124.25 million (2010: EUR 59.69 million) if interest rates decreased by 100 basis points. The Bank computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the earnings is measured on an accruals basis and is calculated under the “ongoing’’ assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. U.3. Liquidity risk The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement typically takes place at the borrower’s request. Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. The Bank further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP) that specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. 61

Liquidity risk (in EUR million) Maturity at 31 December 2011 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2011 Assets: Cash in hand, central banks and post office banks 427 0 0 0 0 427 Treasury bills and other bills eligible for refinancing with central banks 3 583 956 2 563 6 928 0 14 030 Other loans and advances: - Current accounts 908 0 0 0 0 908 - Others 39 313 213 212 270 0 40 008 40 221 213 212 270 0 40 916 Loans: - Credit institutions 2 229 9 296 69 562 52 774 0 133 861 - Customers 2 134 12 346 75 678 159 376 0 249 534 4 363 21 642 145 240 212 150 0 383 395 Debt securities including fixed-income securities 3 832 1 327 1 898 3 291 0 10 348 Shares and other variable-yield securities 0 0 0 0 1 913 1 913 Shares in affiliated undertakings 0 0 0 0 492 492 Other assets 0 0 0 0 20 327 20 327 Total assets 52 426 24 138 149 913 222 639 22 732 471 848 Liabilities: Amounts owed to credit institutions 11 065 160 855 614 0 12 694 Amounts owed to customers 2 416 175 0 0 0 2 591 Debts evidenced by certificates 18 277 36 725 195 794 150 640 0 401 436 Capital, reserves and profit 0 0 0 0 42 478 42 478 Other liabilities 0 0 0 0 12 649 12 649 Total liabilities 31 758 37 060 196 649 151 254 55 127 471 848 Off Balance sheet currency swaps 649 684 3 558 6 049 0 10 940 Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2012 - 2014 would amount to EUR 5.51 billion. 62

Maturity at 31 December 2010 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2010 Assets: Cash in hand, central banks and post office banks 254 0 0 0 0 254 Treasury bills and other bills eligible for refinancing with central banks 1 440 1 624 2 799 5 710 0 11 573 Other loans and advances: - Current accounts 460 0 0 0 0 460 - Others 31 599 0 174 243 0 32 016 32 059 0 174 243 0 32 476 Loans: - Credit institutions 2 165 8 086 60 215 53 564 0 124 030 - Customers 2 180 8 739 67 287 148 692 0 226 898 4 345 16 825 127 502 202 256 0 350 928 Debt securities including fixed-income securities 4 610 249 1 059 3 385 0 9 303 Shares and other variable-yield securities 0 0 0 0 1 692 1 692 Shares in affiliated undertakings 0 0 0 0 484 484 Other assets 0 58 0 0 13 058 13 116 Total assets 42 708 18 756 131 534 211 594 15 234 419 826 Liabilities: Amounts owed to credit institutions 5 803 30 703 760 0 7 296 Amounts owed to customers 2 440 60 0 0 0 2 500 Debts evidenced by certificates 19 481 36 512 159 874 142 142 0 358 009 Capital, reserves and profit 0 0 0 0 40 186 40 186 Other liabilities 0 0 0 0 11 835 11 835 Total liabilities 27 724 36 602 160 577 142 902 52 021 419 826 Off Balance sheet currency swaps -106 709 862 3 009 0 4 474 U.4. Foreign exchange rate risk The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years. 63

Foreign exchange position (in EUR million)

Currency at 31 December 2011	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2011
Assets:						
Cash in hand, balances with central banks and post office banks	396	0	0	31	31	**427**
Treasury bills and other bills eligible for refinancing with central banks	14 030	0	0	0	0	**14 030**
Other loans and advances:						
- Current accounts	539	33	9	327	369	**908**
- Others	37 146	956	490	1 416	2 862	**40 008**
	37 685	989	499	1 743	3 231	**40 916**
Loans:						
- Credit institutions	89 409	13 452	24 530	6 470	44 452	**133 861**
- Customers	204 799	20 072	10 398	14 265	44 735	**249 534**
	294 208	33 524	34 928	20 735	89 187	**383 395**
Debt securities including fixed-income securities	6 402	1 526	982	1 438	3 946	**10 348**
Shares and other variable-yield securities	1 502	305	30	76	411	**1 913**
Shares in affiliated undertakings	492	0	0	0	0	**492**
Other assets	16 360	1 338	1 171	1 458	3 967	**20 327**
Total assets	**371 075**	**37 682**	**37 610**	**25 481**	**100 773**	**471 848**
Liabilities:						
Amounts owed to credit institutions	11 291	205	640	558	1 403	**12 694**
Amounts owed to customers	2 329	204	51	7	262	**2 591**
Debts evidenced by certificates:						
- Debt securities in issue	164 644	57 685	104 047	49 779	211 511	**376 155**
- Others	9 845	416	3 408	11 612	15 436	**25 281**
	174 489	58 101	107 455	61 391	226 947	**401 436**
Capital, reserves and profit	42 478	0	0	0	0	**42 478**
Other liabilities	7 951	1 811	1 335	1 552	4 698	**12 649**
Total liabilities	**238 538**	**60 321**	**109 481**	**63 508**	**233 310**	**471 848**
Off Balance sheet currency swaps	**- 132 535**	**22 623**	**71 875**	**38 037**	**132 535**	
Net position	**2**	**- 16**	**4**	**10**	**- 2**	

63

Currency at 31 December 2010 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2010 Assets: Cash in hand, balances with central banks and post office banks 254 0 0 0 0 254 Treasury bills and other bills eligible for refinancing with central banks 11 573 0 0 0 0 11 573 Other loans and advances: - Current accounts 259 34 16 151 201 460 - Others 28 722 173 726 2 395 3 294 32 016 28 981 207 742 2 546 3 495 32 476 Loans: - Credit institutions 79 254 14 354 24 339 6 083 44 776 124 030 - Customers 185 012 18 595 9 691 13 600 41 886 226 898 264 266 32 949 34 030 19 683 86 662 350 928 Debt securities including fixed-income securities 6 003 634 1 266 1 400 3 300 9 303 Shares and other variable-yield securities 1 321 267 29 75 371 1 692 Shares in affiliated undertakings 484 0 0 0 0 484 Other assets 12 720 184 106 106 396 13 116 Total assets 325 602 34 241 36 173 23 810 94 224 419 826 Liabilities: Amounts owed to credit institutions 6 184 163 586 363 1 112 7 296 Amounts owed to customers 2 451 0 32 17 49 2 500 Debts evidenced by certificates: - Debt securities in issue 137 932 51 660 100 327 44 459 196 446 334 378 - Others 10 265 462 3 739 9 165 13 366 23 631 148 197 52 122 104 066 53 624 209 812 358 009 Capital, reserves and profit 40 186 0 0 0 0 40 186 Other liabilities 10 689 618 278 250 1 146 11 835 Total liabilities 207 707 52 903 104 962 54 254 212 119 419 826 Off Balance sheet currency swaps -117 942 18 664 68 827 30 451 117 942 Net position - 47 2 38 7 47 65

U.5. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Market risks are identified, measured, managed and reported according to a set of policies and procedures called the “Financial Risk and ALM Policy Guidelines” (FRPG), updated on a regular basis. The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Note V – Derivatives The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The value of derivatives fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. The nominal amounts corresponding to these operations are booked as off-balance sheet items on the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity). The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity). The nominal amounts of the above mentioned swaps are booked as off-balance sheet items on the date of the transaction and the corresponding interest is accounted for on a pro-rata temporise basis. The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.). V.1. As part of funding and ALM hedging activity The Bank uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives used in the context of funding and ALM hedging activities are: • Currency swaps; • Interest rate swaps; and • Structured swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. 66

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Currency swaps at 31 December 2011 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2011 Notional amount 18 084 93 371 37 030 18 071 166 556 Fair value (i.e. net discounted value) (*) 717 4 120 4 615 3 433 12 885 Currency swaps at 31 December 2010 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2010 Notional amount 17 659 73 247 34 650 14 920 140 476 Fair value (i.e. net discounted value) (*) 731 1 811 2 128 1 633 6 303 (*) Including the fair value of macro-hedging currency swap which stood at EUR 283 million as at 31 December 2011 (2010: EUR - 104 million). V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate swaps allow the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties. The following table shows the maturities of interest rate swaps (including the credit default swap – see Note V.3. and synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Interest rate swaps at 31 December 2011 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2011 Notional amount 36 656 179 678 74 866 110 012 401 212 Fair value (i.e. net discounted value) (*) 321 6 951 5 257 3 937 16 466 Interest rate swaps at 31 December 2010 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2010 Notional amount 38 649 150 999 74 325 95 623 359 596 Fair value (i.e. net discounted value) (*) 1 187 4 622 2 889 2 288 10 986 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR - 664 million as at 31 December 2011 (2010: EUR - 575 million). V.1.3. Structured swaps The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. 67

The table below further details the number, value and notional amounts of structured swaps: Early termination embedded Stock exchange index Special structure coupon or similar 2011 2010 2011 2010 2011 2010 Number of transactions 337 365 4 6 339 325 Notional amount (in EUR million) 11 302 12 793 615 843 21 285 21 627 Net discounted value (in EUR million) 1 114 391 27 26 381 717 The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities. V.1.4. Derivatives credit risk mitigation policy The credit risk with respect to derivatives lies in the loss which the Bank would incur where the counterparty would be unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments. • Contractual framework: All of the Bank’s long-term derivative transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. • Counterparty selection: The minimum rating at the outset is set at A1, but certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised and further supported by an independent amount of collateral specified in the Credit Support Annex. The EIB has the right of early termination if the rating drops below a certain level. • Collateralisation: - Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and first-class bonds. - Very complex and illiquid transactions could require collateralisation over and above the current market value. - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. 68

The collateral received for swaps amounts to EUR 31 372 million (2010: EUR 20 334 million), with the following composition: Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2011 Government Agency Aaa 2 385 0 0 2 385 Aa1 to Aa3 2 224 0 0 2 224 A1 2 962 0 0 2 962 Below A1 12 874 0 0 12 874 Non-Rated 0 0 10 927 10 927 Total 2011 20 445 0 10 927 31 372 Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2010 Government Agency Aaa 5 417 58 0 5 475 Aa1 to Aa3 7 320 0 0 7 320 A1 1 142 0 0 1 142 Below A1 857 0 0 857 Non-Rated 0 0 5 540 5 540 Total 2010 14 736 58 5 540 20 334 • Credit risk measurement for derivatives: The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS. The Bank computes the Net Market Exposure, which is the larger of zero and the market value or “fair value” of the portfolio of transactions within the netting set with a counterparty, less the collateral. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2011 the Net Market Exposure stood at EUR 3 670 million (EUR 721 million as of 31 December 2010). In addition, the Bank computes the Potential Future Exposure (PFE), which is the possible increase in the netting set’s exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2011 the total Potential Future Exposure (PFE) stood at EUR 15 565 million (EUR 9 453 million as of 31 December 2010). 69

- Limits:

The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure.

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collateral received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Bank receives collateral posted by the counterparty.

The Potential Future Exposure limit determines the maximum potential future exposure, measured as explained above and reduced by overcollateralisation, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

As per the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	2011	2010	2011	2010	2011	2010
Aaa	1.2%	3.0%	156	0	301	307
Aa1 to Aa3	36.8%	59.7%	1 245	715	9 919	6 543
A1	35.9%	33.7%	1 414	6	4 460	2 213
A2 to A3	25.6%	3.1%	841	0	822	375
Below A3	0.5%	0.5%	14	0	63	15
Non-rated	0%	0.0%	0	0	0	0
Total	**100.0%**	**100.0%**	**3 670**	**721**	**15 565**	**9 453**

V.2. As part of liquidity management

The Bank enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 19 631 million at 31 December 2011 against EUR 26 265 million at 31 December 2010. The notional amount of short term currency forwards was EUR 322 million at 31 December 2011 (2010: EUR 288 million). The fair value of these contracts was EUR 767 million at 31 December 2011 (2010: EUR - 34 million).

Long-term futures are also used by the Bank to adjust the medium term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 386 million at 31 December 2011 (2010: EUR 283 million), with a fair value of EUR - 1 million (2010: EUR nil).

Forward rate agreements are used by the Group to hedge the interest rate risk of its short term funding. The notional amount of forward rate agreements stood at EUR 6 606 million at 31 December 2011 (2010: nil) and their fair value at EUR 2 million (2010: EUR nil).

V.3. Credit Default Swap

There were no outstanding credit default swaps as at the year end (2010: one credit default swap with a nominal amount of EUR 193 million and a fair value of EUR 29.50 million).

69

Note W – Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2011 and 31 December 2010: 31.12.2011 31.12.2010 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 25.787 25.061 Danish kroner (DKK) 7.4342 7.4535 Pound sterling (GBP) 0.8353 0.8608 Hungarian forint (HUF) 314.58 277.95 Polish zloty (PLN) 4.4580 3.9750 Romanian lei (RON) 4.3233 4.2620 Swedish kronor (SEK) 8.9120 8.9655 Non-EU currencies Australian dollar (AUD) 1.2723 1.3136 Canadian dollar (CAD) 1.3215 1.3322 Swiss franc (CHF) 1.2156 1.2504 Hong Kong dollar (HKD) 10.051 10.386 Japanese yen (JPY) 100.20 108.65 Kenyan shilling (KES) 109.53 107.77 Moroccan dirham (MAD) 11.107 11.152 Mexican peso (MXN) 18.051 16.548 Norwegian krone (NOK) 7.7540 7.8000 New Zealand dollar (NZD) 1.6737 1.7200 Russian ruble (RUB) 41.765 40.820 Turkish lira (TRY) 2.4432 2.0694 United States dollar (USD) 1.2939 1.3362 South African rand (ZAR) 10.483 8.8625 71

Note X – Related party transactions X.1. European Investment Fund Related party transactions with the European Investment Fund (‘EIF’) are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank. The amounts included in the Financial Statements and relating to the EIF are disclosed as follows: (in EUR´ 000) 31.12.2011 31.12.2010 Assets: Shares in affiliated undertakings 491 588 483 817 Prepayments and accrued income 1 482 456 Other assets 1 378 5 641 Total assets 494 448 489 914 Liabilities: Amounts owed to customers - 19 0 Other liabilities - 47 228 - 34 919 Total liabilities - 47 247 - 34 919 Profit and loss account: Income from shares in affiliated undertakings 1 786 0 Commission income 3 747 3 879 Commission expenses - 13 608 - 12 092 Other operating income 2 564 1 565 General administrative expenses 2 180 2 876 Total profit and loss account - 3 331 - 3 772 Off balance sheet: EIF capital – uncalled 1 486 400 1 468 000 EIF treasury management 889 808 907 246 Nominal value of put option granted to EIF minority shareholders 385 841 407 645 Total off balance sheet 2 762 049 2 782 891 X.2. Key Management Personnel The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General and other Directors heading the different EIB organisational directorates as key management personnel. Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table: (in EUR ’000) 2011 2010 Short-term benefits(1) 8 332 7 912 Post employment benefits(2) 545 504 Termination benefits 504 733 9 381 9 149 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors. 72

Open balances with key management personnel as at 31 December 2011 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end: (in EUR ’000) 31.12.2011 31.12.2010 Pension plans and health insurance (Note L) - 31 964 - 27 837 Other liabilities (Note G) - 7 012 - 7 492 Other assets (Note G) 6 10 Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2011. Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The European Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. Z.3. JESSICA (Contribution and Holding Funds) JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the European Commission and the EIB, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Funds are used in the context of the JESSICA initiative. EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. Z.4. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. Z.5. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. Z.6. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.7. Risk-Sharing Finance Facility (the ‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007 between the European Commission on behalf of the European Union and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and 73 demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF. Z.8. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Z.9. ENPI The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the (European Neighbourhood and Partnership Instrument) ENPI. Z.10. Loan Guarantee Instrument for Ten-T Projects (the ‘LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the European Commission on behalf of the European Union and the EIB. The Commission and the EIB are setting up the LGTT, which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Z.11. ECHA On 1 April 2011 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the preagreed Asset Management Guidelines. Z.12. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.13. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (‘ENPI’) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.14. FEMIP Trust Fund The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.15. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility (NIF). Z.16. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. 74

Statement of Special Section (1) as at 31 December 2011 and 2010 (in EUR ‘000) Amounts disbursed and to be disbursed 31.12.2011 31.12.2010 Turkey From resources of Member States Disbursed loans outstanding 7 811 8 990 Total (2) 7 811 8 990 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 106 260 117 069 Risk capital operations - amounts to be disbursed 64 926 186 843 - amounts disbursed 151 260 173 526 216 186 360 369 Total (3) 322 446 477 438 African, Caribbean and Pacific State and Overseas Countries and Territories From resources of the European Union • Yaoundé Conventions Loans disbursed 5 797 12 830 Contributions to the formation of risk capital - amounts disbursed 419 419 Total (4) 6 216 13 249 • Lomé Conventions Operations from risk capital resources - amounts to be disbursed 16 218 23 966 - amounts disbursed 591 263 695 415 607 481 719 381 Operations from other resources - amounts disbursed 0 2 333 0 2 333 Total (5) 607 481 721 714 Total 943 954 1 221 391 75

Funds received and to be received 31.12.2011 31.12.2010 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 257 520 290 595 - Yaoundé Conventions 6 216 13 249 - Lomé Conventions 591 263 695 415 - Other resources under the Lomé Conventions 0 2 333 854 999 1 001 592 Under mandate from Member States 7 811 8 990 Total 862 810 1 010 582 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 64 926 186 843 On operations from risk capital resources under the Lomé Conventions 16 218 23 966 Total 81 144 210 809 Total 943 954 1 221 391 For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions: at 31 December 2011: EUR ‘000 472 103 (at 31 December 2010: EUR ‘000 596 926) b) Under Financial Protocols signed with the Mediterranean Countries: at 31 December 2011: EUR ‘000 90 991 (at 31 December 2010: EUR ‘000 97 371) Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405 899 add: exchange adjustments 20 294 less: Cancellations 215 Repayments 418 167 - 418 382 7 811 76

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840 457(*) less: exchange adjustments 47 075 cancellations 115 477 repayments 355 459 - 518 011 322 446 Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union: Loans on special conditions 139 483 Contributions to the formation of risk capital 2 503 Initial amount: 141 986 add: capitalised interests 1 178 exchange adjustments 9 839 11 017 less: cancellations 3 310 repayments 143 477 - 146 787 6 216 Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3 116 097 Equity participations 121 002 Initial amount: 3 237 099 add: capitalised interests 9 548 less: cancellations 677 703 repayments 1 904 487 exchange adjustments 56 976 - 2 639 166 607 481 Loans from other resources: Initial amount: 16 500 add: exchange adjustments 58 less: cancellations 8 414 repayments 8 144 - 16 558 0 607 481 (*) Change in initial amount relates to ENPI (Note Z.9) which is no longer reported as part of Special Section. 77

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying financial statements of EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2011, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directive 86/635/ EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of EUROPEAN INVESTMENT BANK as of 31 December 2011, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 15 March 2012 KPMG Luxembourg S.à r.l. Cabinet de révision agréé Emmanuel Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 78

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank’s unconsolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2011 prepared in accordance with the general principles of the EU Directives is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ending on 31 December 2011 as drawn up by the Board of Directors at its meeting on 15 March 2012, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements, comprising the balance sheet, the profit and loss account and the cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2011 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended. Luxembourg, 15 March 2012 The Audit Committee E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA M. ÜÜRIKE B. JAKOBSEN 79

EIB Group Consolidated Financial Statements under eu Directives as at 31 December 2011 80

Consolidated balance sheet as at 31 December 2011 (in EUR ’000) Assets 31.12.2011 31.12.2010 1. Cash in hand, balances with central banks and post office banks (Note B.1) 427 463 253 692 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 14 775 669 12 383 313 3. Loans and advances to credit institutions a) repayable on demand 963 843 491 476 b) other loans and advances (Note C) 40 113 199 32 052 923 c) loans (Note D.1) 133 861 282 124 030 306 174 938 324 156 574 705 4. Loans and advances to customers a) loans (Note D.1) 249 726 477 226 989 482 b) specific value adjustments (Note D.2) - 192 790 - 91 608 249 533 687 226 897 874 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 1 302 779 1 585 008 b) issued by other borrowers 9 063 121 7 756 925 10 365 900 9 341 933 6. Shares and other variable-yield securities (Note E) 2 086 830 1 849 503 7. Intangible assets (Note F) 10 402 8 266 8. Tangible assets (Note F) 308 495 319 537 9. Other assets (Note G) 123 890 100 145 10. Subscribed capital and reserves, called but not paid (Note H.2) 0 57 663 11. Prepayments and accrued income (Note I) 19 911 923 12 671 027 Total assets 472 482 583 420 457 658 The accompanying notes form an integral part of these consolidated financial statements. 81

Liabilities 31.12.2011 31.12.2010 1. Amounts owed to credit institutions (Note J) a) repayable on demand 10 969 469 5 675 399 a) with agreed maturity dates or periods of notice 1 724 882 1 620 420 12 694 351 7 295 819 2. Amounts owed to customers (Note J) a) repayable on demand 1 630 569 1 524 466 b) with agreed maturity or periods of notice 960 037 975 965 2 590 606 2 500 431 3. Debts evidenced by certificates (Note K) a) debt securities in issue 376 154 543 334 378 114 b) others 25 281 246 23 630 474 401 435 789 358 008 588 4. Other liabilities (Note G) 528 755 417 118 5. Accruals and deferred income (Note I) 10 532 422 9 988 253 6. Provisions a) pension plans and health insurance scheme (Note L) 1 617 456 1 467 180 b) provision for guarantees issued (Note D.4) 161 867 107 469 c) provision for commitment on investment funds 8 026 0 1 787 349 1 574 649 7. Subscribed capital (Note H) a) subscribed 232 392 989 232 392 989 b) uncalled - 220 773 340 - 220 773 340 11 619 649 11 619 649 8. Reserves (Note H) a) reserve fund 20 972 343 20 082 400 b) additional reserves 1 278 874 1 297 986 c) special activities reserve 4 108 940 3 299 370 d) general loan reserve 2 340 863 1 923 734 28 701 020 26 603 490 9. Profit for the financial year attributable to equity holders of the Bank 2 267 878 2 097 717 10. Equity attributable to minority interest (Note H) 324 764 351 944 Total liabilities 472 482 583 420 457 658 The accompanying notes form an integral part of these consolidated financial statements. 82

Consolidated off - balance sheet as at 31 December 2011 (in EUR ’000) Off-balance sheet items 31.12.2011 31.12.2010 Commitments: - EBRD capital uncalled (Note E) 442 500 442 500 - Undisbursed loans (Note D.1) • credit institutions 20 022 455 17 562 869 • customers 65 784 468 72 988 160 85 806 923 90 551 029 - Undisbursed venture capital operations (Note E) 1 955 898 1 706 189 - Undisbursed investment funds (Note E) 547 148 459 914 Contingent liabilities and guarantees: - In respect of loans granted by third parties 3 683 408 3 015 621 - In respect of venture capital operations 60 524 60 258 Assets held on behalf of third parties (Note Z): - Investment Facility - Cotonou 1 825 259 1 555 391 - Guarantee Fund 1 756 205 1 347 331 - JESSICA (Contribution and Holding Funds) 1 549 100 1 313 523 - FP7 Guarantee Fund 1 149 231 859 620 - Special Section 943 954 1 221 391 - JEREMIE 827 908 928 876 - RSFF 789 554 509 192 - EU-Africa Infrastructure Trust Fund 294 630 259 728 - ENPI 161 228 0 - LGTT 154 831 152 348 - ECHA 148 616 0 - SMEG 2007 107 605 80 967 - GIF 2007 97 726 73 577 - SME Guarantee Facility 59 954 59 550 - HIPC 59 722 161 550 - NIF Trust Fund 55 019 57 913 - MAP guarantee 33 139 44 748 - MAP Equity 32 777 46 349 - GAGF 31 400 31 332 - FEMIP Trust Fund 30 395 29 588 - G43 Trust Fund 16 202 0 - EPMF 9 155 6 004 - European Technology Facility 8 165 9 896 - EPTA Trust Fund 7 348 0 - Bundesministerium fur Wirtschaft und Technologie 2 635 517 - GEEREF Technical Support Facility 2 484 3 750 - TTP 1 687 1 809 - JASPERS 1 637 934 - GEEREF 1 569 1 633 - EPPA 1 468 1 003 - LfA-EIF Facility 166 114 - GGF 5 5 000 10 160 774 8 763 634 The accompanying notes form an integral part of these consolidated financial statements. 83

Off balance sheet items 31.12.2011 31.12.2010 Other items: Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1) 401 211 736 359 402 781 Nominal value of currency swap contracts receivable (Note V.1) 185 661 830 166 163 922 Nominal value of currency swap contracts payable (Note V.1) 174 707 592 161 700 288 Forward rate agreements (Note V.2) 6 606 400 0 Securities lent (Note B.2) 778 872 655 982 Future contracts (Note V.2) 386 190 283 413 Nominal value of put option granted to EIF minority shareholders 385 841 407 645 FX Forwards (Note V.2) 321 547 287 518 Swaps launched but not yet settled 60 394 3 327 Special deposits for service of borrowings (Note S) 29 685 34 568 Borrowings launched but not yet settled 0 44 044 Credit default swap (Note V.3) 0 192 883 Consolidated profit and loss account for the year ended 31 December 2011 (in EUR ‘000) 2011 2010 1. Interest receivable and similar income (Note N) 24 946 788 19 207 101 2. Interest payable and similar charges (Note N) - 22 038 846 - 16 627 080 3. Income from securities 27 721 67 310 4. Commissions receivable (Note O) 268 208 236 360 5. Commissions payable (Note O) - 276 - 204 6. Net loss on financial operations (Note P) - 189 175 - 267 683 7. Other operating income (Note Q) 9 189 9 063 8. General administrative expenses (Note R) a) staff costs (Note L) - 399 260 - 360 715 b) other administrative expenses - 134 392 - 119 866 - 533 652 - 480 581 9. Value adjustments in respect of intangible and tangible assets (Note F) a) tangible assets - 24 882 - 27 021 b) intangible assets - 4 716 - 3 370 - 29 598 - 30 391 10. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities (Note D) - 159 214 - 28 623 11. Extraordinary charges (Note M) - 50 000 0 12. Profit for the financial year 2 251 145 2 085 272 13. Loss attributable to minority interest 16 733 12 445 14. Profit attributable to equity holders of the Bank 2 267 878 2 097 717 The accompanying notes form an integral part of these consolidated financial statements. 84

Consolidated cash flow statement for the year ended 31 December 2011 (in EUR ‘000) 2011 2010 A. Cash flows from operating activities: Profit for the financial year 2 251 145 2 085 272 Adjustments for: Change in specific value adjustments on loans and advances 101 182 - 19 192 Change in provisions on pension plans and health insurance scheme 150 276 137 177 Change in provisions for commitment on investment funds and guarantees on venture capital operations 66 058 47 815 Value adjustments in respect of tangible and intangible assets 29 598 30 391 Value adjustments in respect of shares and other variable-yield securities 9 016 58 574 Held to maturity portfolio amortisation 7 339 5 371 Effects of exchange rate changes 117 880 2 572 924 Profit on operating activities 2 723 494 4 918 332 Disbursements of loans and advances to credit institutions and customers - 55 538 192 - 58 703 013 Repayments of loans and advances to credit institutions and customers 23 811 553 27 703 767 Change in deposits with central banks - 142 311 - 26 456 Change in treasury operational portfolios 429 123 - 850 156 Change in venture capital operations included in shares and other variable-yield securities - 147 882 - 188 672 Change in shares and other variable-yield securities excluding venture capital operations - 98 461 - 101 096 Change in amounts owed to credit institutions and to customers 5 488 707 2 065 761 Change in prepayments and accrued income - 2 359 249 3 946 219 Change in other assets - 23 745 21 425 Change in accruals and deferred income 544 169 - 4 155 558 Change in other liabilities 111 637 18 656 Net cash from operating activities - 25 192 157 - 25 350 791 B. Cash flows from investing activities: Securities from investment portfolio matured during the year 243 022 265 364 Purchase of loan substitutes included in the debt securities portfolios - 3 661 199 - 2 980 983 Redemption of loan substitutes included in the debt securities portfolios 1 181 712 1 582 002 Purchase and disposal of tangible and intangible assets - 20 692 - 42 873 Net cash from investing activities - 2 257 157 - 1 176 490 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 151 108 378 129 855 314 Redemption of debts evidenced by certificates - 113 967 119 - 92 619 273 Member States’ contribution 57 663 57 664 Purchase of shares from minority interest - 7 771 - 3 149 Dividend paid to minority interest - 1 108 0 Net cash from financing activities 37 190 043 37 290 556 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 37 209 630 27 232 501 Net cash from: Operating activities - 25 192 157 - 25 350 791 Investing activities - 2 257 157 - 1 176 490 Financing activities 37 190 043 37 290 556 Effect of exchange rate changes on cash held 88 459 - 786 146 Cash and cash equivalents at end of financial year 47 038 818 37 209 630 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 31 552 92 Bills maturing within three months of issue (Note B.2 ; A1 portfolio) 6 625 670 5 081 827 Loans and advances to credit institutions: Repayable on demand 963 843 491 476 Other loans and advances (Note C) 39 417 753 31 636 235 47 038 818 37 209 630 The accompanying notes form an integral part of these consolidated financial statements. 85

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2011 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The European Investment Fund (the “Fund” or “EIF”) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (”SME”); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 61.93% (2010: 61.17%) of the subscribed capital of the EIF. The Bank and the Fund are defined together as the “Group”. Note A – Significant accounting policies A.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 15 March 2012 and authorised their submission to the Board of Governors for approval by 30 April 2012. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.2. Foreign currency translation The Group uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. 86

A.3. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”). The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.4. Derivatives All derivatives held by the Group are used for micro and macro-hedging. The Group does not enter into any trading of derivatives. The Group uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. Long term futures are used by the Group to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded offbalance sheet at settlement amount and not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. A.5. Financial assets Financial assets are accounted for using the settlement date basis. A.6. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets, the Group has established the following portfolio categories: A.7.1. Group investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. 87

These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro rata temporis over the life of the securities. In 2006, the Group decided to phase out the investment portfolio. Since then, the Group has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.7.2. A.7.2. Operational portfolios • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Group purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at purchase price. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities with maturities of up to 18 months which are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. Negotiable debt securities issued by public bodies and credit institutions appear on the assets side of the balance sheet under item Debt securities including fixedincome securities - a) issued by public bodies and b) issued by other borrowers respectively. Zero coupon bonds are initially recorded at acquisition cost. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B3 and B4 and Operational portfolio EIF The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. These securities are available for sale and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and/or guaranteed by sovereigns, their agencies or by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. Zero coupon bonds are initially recorded at acquisition cost. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.7.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.8. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Group investment portfolio, the B1 ‘Credit Spread’ portfolio, the B3 ‘Global Fixed Income’ portfolio, the B4 ‘Inflation Linked Investment’ portfolio and the Operational portfolio EIF. 88

Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. Securities lent are recorded at the book value as an off balance-sheet item. Fees and interest received or paid are recorded as interest income or interest expense on an accruals basis. A.9. Loans and advances to credit institutions and customers A.9.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.9.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and recorded under Specific value adjustments on loans and advances to customers. A.9.3. Reverse repurchase and repurchase operations (reverse repos and repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued prorata temporis. Repos are carried at the amounts of cash received and are entered on the balance sheet under Amounts owed to credit institutions – b) with agreed maturity dates or periods of notice. Interest on repos is accrued pro-rata temporis. A.9.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.10. Shares and other variable-yield securities The Group acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Shares and other variableyield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.11. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in 89

Luxembourg-Kirchberg and its buildings in Luxembourg- Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.12. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.13. Pension plans and health insurance scheme A.13.1. Pension plans for staff The Group operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2011, but updated as at 31 December 2011 with an extrapolation (roll forward method) for the last three months of 2011. The main actuarial assumptions used by the actuary are set out in Note L. The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. A.13.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension scheme described in Note A.13.1. The latest valuation was carried out as at 30 September 2011 and was updated as at 31 December 2011 with an extrapolation (roll forward method) for the last three months of 2011. A.13.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.13.1. A.13.4. Optional supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff’s contributions and employer’s contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.14. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through item Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. 90

A.15. Provision for guarantees issued and for commitment on investment funds A.15.1. Provision for guarantees issued This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. A.15.2. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.16. Reserves A.16.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.16.3. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. A.16.4. General loan reserve With the coming into force of the latest amendments of the Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. A.17. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.18. Prepayments and accrued income - Accruals and deferred income These accounts comprise: A.18.1. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). A.18.2. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.19. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Group for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Group amortises prepayment indemnities received over the remaining life of the loans concerned. A.20. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.21. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. The reclassifications principally relate to: • the redemption premiums on swaps receivable and payable under: - From: Prepayments and accrued income and Accruals and deferred income - To: Loans and advances to credit institutions b) other loans and advances and Amounts owed to credit institutions b) with agreed maturity dates or periods of notice 91

• other bills eligible for refinancing with central banks - From: Debt securities including fixed income securities - To: Treasury bills and other bills eligible for refinancing with central banks • staff costs under: - From: Interest receivable and similar income and Interest payable and similar charges - To: Staff costs Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ’000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equal to EUR ’000 427 463 at 31 December 2011 (2010: EUR ‘000 253 692). EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 395 911 as at 31 December 2011 (2010: EUR ‘000 253 600). B.2. Debt securities portfolio In addition to loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the Group investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 ‘Credit Spread’, B3 ‘Global Fixed Income’, B4 ‘Inflation Linked Investment’ and the Operational EIF portfolio. The detail of these portfolios and their classification as at 31 December 2011 and 2010 are as follows: 31.12.2011 31.12.2010 Treasury bills and other bills eligible for refinancing with central banks 14 775 669 12 383 313 Debt securities including fixed-income securities 10 365 900 9 341 933 Total debt securities (*) 25 141 569 21 725 246 (*) of which EUR ‘000 9 780 508 unlisted in 2011 and EUR ‘000 9 413 399 in 2010. At 31.12.2011 Purchase price Book value Premiums/ discounts to be amortised Value at final maturity Market value Group investment portfolio 1 425 948 1 376 635 - 13 103 1 363 532 1 309 665 Operational money market portfolios: - A1: money market securities with a max. 3 month maturity 6 617 946 6 625 670 10 406 6 636 076 6 630 279 - A2: money market securities with a max. 18 month maturity 2 225 993 2 223 162 4 011 2 229 726 2 227 853 Operational bond portfolios: - B1: Credit Spread 737 431 678 257 0 735 502 683 956 - B3: Global Fixed Income 663 682 627 500 0 646 000 627 500 - B4: Inflation Linked Investment 1 050 023 1 039 474 0 940 000 1 039 474 Operational portfolio - EIF 645 921 561 810 195 644 111 566 006 Loan substitutes (Note D) 12 012 280 12 009 061 - 42 877 11 966 184 10 351 964 25 379 224 25 141 569 - 41 368 25 161 131 23 436 697 92

At 31.12.2010 Purchase price Book value Premiums/ discounts to be amortised Value at final maturity Market value Group investment portfolio 1 674 379 1 624 734 - 18 602 1 606 132 1 650 666 Operational money market portfolios: - A1: money market securities with a max. 3 month maturity 5 086 491 5 081 827 4 664 5 086 491 5 083 714 - A2: money market securities with a max. 18 month maturity 2 199 097 2 199 588 10 411 2 216 906 2 201 277 Operational bond portfolios: - B1: Credit Spread 1 044 305 990 742 0 1 043 527 998 966 - B3: Global Fixed Income 633 831 618 997 0 608 000 618 997 - B4: Inflation Linked Investment 1 073 907 1 072 028 0 980 000 1 072 028 Operational portfolio - EIF 650 157 603 914 0 647 853 606 585 Loan substitutes (Note D) 9 534 374 9 533 416 - 18 331 9 515 085 8 834 011 21 896 541 21 725 246 - 21 858 21 703 994 21 066 244 The Group enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Group when deemed necessary. The nominal value of securities lending activity amounts to EUR ‘000 778 872 at the end of December 2011 (2010: EUR ‘000 655 982). Loan substitutes are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no value adjustment is required and has thus been accounted for as at 31 December 2011 and 2010. 93

EU sovereign exposure in bond holdings The Group did not record value adjustments in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt securities portfolios as at 31 December 2011 and 2010: At 31.12.2011 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 247 902 247 207 241 700 254 603 Belgium 116 384 103 472 99 500 108 358 Czech Republic 601 657 598 247 555 453 617 331 Denmark 10 000 10 000 10 000 10 455 France 695 916 705 845 638 921 721 592 Germany 675 969 685 521 629 400 736 432 Greece 313 893 199 983 308 350 85 108 Hungary 17 472 18 085 19 000 13 656 Italy 2 710 795 2 666 594 2 683 700 2 648 768 Ireland 232 198 194 530 235 480 194 189 Luxembourg 36 922 36 697 35 000 37 002 Netherlands 130 549 129 050 127 000 139 820 Poland 67 672 66 745 67 000 65 911 Portugal 102 678 87 233 98 900 75 843 Slovakia 9 627 9 397 10 000 9 179 Slovenia 4 994 4 229 5 000 4 229 Spain 2 989 717 2 976 936 2 982 913 2 983 597 8 964 345 8 739 771 8 747 317 8 706 073 Non-EU sovereign and other bonds 16 414 879 16 401 798 16 413 814 14 730 624 Total 25 379 224 25 141 569 25 161 131 23 436 697 The Bank and the EIF did not participate in any private sector initiative for Greece and therefore no value adjustments were recorded on their held to maturity Greek sovereign and sovereign guaranteed exposure. At 31.12.2010 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 196 663 196 812 193 800 204 959 Belgium 145 712 134 905 129 500 141 368 Czech Republic 254 910 253 784 235 513 270 514 Denmark 10 000 10 000 10 000 10 420 Finland 58 804 58 129 55 000 58 294 France 700 067 698 589 641 600 714 520 Germany 647 263 644 023 602 400 672 858 Greece 770 883 719 892 765 950 680 930 Hungary 53 170 52 888 53 800 49 578 Italy 1 492 131 1 473 987 1 455 600 1 475 591 Ireland 1 508 390 1 474 300 1 522 057 1 474 497 Luxembourg 5 161 5 023 5 000 5 023 Netherlands 74 002 72 115 70 000 79 346 Poland 67 672 66 867 67 000 67 711 Portugal 496 707 488 209 497 971 485 959 Slovakia 4 867 4 907 5 000 4 892 Slovenia 4 994 4 955 5 000 4 955 Spain 1 035 854 1 015 120 1 018 100 1 019 631 7 527 250 7 374 505 7 333 291 7 421 046 Non-EU sovereign and other bonds 14 369 291 14 350 741 14 370 703 13 645 198 Total 21 896 541 21 725 246 21 703 994 21 066 244 94

Note C – Loans and advances to credit institutions - other loans and advances (in EUR ’000) The Group enters into collateralised reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. 31.12.2011 31.12.2010 Term deposits 13 974 281 6 230 200 Overnight deposits 250 000 0 Tripartite reverse repos (*) 25 393 472 25 406 035 Redemption premiums on swaps receivable (**) 495 446 416 688 40 113 199 32 052 923 of which cash and cash equivalents 39 417 753 31 636 235 (*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. (**) Redemption premiums on swaps receivable represent end payments of the underlying swap agreements for those agreements which include such features. Note D – Summary statement of loans and guarantees D.1. Aggregate loans granted (in EUR ’000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries Total 2011 Total 2010 Disbursed portion 133 861 282 249 726 477 383 587 759 351 019 788 Undisbursed loans 20 022 455 65 784 468 85 806 923 90 551 029 Aggregate loans granted 153 883 737 315 510 945 469 394 682 441 570 817 Loan substitutes portfolio (Note B.2) 12 009 061 9 533 416 Aggregate loans including loan substitutes portfolio (Note D.3) 481 403 743 451 104 233 D.2. Specific value adjustments for loans (in EUR ’000) Movements in the specific value adjustments are detailed below: 2011 2010 At 1 January 91 608 110 800 Release during the year - 60 705 - 20 000 Allowance during the year 161 887 808 At 31 December 192 790 91 608 95

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
Spain	727	71 974 780	68 139 066	3 835 714	14.95%	14.94%
Italy	590	59 925 540	48 615 570	11 309 970	12.45%	12.32%
Germany	671	59 207 847	52 280 753	6 927 094	12.30%	12.70%
France	420	43 471 394	36 968 013	6 503 381	9.03%	9.09%
United Kingdom	258	32 960 309	27 487 253	5 473 056	6.85%	6.77%
Poland	217	26 630 559	20 256 364	6 374 195	5.53%	5.12%
Portugal	321	24 818 983	21 847 520	2 971 463	5.15%	5.33%
Greece	146	16 869 490	14 916 095	1 953 395	3.49%	3.81%
Austria	207	11 416 086	9 808 086	1 608 000	2.37%	2.18%
Hungary	140	11 393 435	9 395 375	1 998 060	2.37%	2.37%
Czech Republic	124	10 094 778	8 563 835	1 530 943	2.10%	2.15%
Belgium	111	9 618 139	7 794 875	1 823 264	2.00%	1.94%
Netherlands	70	7 964 190	6 415 441	1 548 749	1.65%	1.73%
Sweden	73	7 783 544	5 833 775	1 949 769	1.62%	1.67%
Finland	116	7 682 784	5 996 091	1 686 693	1.60%	1.53%
Romania	82	7 204 659	3 954 008	3 250 651	1.50%	1.45%
Ireland	52	4 627 930	4 016 377	611 553	0.96%	0.95%
Slovenia	60	3 326 276	2 398 276	928 000	0.69%	0.68%
Slovakia	51	2 685 638	1 950 348	735 290	0.56%	0.58%
Bulgaria	46	2 501 178	1 299 594	1 201 584	0.52%	0.54%
Denmark	41	2 222 189	1 882 189	340 000	0.46%	0.53%
Cyprus	28	1 833 226	1 394 005	439 221	0.38%	0.41%
Latvia	25	1 597 329	843 329	754 000	0.33%	0.35%
Lithuania	17	1 301 071	1 176 211	124 860	0.27%	0.29%
Estonia	19	1 243 637	645 637	598 000	0.26%	0.24%
Luxembourg	18	658 492	621 529	36 963	0.14%	0.17%
Malta	5	299 155	188 655	110 500	0.06%	0.07%
Sub-total	**4 635**	**431 312 638**	**364 688 270**	**66 624 368**	**89.59%**	**89.91%**

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
Turkey	141	15 131 664	11 212 025	3 919 639		
Croatia	39	2 560 636	1 597 906	962 730		
FYROM	11	377 448	225 723	151 725		
Sub-total	**191**	**18 069 748**	**13 035 654**	**5 034 094**	**3.75%**	**3.58%**

95

D.3.2.2. ACP States Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Kenya 4 265 224 35 590 229 634 Madagascar 1 231 857 231 857 0 Namibia 8 174 475 174 475 0 Lesotho 4 168 029 37 810 130 219 Tanzania 2 150 652 0 150 652 Mauritius 12 146 117 65 108 81 009 Mozambique 8 143 824 91 738 52 086 Regional – West Africa 5 116 075 56 075 60 000 Nigeria 2 109 123 15 355 93 768 Zambia 1 80 000 0 80 000 Ghana 3 75 522 75 522 0 Uganda 1 75 000 0 75 000 Congo (Democratic Republic) 2 74 026 9 138 64 888 Senegal 3 73 388 42 388 31 000 Cap Verde 2 60 208 35 728 24 480 Regional – Caribbean 2 48 662 45 662 3 000 Benin 2 45 000 0 45 000 Burkina Faso 2 41 500 12 500 29 000 Cameroon 1 40 000 5 000 35 000 Swaziland 2 36 238 22 738 13 500 Seychelles 2 34 737 0 34 737 Congo 1 29 000 4 511 24 489 Dominican Republic 1 26 800 0 26 800 Jamaica 3 22 884 22 884 0 Ivory Coast 5 22 014 0 22 014 Botswana 3 20 652 20 652 0 Mauritania 2 18 580 16 551 2 029 Malawi 2 17 149 9 669 7 480 Barbados 3 12 652 12 652 0 Dominica 2 8 000 0 8 000 Saint Vincent and The Grenadines 2 6 221 6 221 0 Togo 2 6 035 0 6 035 Saint Kitts and Nevis 2 5 987 0 5 987 Regional – Africa 2 5 880 5 880 0 Liberia 2 5 310 0 5 310 Bahamas 1 3 593 3 593 0 Regional - ACP 1 2 929 2 929 0 Saint Lucia 1 2 662 2 662 0 Zimbabwe 1 1 435 1 435 0 Sub-total 105 2 407 440 1 066 323 1 341 117 0.50% 0.50% 97

D.3.2.3. Asia Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 China 6 1 656 120 666 427 989 693 India 4 460 872 196 277 264 595 Vietnam 7 441 286 217 674 223 612 Pakistan 5 149 118 49 118 100 000 Sri Lanka 4 145 106 120 106 25 000 Philippines 3 95 849 95 849 0 Indonesia 3 71 980 71 980 0 Laos 1 42 282 42 282 0 Maldives 1 40 497 40 497 0 Thailand 1 16 505 16 505 0 Bangladesh 1 12 169 12 169 0 Tajikistan 1 7 000 0 7 000 Sub-total 37 3 138 784 1 528 884 1 609 900 0.65% 0.66% D.3.2.4. Balkans Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Serbia 59 3 567 313 1 663 297 1 904 016 Bosnia-Herzegovina 35 1 221 633 592 944 628 689 Albania 13 281 892 196 940 84 952 Montenegro 30 250 892 160 437 90 455 Sub-total 137 5 321 730 2 613 618 2 708 112 1.11% 1.02% D.3.2.5. Central and Latin America Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of year 2010 Brazil 18 1 658 482 838 482 820 000 Panama 4 609 959 286 240 323 719 Argentina 5 297 536 221 146 76 390 Mexico 4 189 561 189 561 0 Colombia 2 178 043 178 043 0 Regional - Central America 3 134 740 34 740 100 000 Peru 3 96 274 96 274 0 Paraguay 1 73 421 73 421 0 Nicaragua 2 69 195 3 091 66 104 Chile 1 63 428 63 428 0 Ecuador 1 32 952 32 952 0 Uruguay 3 23 749 23 749 0 Costa Rica 1 7 322 7 322 0 Regional - Andean Countries 1 2 958 2 958 0 Sub-total 49 3 437 620 2 051 407 1 386 213 0.72% 0.57% 98

D.3.2.6. European Free Trade Association (EFTA) Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Norway 8 656 842 506 842 150 000 Iceland 11 566 842 496 842 70 000 Switzerland 1 30 000 0 30 000 Sub-total 20 1 253 684 1 003 684 250 000 0.26% 0.27% D.3.2.7. Mediterranean Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Tunisia 58 3 315 798 1 926 912 1 388 886 Egypt 37 3 167 411 1 965 260 1 202 151 Morocco 48 3 144 953 1 832 953 1 312 000 Syrian Arab Republic 16 1 201 690 649 689 552 001 Lebanon 21 702 266 475 214 227 052 Israel 10 693 855 415 191 278 664 Algeria 1 491 950 491 950 0 Jordan 19 443 175 312 624 130 551 Gaza West Bank 6 61 013 16 013 45 000 Sub-total 216 13 222 111 8 085 806 5 136 305 2.75% 2.93% D.3.2.8. Overseas Countries and Territories (OCT) Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 French Polynesia 1 10 000 0 10 000 New Caledonia 1 542 542 0 British Virgin Islands 1 204 204 0 Sub-total 3 10 746 746 10 000 0.00% 0.00% D.3.2.9. Eastern Europe, Southern Caucasus, Russia Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2011 % of total 2010 Ukraine 7 1 090 540 200 000 890 540 Russian Federation 6 435 765 197 834 237 931 Moldova 8 255 170 31 868 223 302 Georgia 5 190 000 56 959 133 041 Armenia 2 20 000 3 000 17 000 Sub-total 28 1 991 475 489 661 1 501 814 0.41% 0.27% 99

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
South Africa	32	1 237 767	1 032 767	205 000		
Sub-total	**32**	**1 237 767**	**1 032 767**	**205 000**	**0.26%**	**0.29%**
Total loans for projects outside the European Union	**818**	**50 091 105**	**30 908 550**	**19 182 555**	**10.41%**	**10.09%**
Total loans 2011	**5 453**	**481 403 743**	**395 596 820(1)**	**85 806 923**	**100.00%**	
Total loans 2010	**5 216**	**451 104 233**	**360 553 204(1)**	**90 551 029**		**100.00%**

(1) including loan substitutes (Notes B.2 and D.1)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 161 867 as at 31 December 2011 (2010: EUR '000 107 469).

The additional provision in respect of guarantees issued totalled EUR '000 58 032 in 2011 (2010: EUR '000 47 815). In addition, a foreign exchange adjustment of EUR '000 3 634 was recognised for the year ended 31 December 2011 (2010: EUR '000 10 758).

Note E – Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2011	2 078 026	157 500	323 484	**2 559 010**
Net additions	147 882	0	98 461	**246 343**
At 31 December 2011	**2 225 908**	**157 500**	**421 945**	**2 805 353**
Value adjustments:				
At 1 January 2011	- 692 968	0	- 16 539	**- 709 507**
Net additions	- 8 774	0	- 242	**- 9 016**
At 31 December 2011	**- 701 742**	**0**	**- 16 781**	**- 718 523**
Net book value:				
At 31 December 2011	**1 524 166**	**157 500(1)**	**405 164**	**2 086 830**
At 31 December 2010	**1 385 058**	**157 500**	**306 945**	**1 849 503**

(1) The amount of EUR '000 157 500 (2010: EUR '000 157 500) corresponds to the capital paid in by the Group as at 31 December 2011 with respect to its subscription of EUR '000 630 310 to the capital of the EBRD (European Bank for Reconstruction and Development). The Group holds 3.03 % of the subscribed capital of the EBRD.

As at 31 December 2011 the share of underlying net equity of the Group in EBRD amounts to EUR 392.7 million (2010: EUR 348.4 million). This is based on the audited 2010 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2009)	3.03	11 515	- 911	32 539
EBRD (31.12.2010)	3.03	12 977	1 227	39 327

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 1 955 898 (2010: EUR '000 1 706 189)
- for investment funds EUR '000 547 148 (2010: EUR '000 459 914)

99

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2011	24 717	374 866	81 353	480 936	11 790
Additions	6	237	13 606	13 849	6 852
Disposals	0	0	- 9 259	- 9 259	- 3 470
At 31 December 2011	**24 723**	**375 103**	**85 700**	**485 526**	**15 172**
Accumulated depreciation:					
At 1 January 2011	0	- 118 860	- 42 539	- 161 399	- 3 524
Depreciation	0	- 10 863	- 14 019	- 24 882	- 4 716
Disposals	0	0	9 250	9 250	3 470
At 31 December 2011	**0**	**- 129 723**	**- 47 308**	**- 177 031**	**- 4 770**
Net book value:					
At 31 December 2011	**24 723**	**245 380**	**38 392**	**308 495**	**10 402**
At 31 December 2010	**24 717**	**256 006**	**38 814**	**319 537**	**8 266**

All land and buildings are used by the Group for its own activities.

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2011	31.12.2010
Loan instalments receivable	63 497	11 765
Commission receivable on guarantees and venture capital operations	12 382	21 971
Guarantees disbursed	11 156	6 280
Staff housing loans and advances (*)	10 931	13 621
Advances on salaries and allowances	240	373
Other	25 684	46 135
	123 890	**100 145**

(*) The balance above relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2011	31.12.2010
Optional Supplementary Provident Scheme (Note L)	260 884	222 961
Payable on HIPC initiative	93 395	46 872
Transitory account on loans	51 469	20 735
Personnel costs payable	46 765	46 304
Financial guarantees issued in respect of venture capital operations	24 022	26 902
Management fees	10 314	9 736
Western Balkans infrastructure fund	9 600	10 000
Guarantee fees	4 820	5 390
Other	27 486	28 218
	528 755	**417 118**

100

Note H – Subscribed capital, Group own funds and appropriation of profit H.1. Consolidated own funds and appropriation of profit Statement of movements in consolidated own funds (in EUR ‘000) 2011 2010 Share Capital: - Subscribed capital 232 392 989 232 392 989 - Uncalled - 220 773 340 - 220 773 340 - Called capital 11 619 649 11 619 649 - Less: Capital called but not paid 0 - 14 430 - Paid in capital 11 619 649 11 605 219 Reserves and profit for the year: Reserve Fund: - Balance at beginning of the year 20 082 400 18 205 506 - Appropriation of prior year’s profit (1) 889 943 1 876 894 - Balance at end of the year 20 972 343 20 082 400 - Less: Receivable from Member States 0 - 43 233 - Paid-in balance at end of the year 20 972 343 20 039 167 Additional reserves: - Balance at beginning of the year 1 297 986 1 321 995 - Appropriation of prior year’s profit (2) - 18 925 - 12 062 - Changes in ownership interests - 187 - 11 947 - Balance at end of the year 1 278 874 1 297 986 Special activities reserve: - Balance at beginning of the year 3 299 370 3 299 370 - Appropriation of prior year’s profit (1) 809 570 0 - Balance at end of the year 4 108 940 3 299 370 General loan reserve: - Balance at beginning of the year 1 923 734 1 923 734 - Appropriation of prior year’s profit (1) 417 129 0 - Balance at end of the year 2 340 863 1 923 734 Profit for the financial year attributable to the equity holders of the Bank 2 267 878 2 097 717 Total consolidated own funds attributable to equity holders of the Bank 42 588 547 40 263 193 Equity attributable to minority interest (in EUR ‘000) 31.12.2011 31.12.2010 - Balance at 1 January 351 944 340 294 - Movement on reserves - 9 339 24 095 - Dividend paid - 1 108 0 - Appropriation of the loss of the year - 16 733 - 12 445 Total equity attributable to minority interest at 31 December 324 764 351 944 (1) At its annual meeting on 17 May 2011 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2010 which amounted to EUR ‘000 2 116 642 to the Reserve Fund, the Special activities reserve and the General loan reserve. (2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR ‘000 - 18 925 was appropriated to the Additional reserves attributable to the equity holders of the Bank. 102

H.2. Subscribed capital and reserves, called but not paid On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of paid-in capital (EUR 57.7 million), and also their share of the Reserves (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. All the instalments have been entirely settled. The related net receivable from the Member States was shown in the balance sheet as follows under Subscribed capital and reserves, called but not paid: (in EUR ‘000) 31.12.2011 31.12.2010 Reserves called but not paid 0 43 233 Subscribed capital called but not paid 0 14 430 0 57 663 Note I – Prepayments and accrued income and Accruals and deferred income (in EUR ’000) 31.12.2011 31.12.2010 Prepayments and accrued income : Foreign exchange on currency swap contracts 10 940 322 4 497 165 Interest and commission receivable 8 851 942 8 081 232 Deferred borrowing charges 56 230 57 782 Investment Facility’s commission receivable 38 011 34 080 Other 25 418 768 19 911 923 12 671 027 Accruals and deferred income : Foreign exchange on currency swap contracts 0 23 861 Interest and commission payable 9 866 008 9 240 125 Deferred early repayment indemnities on loans 232 184 275 932 Deferred borrowing proceeds 278 560 277 596 Interest subsidies received in advance (*) 155 670 170 739 10 532 422 9 988 253 (*) Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long term advance which is entered on the liabilities side under item Accruals and deferred income and comprises: • amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and • interest subsidies, concerning certain lending operations put in place within the European Union from the Bank’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992. 103

Note J – Amounts owed to credit institutions and to customers with agreed maturity dates or periods of notice (in EUR ’000) J.1. Amounts owed to credit institutions 31.12.2011 31.12.2010 Repayable on demand 10 969 469 5 675 399 Short-term deposits 53 459 27 858 Repo with central banks 100 000 100 000 Redemption premiums on swaps payable (*) 1 571 423 1 492 562 12 694 351 7 295 819 (*) Redemption premiums on swaps payable represent end payments of the underlying swap agreements for those agreements which include such features. J.2. Amounts owed to customers 31.12.2011 31.12.2010 Overnight deposits 46 304 38 945 European Union and Member States’ accounts - For Special Section operations and related unsettled amounts 343 617 354 872 - Deposit accounts 1 240 648 1 130 649 Short-term deposits 960 037 975 965 2 590 606 2 500 431 104

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2011 and 2010, together with the average rates and due dates.

	Debts evidenced by certificates				
Payable in	Outstanding at 31.12.2011	Average rate 2011 (*)	Due dates	Outstanding at 31.12.2010	Average rate 2010 (*)
EUR	174 488 830	3.35	2012/2057	148 194 630	3.56
USD	107 454 811	2.56	2012/2058	104 067 249	2.75
GBP	58 101 423	4.03	2012/2054	52 122 801	4.54
AUD	18 996 605	5.37	2012/2023	14 628 590	5.93
JPY	13 660 198	0.86	2012/2047	13 946 268	0.85
CHF	7 146 966	2.47	2012/2036	7 499 881	2.38
NOK	6 498 323	3.74	2012/2025	3 386 667	4.16
SEK	4 301 840	3.71	2012/2039	3 241 649	3.68
TRY	2 776 232	9.33	2012/2022	2 831 379	10.63
NZD	2 449 662	6.41	2012/2021	2 180 233	6.75
ZAR	1 926 787	8.16	2012/2021	1 990 653	8.21
CAD	744 612	4.56	2037/2045	781 727	4.68
RUB	719 741	6.69	2012/2019	519 598	6.82
DKK	551 505	2.55	2024/2026	550 077	2.55
CZK	541 280	3.89	2013/2030	635 750	4.15
PLN	290 920	6.00	2012/2026	445 658	6.33
HUF	273 625	6.37	2012/2016	371 470	6.29
HKD	232 816	0.98	2012/2019	225 315	1.05
BGN	117 599	5.18	2012/2013	171 285	5.52
RON	104 087	8.88	2014/2016	105 584	8.88
MXN	32 419	5.06	2015/2015	38 275	6.07
TWD	25 508	5.10	2013/2013	25 667	4.75
ISK	0	-	n/a	48 182	7.91
TOTAL	**401 435 789**			**358 008 588**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 615 million in 2011 and EUR 843 million in 2010). All such borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2011 and 2010 for debts evidenced by certificates (including the short term commercial papers):

(In EUR million)	2011	2010
Balance at 1 January	358 009	305 758
Issuance during the year	151 108	129 855
Contractual redemptions	- 111 187	- 89 529
Early redemptions	- 2 780	- 3 090
Exchange adjustments	6 286	15 015
Balance at 31 December	**401 436**	**358 009**

104

Note L – Provisions – pension plans and health insurance scheme (in EUR ’000) The Group’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group. The pension plans and health insurance scheme provisions are as follows (in EUR ‘000): 2011 2010 Staff pension plan: Provision at 1 January 1 299 180 1 177 671 Payments made during the year - 51 503 - 47 287 Recognition of actuarial losses 13 263 0 Annual contributions and interest 172 806 168 796 Sub-total 1 433 746 1 299 180 Management Committee Pension Plan 34 924 34 310 Provision at 31 December 1 468 670 1 333 490 Health insurance scheme: Provision at 1 January 133 690 118 934 Payments made during the year - 10 065 - 9 047 Recognition of actuarial losses 94 0 Annual contributions and interest 25 067 23 803 Provision at 31 December 148 786 133 690 Total provisions at 31 December 1 617 456 1 467 180 The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 260 million (2010: EUR 223 million) is classified under ‘Other Liabilities’ (Note G). The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2011 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2011 with an extrapolation (‘roll forward’ method) for the last 3 months of 2011, using the prevailing market rates of 31 December 2011 and the following assumptions (for the staff pension and medical plans): • a discount rate of 5.58% (2010: 5.06%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 18.85 year duration (2010: 17.52 year duration); • in the light of past experience, the Group estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% (2010: 1.5%) above the discount rate mentioned above. As a consequence, the final discount rate used is 7.08% (2010: 6.56%); • a progressive retirement between the age of 55-65 (2010: retirement at the age of 55-65); • a combined average impact of the increase in the cost of living and career progression of 4.5% (2010: 4.5%); • probable resignation of 3% up to age 55 (same as 2010); • a rate of adjustment of pensions of 2% per annum (same as 2010); • use of the ISCLT longevity table (2010: ISCLT longevity table); and • a medical cost inflation rate of 4% per annum (same as 2010). 106

The provisions for these schemes are adjusted when needed (Note A.13.1) according to the actuarial valuation, as per the tables above (i.e. cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis). Due to the actuarial surplus being within the 10% corridor in the valuation for the prior year, no such adjustment has been accounted for in 2010. In 2010, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 359 315. EUR ’000 178 017 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2011. Thereby, the net loss recognised in 2011 is EUR ’000 13 693. In 2011, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 173 488. EUR ’000 11 742 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2012 will be EUR ’000 948. Note M – Extraordinary charges The extraordinary charge of EUR 50 million (2010: EUR nil) relates to the Group’s participation in the HIPC Debt Relief Initiative, which provides debt relief to highly indebted poor countries. Note N – Interest receivable and similar income and Interest payable and similar charges N.1.Net interest income (in EUR ’000) 2011 2010 Interest receivable and similar income: Cash in hand, balance with central banks and post office banks 3 720 2 798 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities 531 574 412 411 Loans and advances to credit institutions and customers 10 090 080 7 938 401 Derivatives 14 321 414 10 852 055 Other 0 1 436 Total 24 946 788 19 207 101 Interest payable and similar charges: Amounts owed to credit institutions and to customers - 58 678 - 23 614 Debts evidenced by certificates - 13 456 131 - 13 287 875 Derivatives - 8 393 553 - 3 186 623 Other - 130 484 - 128 968 Total - 22 038 846 - 16 627 080 Net interest income 2 907 942 2 580 021 Financial Report 2011 107

N.2. Geographical analysis of Interest receivable and similar income (in EUR ’000) EU countries 2011 2010 Spain 1 465 252 1 118 081 Italy 1 025 946 777 630 Germany 909 430 759 781 France 824 510 691 864 United Kingdom 677 605 607 887 Poland 668 147 501 789 Portugal 589 511 470 975 Greece 586 574 520 074 Hungary 268 347 200 643 Austria 228 817 187 842 Belgium 211 648 189 751 Netherlands 181 596 137 953 Czech Republic 157 527 141 227 Finland 153 581 126 205 Sweden 151 013 81 110 Romania 126 440 109 465 Ireland 91 490 73 561 Slovenia 60 273 50 371 Lithuania 43 974 32 871 Slovakia 43 736 25 606 Bulgaria 37 068 27 786 Denmark 33 742 26 177 Cyprus 29 078 19 820 Latvia 22 735 19 774 Luxembourg 17 747 19 834 Estonia 11 128 7 201 Malta 6 852 3 486 Total 8 623 767 6 928 764 Outside the European Union 958 275 823 239 Total 9 582 042 7 752 003 Income not analysed per country (1) 15 364 746 11 455 098 Total 24 946 788 19 207 101 (1) Income not analysed per country: • Revenue from Investment portfolio and loan substitutes portfolios 273 312 218 963 • Revenue from Operational bond portfolios 107 152 70 171 • Revenue from Operational money-market portfolios 151 110 122 818 • Revenue from money-market operations 511 758 191 091 • Income from derivatives 14 321 414 10 852 055 15 364 746 11 455 098 Financial Report 2011 108

Note O – Commission receivable and Commission payable (in EUR ’000) 2011 2010 Commission receivable: Income on loans and guarantees 68 727 60 287 Income from advisory activities 65 853 64 899 Investment Facility/Cotonou (Note Z) 38 011 34 086 Jaspers (Note Z) 24 913 22 473 Jessica (Note Z) 16 664 11 900 Jeremie (Note Z) 11 299 10 457 Jasmine (Note Z) 1 156 713 Yaoundé/Lomé conventions (Note Z) 6 035 7 569 Other European Union institutions (Note Z) 35 550 23 976 Total commission receivable 268 208 236 360 Commission payable - 276 - 204 Note P – Net loss on financial operations (in EUR ’000) 2011 2010 Net result on unwind of ALM swaps 36 805 - 85 882 Net result on repurchase of debts evidenced by certificates 12 639 - 4 570 Net result on translation of balance sheet positions 1 279 - 7 397 Result on release of guarantees 0 28 903 Value (re-)adjustment on shares and other variable yield securities other than venture capital - 242 - 15 689 Realised result on sale of shares and other variable-yield securities - 5 871 - 11 197 Provision for commitment on investment funds - 8 026 0 Value adjustment on venture capital operations - 8 774 - 42 885 Result on long term futures - 12 992 - 9 297 Net result on unwind of asset swaps - 28 385 0 Net realised result on operational treasury portfolio - 53 614 42 Net result on foreign exchange swaps - 56 995 5 117 Unrealised result on operational treasury portfolio - 64 999 - 124 828 Total net loss on financial operations - 189 175 - 267 683 Note Q – Other operating income (in EUR ’000) 2011 2010 Reversal of previous year’s unutilised accruals on general administrative expenses 5 275 6 313 Other 3 914 2 750 Total other operating income 9 189 9 063 Financial Report 2011 109

Note R – General administrative expenses (in EUR '000)

	2011	2010
Salaries and allowances(*)	- 247 661	- 235 060
Welfare contributions and other social costs	- 151 599	- 125 655
Staff costs	**- 399 260**	**- 360 715**
Other general administrative expenses	- 134 392	- 119 866
Total general administrative expenses	**- 533 652**	**- 480 581**

The number of persons employed by the Group was 2 173 at 31 December 2011 (2 077 at 31 December 2010).

(*) of which the amount for members of the Management Committee is EUR'000 3 022 at 31 December 2011 and EUR'000 2 960 at 31 December 2010.

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note T – Fair value of financial instruments

The Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets and liabilities compared with their accounting value is shown in the table below:

	Assets		Liabilities	
At 31 December 2011 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets:				
Cash in hand, balances with central banks and post office banks	427	427		
Loans and advances to credit institutions and to customers, excluding loan substitutes	424 472	426 559		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	25 142	23 437		
Shares and other variable yield securities (Note E)	2 087	2 617		
Total financial assets	**452 128**	**453 040**		
Liabilities:				
Amounts owed to credit institutions and to customers (Note J)			15 285	15 285
Debts evidenced by certificates (Note K)			401 436	431 770
Total financial liabilities			**416 721**	**447 055**

109

Assets Liabilities At 31 December 2010 (in EUR million) Accounting value Fair value Accounting value Fair value Assets: Cash in hand, balances with central banks and post office banks 254 254 Loans and advances to credit institutions and to customers, excluding loan substitutes 383 473 394 727 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 21 725 21 066 Shares and other variable yield securities (Note E) 1 850 2 315 Total financial assets 407 302 418 362 Liabilities: Amounts owed to credit institutions and to customers (Note J) 9 796 9 796 Debts evidenced by certificates (Note K) 358 009 381 326 Total financial liabilities 367 805 391 122 Note U – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. U.1. Risk Management Organisation U.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank analyses and manages risks so as to obtain protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) was created in November 2003. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD’s remit. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice- President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created. Financial Report 2011 111

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature in line with the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio this is the responsibility of Transaction Management & Restructuring (TMR) a Directorate, reporting to a separate Vice-President. TMR is focusing on monitoring the higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the Risk Management Directorate. U.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do, in fact, occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. U.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. Following best market practice, all new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE) Venture Capital and Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division reports directly to the Deputy Chief 112

Executive. This segregation of duties and the “four-eyes” principle ensure an unbiased review of EIF’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the venture capital operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into three teams: a PE Risk Management team, a Portfolio GS Risk Management team and a Monitoring & Administration (MA) team covering both business lines. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by mostly independent teams in order to catalyse further commitments from a wide range of investors. The Fund’s PE operations include investments in early-stage and seed capital, but also in wellestablished funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond the typical and often-simplistic recipe of investing only in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of the actual financial crisis, the Fund has been closely monitoring the valuations reported by PE fund managers, and also other specific risks linked to the crisis. The Fund has also run more stringent stress test scenarios on its PE funds portfolios to assess the impact of a worsening and/or continuation of the financial crisis. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. The guarantees portfolio is valued according to mark-to model. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In the context of the financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. The improvement of the monitoring is not only based on the reaction to the financial crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation and expected losses. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and inter-bank term deposits as well as the derivatives transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group’s policies on credit risk are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in Financial Report 2011 113 terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive. Management of credit risk is based, firstly, on the level of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties. U.2.1. Loans In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated long term creditworthiness and with sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2011 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities (*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency nontransferability, expropriation, war and civil disturbance. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s Statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group’s own resources and at the Group’s own risk. The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor Borrower States Public institutions Banks Corporates Not guaranteed(1) Total 2011 Total 2010 States 0 0 0 0 39 233 39 233 37 395 Public institutions 24 673 13 069 601 3 644 50 562 92 549 86 853 Banks 16 045 41 811 36 450 21 800 25 469 141 575 134 757 Corporates 21 238 9 420 32 289 39 411 61 008 163 366 150 700 Total 2011 (1) (2) (3) (4) (5) 61 956 64 300 69 340 64 855 176 272 436 723 Total 2010 (1) (2) (3) (4) (5) 54 954 65 873 69 463 64 827 154 588 409 705 (1) These amounts include loans, for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 372 million as of 31 December 2011 (2010: EUR 6 167 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2011: EUR 12 009 million; 2010: EUR 9 533 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. Financial Report 2011 114

The Group did not record value adjustment in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union (under the Facilities and under the risk-sharing operations): 2011 (in EUR million) 2010 (in EUR million) Acting as borrower Acting as guarantor Acting as borrower Acting as guarantor Country Disbursed Undisbursed Signed Disbursed Undisbursed Signed Austria 0 0 32 0 0 35 Belgium 0 0 888 0 0 867 Bulgaria 233 859 0 107 985 0 Cyprus 655 239 708 471 280 722 Czech Republic 2 766 589 401 2 681 816 462 Denmark 0 0 443 0 0 560 Estonia 165 385 119 165 385 75 Finland 385 0 1 023 452 0 1 146 France 0 0 1 177 0 0 932 Germany 0 0 1 822 0 0 1 873 Greece 7 057 560 6 806 6 128 1 740 5 583 Hungary 4 110 1 120 1 593 3 714 1 168 1 565 Italy 1 084 0 3 636 1 136 0 3 769 Ireland 0 0 641 0 0 655 Latvia 375 525 217 375 525 221 Lithuania 1 020 112 0 1 020 112 0 Luxembourg 0 0 135 0 0 167 Malta 0 0 290 0 0 290 Netherlands 0 0 29 0 0 29 Poland 6 669 1 002 10 067 5 428 1 502 7 710 Portugal 513 600 6 808 513 0 7 161 Romania 996 2 356 320 780 2 077 320 Slovakia 745 650 0 152 1 300 0 Slovenia 36 0 2 135 41 0 2 030 Spain 1 108 0 17 345 1 243 0 14 675 Sweden 0 0 585 0 0 838 United Kingdom 0 0 1 449 0 0 1 522 Non EU–Countries 888 1 431 3 287 736 1 363 1 747 Total 28 805 10 428 61 956 25 142 12 253 54 954 The table below shows (in EUR million) the loans for projects outside the European Union (Apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility): Secured by: 31.12.2011 31.12.2010 Member States 2 369 2 275 European Union budget (1) 36 675 35 758 Total (2) 39 044 38 033 (1) of which EUR 6 372 million in risk-sharing operations as explained above (2010: EUR 6 167 million). (2) including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. Financial Report 2011 115

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE AGREEMENT 31.12.2011 31.12.2010 75% Member States global guarantee - ACP/OCT Group 4th Lomé Convention 51 76 - ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol 328 381 Total 75% Member States global guarantee 379 457 75% Member States guarantee - Cotonou partnership agreement 604 722 - Cotonou partnership 2nd agreement 1 386 1 096 Total 75% Member States guarantee 1 990 1 818 Total Member States guarantee 2 369 2 275 100% European Union budget guarantee - South Africa – 300m – BG Decision 19.06.95 2 3 - ALA I – 750m 84 103 - ALA interim (100% guarantee) – 153m 4 4 - CEEC – 1bn - BG Decision 29.11.89 51 76 - CEEC – 3bn - BG Decision 02.05.94 290 372 - Russia – 100 m - 2001-2005 68 72 - Russia – 500 m - 2004-2007 230 230 Total 100% European Union budget guarantee 729 860 75% European Union budget guarantee - Mediterranean Protocols 490 661 - Yugoslavia – Art.18 (1984) 0 1 - Yugoslavia – 1st Protocol 0 1 - Yugoslavia – 2nd Protocol 0 5 - Slovenia – 1st Protocol 32 42 Total 75% European Union budget guarantee 522 710 70% European Union budget guarantee - South Africa – 375m – Decision 29.01.97 65 76 - ALA II – 900m 99 127 - ALA interim (70% guarantee: risk sharing) – 122m 3 5 - Bosnia–Herzegovina – 100m 99/2001 76 80 - Euromed (EIB) – 2 310m – Decision 29.01.97 528 668 - FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000 86 96 - CEEC – 3 520m – Decision 29.01.97 1 130 1 295 Total 70% European Union budget guarantee 1 987 2 347 65% European Union budget guarantee - South Africa – 825m – 7/2000-7/2007 547 670 - South Africa – Decision 2/2007-12/2013 574 549 - ALA III – 2 480m – 2/2000-7/2007 878 1 002 - ALA Decision – 2/2007-12/2013 2 857 2 557 - Euromed II – 6 520m – 2/2000-1/2007 4 611 5 103 - South Eastern Neighbours – 9 185m – 2/2000-7/2007 7 259 7 684 - Turkey special action – 450m – 2001-2006 251 276 - Turkey TERRA – 600m – 11/1999-11/2002 464 502 - PEV EE/CAS/RUS 1/2/2007-31/12/2013 1 593 918 - PEV MED 1/2/2007-31/12/2013 6 593 5 761 - Pre-Accession – 8 700m – 2007-2013 7 660 6 819 - Climate Change Mandate 2011-2013 150 0 Total 65% European Union budget guarantee 33 437 31 841 Total European Union budget guarantee 36 675 35 758 Total 39 044 38 033 Financial Report 2011 116

Collateral on loans (in EUR million) Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 20 642 million (2010: EUR 18 004 million), with the following composition: As at 31 December 2011 Loan Financial Collateral (in EUR million) (1) Moody’s or equivalent rating Bonds Equities & Funds Cash Total 2011 Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 943 180 6 498 1 800 219 0 0 3 646 Aa1 to Aa3 1 059 0 127 722 1 162 95 0 0 3 165 A1 898 0 0 345 793 62 0 0 2 098 Below A1 8 447 0 327 184 1 626 38 0 0 10 622 Non-Rated 0 0 0 0 0 0 168 943 1 111 Total 2011 11 347 180 460 1 749 5 381 414 168 943 20 642 (1) Bonds, equities and funds are valued at their market value. As at 31 December 2010 Loan Financial Collateral (in EUR million) (2) Moody’s or equivalent rating Bonds Equities & Funds Cash Total 2010 Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 728 169 2 1 284 1 291 493 0 0 3 967 Aa1 to Aa3 1 025 0 0 48 1 731 96 0 0 2 900 A1 2 431 0 0 0 670 86 0 0 3 187 Below A1 5 027 0 106 0 1 960 90 0 0 7 183 Non-Rated 0 0 0 0 0 0 208 559 767 Total 2010 9 211 169 108 1 332 5 652 765 208 559 18 004 (2) Bonds, equities and funds are valued at their market value. A breakdown of disbursed loans outstanding, including loan substitutes (in EUR million), at 31 December according to the sectors in which borrowers are engaged is set out below: Maturity Sector : not more than 1 year 1 year to 5 years more than 5 years Total 2011 Total 2010 Energy 3 548 14 219 33 124 50 891 42 019 Transport 4 499 26 925 80 791 112 215 106 080 Telecommunications 1 948 7 553 2 899 12 400 11 577 Water, sewerage 1 416 5 717 13 815 20 948 18 914 Miscellaneous infrastructure 1 215 4 807 12 933 18 955 18 559 Agriculture, forestry, fisheries 8 65 739 812 240 Industry 2 184 23 512 7 124 32 820 28 671 Services 1 341 8 341 7 754 17 436 15 861 Global loans(3) 9 334 48 604 37 783 95 721 90 715 Health, education 1 136 8 358 23 905 33 399 27 917 Total 2011 26 629 148 101 220 867 395 597 Total 2010 21 517 128 997 210 039 360 553 (3) A Global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters. Financial Report 2011 117

Arrears on loans Amounts in arrears are identified, monitored and reported according to a set of procedures called the “Guidelines for the Monitoring of late payments”. Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States: Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 176 272 million as at 31 December 2011 (2010: EUR 154 588 million). As at 31 December 2011, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amount to EUR 1.3 million (2010: 0.7 million). Loans granted for projects outside the European Union secured by the European Union budget or the Member States: Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for approximately 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually. The arrears of payments on the loan portfolio (including interest revenue and penalty fee) of the Group outside the European Union can be analysed as follows (in EUR‘000): 31.12.2011 31.12.2010 Instalments overdue 30 to 90 days 4 714 210 Instalments overdue more than 90 days 2 726 2 450 Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU 108 665 103 834 Total 116 105 106 494 U.2.2. Treasury The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers. Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate. Financial Report 2011 118

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers (as at 31 December): Moody’s or equivalent rating Securities portfolio % Treasury instruments % 2011 2010 2011 2010 Aaa 33 31 4 0 Aa1 to Aa3 29 36 26 33 A1 to A3 28 12 54 56 Below A3 10 21 16 11 Total 100 100 100 100 Collateral on Treasury transactions Collateral received The Treasury transactions include EUR 25 393 million (2010: EUR 25 406 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2011 is EUR 25 551 million (2010: EUR 25 535 million), with the following classification: Tripartite Agreements Collateral (in EUR million) At 31 December 2011 Bonds Total 2011 Moody’s or equivalent rating Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 2 033 511 90 1 724 1 049 1 811 7 218 Aa1 to Aa3 4 962 0 506 749 1 827 0 8 044 A1 1 147 0 0 222 1 507 0 2 876 Below A1 4 709 0 0 353 2 351 0 7 413 Total 2011 12 851 511 596 3 048 6 734 1 811 25 551 Tripartite Agreement Collateral (in EUR million) At 31 December 2010 Bonds Total 2010 Moody’s or equivalent rating Government Supranational Agency Secured Bonds (Pfandbriefe, Cedulas) Bank and Corporate Bonds ABS Aaa 643 749 5 2 125 3 830 3 885 11 237 Aa1 to Aa3 3 721 13 215 360 2 795 72 7 176 A1 594 0 254 0 1 140 0 1 988 Below A1 1 529 0 0 11 3 594 0 5 134 Total 2010 6 487 762 474 2 496 11 359 3 957 25 535 Securities deposited As at 31 December 2011 the Bank deposited with the Central Bank of Luxembourg securities with a market value of EUR 2.2 billion (2010: EUR 312 million). 119

U.2.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 813 million at 31 December 2011 (2010: EUR 696 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2011 is EUR 853 million (2010: EUR 699 million), with the following classification:

Securities Lending Collateral (in EUR million)				
At 31 December 2011	Bonds		Time Deposit	Total 2011
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	26	0	0	**26**
Aa1 to Aa3	694	0	42	**736**
A1 to A3	0	0	91	**91**
Total 2011	**720**	**0**	**133**	**853**

Securities Lending Collateral (in EUR million)				
At 31 December 2010	Bonds		Time Deposit	Total 2010
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	61	4	0	**65**
Aa1 to Aa3	613	16	5	**634**
A1 to A3	0	0	0	**0**
Total 2010	**674**	**20**	**5**	**699**

U.2.4. Guarantees granted by the Group in respect of loans granted by third parties

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statutes and the Credit Risk Policy Guidelines. The Statute limit own-risk guarantees to approximately EUR 9.0 billion. The EUR 3.7 billion exposure at risk at the end of 2011 (2010: EUR 3.0 billion) was well below the statutory limit of EUR 9.0 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

119

Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR ‘000 60 524 as at 31 December 2011 (2010: EUR ‘000 60 258). U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group (Economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the Value at Risk (‘VaR’) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2011, the VaR of the Group amounted to EUR 318 million (2010: EUR 275 million). The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Group deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the EIB’s positions. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2011, the impact of a 200 basis points upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 5.37 billion (2010: EUR 4.72 billion). Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity. At cash flows level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity. 121

Below is a summary of the features of the Group’s callable portfolio as of 31 December 2011 and 31 December 2010, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: By funding currency (after swap): 31.12.2011 Pay Currency (in EUR million) CZK EUR JPY PLN USD Total EUR Pay Notional - 29 - 3 064 - 85 - 22 - 5 484 - 8 684 Average maturity date 17.06.2013 25.11.2032 04.04.2031 05.05.2026 10.06.2035 28.05.2034 Average expected maturity 15.03.2012 02.06.2023 29.03.2028 01.01.2018 08.01.2026 21.01.2025 31.12.2010 Pay Currency (in EUR million) CZK EUR JPY PLN USD Total EUR Pay Notional - 114 - 5 108 - 18 - 23 - 5 616 - 10 879 Average maturity date 14.12.2016 24.03.2025 06.01.2029 05.05.2026 28.02.2034 04.10.2029 Average expected maturity 15.03.2011 03.10.2019 19.02.2024 18.08.2020 16.12.2026 18.05.2023 By risk factor involved: 31.12.2011 Risk factor Total (in EUR million) FX level IR curve level IR curve shape EUR Pay Notional - 4 073 - 3 730 - 881 - 8 684 Average maturity date 16.01.2034 14.06.2036 04.06.2027 28.05.2034 Average expected maturity 05.09.2028 24.02.2022 11.08.2020 21.01.2025 31.12.2010 Risk factor Total (in EUR million) FX level IR curve level IR curve shape EUR Pay Notional - 4 041 - 5 962 - 876 - 10 879 Average maturity date 23.12.2033 29.03.2027 18.06.2027 04.10.2029 Average expected maturity 06.09.2029 07.11.2018 10.02.2025 18.05.2023 U.3.2. Interest rate risk management for the Group (Earnings perspective) The sensitivity of the earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits. With the positions in place as of 31 December 2011, the Earnings would increase by EUR 115.4 million (2010: EUR 49.0 million) if interest rates increased by 100 basis points and decrease by EUR 126.2 million (2010: EUR 60.9 million) if interest rates decreased by 100 basis points. The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. Financial Report 2011 122

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year’s date. Positions in floating rate assets are assumed to have quarterly repricings. U.4. Liquidity risk The main objective of liquidity policy is to ensure that the Group can always meet its payment obligations punctually and in full. The Group manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Group’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement typically takes place at the borrower’s request. Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Group pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. The Group further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Group’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Group has in place a Contingency Liquidity Plan (CLP) that specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Group maintains a deposit to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. 123

Liquidity risk (in EUR million) Maturity at 31 December 2011 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2011 Assets: Cash in hand, central banks and post office banks 427 0 0 0 0 427 Treasury bills and other bills eligible for refinancing with central banks 3 649 1 099 2 944 7 084 0 14 776 Other loans and advances: - Current accounts 964 0 0 0 0 964 - Others 39 418 213 212 270 0 40 113 40 382 213 212 270 0 41 077 Loans: - Credit institutions 2 229 9 296 69 562 52 774 0 133 861 - Customers 2 134 12 346 75 678 159 376 0 249 534 4 363 21 642 145 240 212 150 0 383 395 Debt securities including fixed-income securities 3 832 1 327 1 916 3 291 0 10 366 Shares and other variable-yield securities 0 0 0 0 2 087 2 087 Other assets 0 0 0 0 20 355 20 355 Total assets 52 653 24 281 150 312 222 795 22 442 472 483 Liabilities: Amounts owed to credit institutions 11 065 160 855 614 0 12 694 Amounts owed to customers 2 416 175 0 0 0 2 591 Debts evidenced by certificates 18 277 36 725 195 794 150 640 0 401 436 Capital, reserves, profit and minority interest 0 0 0 0 42 913 42 913 Other liabilities 0 0 0 0 12 849 12 849 Total liabilities 31 758 37 060 196 649 151 254 55 762 472 483 Off Balance sheet currency swaps 649 684 3 558 6 049 0 10 940 Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Group as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2012 - 2014 would amount to EUR 5.51 billion. Financial Report 2011 124

Maturity at 31 December 2010 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2010 Assets: Cash in hand, central banks and post office banks 254 0 0 0 0 254 Treasury bills and other bills eligible for refinancing with central banks 1 450 1 728 3 322 5 883 0 12 383 Other loans and advances: - Current accounts 491 0 0 0 0 491 - Others 31 636 0 174 243 0 32 053 32 127 0 174 243 0 32 544 Loans: - Credit institutions 2 165 8 086 60 215 53 564 0 124 030 - Customers 2 180 8 739 67 287 148 692 0 226 898 4 345 16 825 127 502 202 256 0 350 928 Debt securities including fixed-income securities 4 630 253 1 074 3 385 0 9 342 Shares and other variable-yield securities 0 0 0 0 1 850 1 850 Other assets 0 58 0 0 13 099 13 157 Total assets 42 806 18 864 132 072 211 767 14 949 420 458 Liabilities: Amounts owed to credit institutions 5 803 0 0 0 1 493 7 296 Amounts owed to customers 2 440 60 0 0 0 2 500 Debts evidenced by certificates 19 481 36 512 159 874 142 142 0 358 009 Capital, reserves, profit and minority interest 0 0 0 0 40 673 40 673 Other liabilities 0 0 0 0 11 980 11 980 Total liabilities 27 724 36 572 159 874 142 142 54 146 420 458 Off Balance sheet currency swaps - 106 709 862 3 009 0 4 474 Financial Report 2011 125

U.5. Foreign exchange rate risk The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years. Foreign exchange position (in EUR million) Currency at 31 December 2011 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2011 Assets: Cash in hand, balances with central banks and post office banks 396 0 0 31 31 427 Treasury bills and other bills eligible for refinancing with central banks 14 776 0 0 0 0 14 776 Other loans and advances: - Current accounts 589 36 10 329 375 964 - Others 37 251 956 490 1 416 2 862 40 113 37 840 992 500 1 745 3 237 41 077 Loans: - Credit institutions 89 409 13 452 24 530 6 470 44 452 133 861 - Customers 204 799 20 072 10 398 14 265 44 735 249 534 294 208 33 524 34 928 20 735 89 187 383 395 Debt securities including fixed-income securities 6 420 1 526 982 1 438 3 946 10 366 Shares and other variable-yield securities 1 676 305 30 76 411 2 087 Other assets 16 388 1 338 1 171 1 458 3 967 20 355 Total assets 371 704 37 685 37 611 25 483 100 779 472 483 Liabilities: Amounts owed to credit institutions 11 291 205 640 558 1 403 12 694 Amounts owed to customers 2 329 204 51 7 262 2 591 Debts evidenced by certificates: - Debt securities in issue 164 644 57 685 104 047 49 779 211 511 376 155 - Others 9 845 416 3 408 11 612 15 436 25 281 174 489 58 101 107 455 61 391 226 947 401 436 Capital, reserves, profit and minority interest 42 913 0 0 0 0 42 913 Other liabilities 8 151 1 811 1 335 1 552 4 698 12 849 Total liabilities 239 173 60 321 109 481 63 508 233 310 472 483 Off Balance sheet currency swaps - 132 535 22 623 71 875 38 037 132 535 Net position - 4 - 13 5 12 4 126

Currency at 31 December 2010 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2010 Assets: Cash in hand, balances with central banks and post office banks 254 0 0 0 0 254 Treasury bills and other bills eligible for refinancing with central banks 12 383 0 0 0 0 12 383 Other loans and advances: - Current accounts 288 34 17 152 203 491 - Others 28 759 173 726 2 395 3 294 32 053 29 047 207 743 2 547 3 497 32 544 Loans: - Credit institutions 79 254 14 354 24 339 6 083 44 776 124 030 - Customers 185 012 18 595 9 691 13 600 41 886 226 898 264 266 32 949 34 030 19 683 86 662 350 928 Debt securities including fixed-income securities 6 040 634 1 267 1 401 3 302 9 342 Shares and other variable-yield securities 1 479 267 29 75 371 1 850 Other assets 12 763 184 105 105 394 13 157 Total assets 326 232 34 241 36 174 23 811 94 226 420 458 Liabilities: Amounts owed to credit institutions 6 185 163 586 362 1 111 7 296 Amounts owed to customers 2 451 0 32 17 49 2 500 Debts evidenced by certificates: - Debt securities in issue 137 932 51 660 100 327 44 459 196 446 334 378 - Others 10 265 462 3 739 9 165 13 366 23 631 148 197 52 122 104 066 53 624 209 812 358 009 Capital, reserves, profit and minority interest 40 673 0 0 0 0 40 673 Other liabilities 10 834 618 277 251 1 146 11 980 Total liabilities 208 340 52 903 104 961 54 254 212 118 420 458 Off Balance sheet currency swaps - 117 942 18 664 68 827 30 451 117 942 Net position - 50 2 40 8 50 127

U.6. Market risk Market risk for the Bank: Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Market risks are identified, measured, managed and reported according to a set of policies and procedures called the “Financial Risk and ALM Policy Guidelines” (FRPG), updated on a regular basis. The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. The specifics of Private Equity (PE) asset class make the use of traditional approaches to market risk analysis difficult to apply. Market risk analysis requires the estimation of the correlation between the assessed asset class and the public market. This can be done based on the capital asset pricing model. This model requires the beta, i.e. a measure of risk relative to the market, which is estimated by regressing returns on an asset against a public market index. While public market managers can rely on reliable statistical data to support their analysis, PE and in particular venture capital lacks such data. Indeed, the analysis of PE returns, volatility and correlations is limited by the relatively short time series of the publicly available data, which are not fully representative of the market. Most of all, data does not fully capture the uncertainty of the asset class. Furthermore, the standard performance measure used for PE funds, the internal rate of return (IRR), is capital-weighted, while for the public market assets, it is traditionally time-weighted. An analysis of correlation between PE and other asset classes is not possible without significant adjustments and therefore induces potentially important biases. The EIF uses a beta derived from the betas of three listed PE indexes, LPX Europe Price Index, LPX Venture Price Index and LPX Buyout Price Index in order to estimate the sensitivity of the valuation of EIF’s private equity investment to market prices. The regression has been done with the Dow Jones Euro Stoxx 50 over the last two years. Using the most conservative beta from the three indices mentioned above and assuming market price movements of ±10%, the final sensitivity (i.e. beta x ±10%) is applied to the net asset value giving an adjusted net asset value, which is then compared to the net paid in. Note V – Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The nominal amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global Assets and Liabilities Management (ALM) position. The corresponding interest is accounted for on a pro-rata temporis basis. The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction. The Group also enters into short term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are 128 standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

The Group also enters into credit default swaps as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction.

Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

V.1. As part of funding and hedging activity

The Group uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.

Long term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long term nature.

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps;
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	18 084	93 371	37 030	18 071	**166 556**
Fair value (i.e. net discounted value) (*)	717	4 120	4 615	3 433	**12 885**

Currency swaps at 31 December 2010 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2010
Notional amount	17 659	73 247	34 650	14 920	**140 476**
Fair value (i.e. net discounted value) (*)	731	1 811	2 128	1 633	**6 303**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 283 million as at 31 December 2011 (2010: EUR - 104 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps allow the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

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The following table shows the maturities of interest rate swaps (including the credit default swap – see Note V.3. and synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	36 656	179 678	74 866	110 012	**401 212**
Fair value (i.e. net discounted value) (*)	321	6 951	5 257	3 937	**16 466**

Interest rate swaps at 31 December 2010 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2010
Notional amount	38 649	150 999	74 325	95 623	**359 596**
Fair value (i.e. net discounted value) (*)	1 187	4 622	2 889	2 288	**10 986**

(*) Including the fair value of macro-hedging interest rate swap which stood at EUR - 664 million as at 31 December 2011 (2010: EUR - 575 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2011	2010	2011	2010	2011	2010
Number of transactions	**337**	365	**4**	6	**339**	325
Notional amount (in EUR million)	**11 302**	12 793	**615**	843	**21 285**	21 627
Net discounted value (in EUR million)	**1 114**	391	**27**	26	**381**	717

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss which the Group would incur where the counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

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• Contractual framework: All the Group’s long term derivative transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. • Counterparty selection: The minimum rating at the outset is set at A1, but certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised and further supported by an independent amount of collateral specified in the Credit Support Annex. The EIB has the right of early termination if the rating drops below a certain level. • Collateralisation: - Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and first-class bonds. - Very complex and illiquid transactions could require collateralisation over and above the current market value. - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. The collateral received for swaps amounts to EUR 31 372 million (2010: EUR 20 334 million), with the following composition: Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2011 Government Agency Aaa 2 385 0 0 2 385 Aa1 to Aa3 2 224 0 0 2 224 A1 2 962 0 0 2 962 Below A1 12 874 0 0 12 874 Non-Rated 0 0 10 927 10 927 Total 2011 20 445 0 10 927 31 372 Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2010 Government Agency Aaa 5 417 58 0 5 475 Aa1 to Aa3 7 320 0 0 7 320 A1 1 142 0 0 1 142 Below A1 857 0 0 857 Non-Rated 0 0 5 540 5 540 Total 2010 14 736 58 5 540 20 334 • Credit risk measurement for derivatives: The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The Group measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS. 131

The Group computes the Net Market Exposure, which is the larger of zero and the market value or “fair value” of the portfolio of transactions within the netting set with a counterparty, less the collateral. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2011 the Net Market Exposure stood at EUR 3 670 million (EUR 721 million as of 31 December 2010). In addition, the Group computes the Potential Future Exposure (PFE), which is the possible increase in the netting set’s exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The Group computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2011 the total Potential Future Exposure (PFE) stood at EUR 15 565 million (EUR 9 453 million as of 31 December 2010). • Limits: The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure. The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collateral received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Group receives collateral posted by the counterparty. The Potential Future Exposure limit determines the maximum potential future exposure, measured as explained above and reduced by overcollateralisation, accepted for each counterparty. The derivatives portfolio is valued and compared against limits on a daily basis. As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above. Grouped ratings Percentage of nominal Net Market Exposure (in EUR million) Potential Future Exposure (in EUR million) Moody’s or equivalent rating 2011 2010 2011 2010 2011 2010 Aaa 1.2% 3.0% 156 0 301 307 Aa1 to Aa3 36.8% 59.7% 1 245 715 9 919 6 543 A1 35.9% 33.7% 1 414 6 4 460 2 213 A2 to A3 25.6% 3.1% 841 0 822 375 Below A3 0.5% 0.5% 14 0 63 15 Non-rated 0% 0.0% 0 0 0 0 Total 100.0% 100.0% 3 670 721 15 565 9 453 V.2. As part of liquidity management The Group also enters into short term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short term currency swaps stood at EUR 19 631 million at 31 December 2011 against EUR 26 265 million at 31 December 2010. The notional amount of short term currency forwards was EUR 322 million at 31 December 2011 (2010: EUR 288 million). The fair value of these contracts was EUR 767 million at 31 December 2011 (2010: EUR - 34 million). Long term futures are also used by the Group to adjust the medium-term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long term futures stood at EUR 386 million at 31 December 2011 (2010: EUR 283 million), with a fair value of EUR 2 million (2010: nil). 132

Forward rate agreements are used by the Group to hedge the interest rate risk of its short term funding. The notional amount of forward rate agreements stood at EUR 6 606 million at 31 December 2011 (2010: nil) and their fair value at EUR 2 million (2010: EUR nil). V.3. Credit Default Swap There were no outstanding credit default swaps as at the year end (2010: one credit default swap with a nominal amount of EUR 193 million and a fair value of EUR 29.50 million). Note W – Conversion rates The following conversion rates were used for establishing the balance sheet at 31 December 2011 and 31 December 2010: 31.12.2011 31.12.2010 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 25.787 25.061 Danish kroner (DKK) 7.4342 7.4535 Pound sterling (GBP) 0.8353 0.8608 Hungarian forint (HUF) 314.58 277.95 Polish zloty (PLN) 4.4580 3.9750 Romanian lei (RON) 4.3233 4.2620 Swedish kronor (SEK) 8.9120 8.9655 Non-EU currencies Australian dollar (AUD) 1.2723 1.3136 Canadian dollar (CAD) 1.3215 1.3322 Swiss franc (CHF) 1.2156 1.2504 Hong Kong dollar (HKD) 10.051 10.386 Japanese yen (JPY) 100.20 108.65 Kenyan shilling (KES) 109.53 107.77 Moroccan dirham (MAD) 11.107 11.152 Mexican peso (MXN) 18.051 16.548 Norwegian krone (NOK) 7.7540 7.8000 New Zealand dollar (NZD) 1.6737 1.7200 Russian ruble (RUB) 41.765 40.820 Turkish lira (TRY) 2.4432 2.0694 United States dollar (USD) 1.2939 1.3362 South African rand (ZAR) 10.483 8.8625 133

Note X – Related party transactions - Key Management Personnel The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General and other Directors heading the different EIB organisational directorates as key management personnel. Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table: (in EUR ’000) 2011 2010 Short-term benefits(1) 8 332 7 912 Post employment benefits(2) 545 504 Termination benefits 504 733 9 381 9 149 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors. Open balances with key management personnel as at 31 December 2011 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end: (in EUR ’000) 31.12.2011 31.12.2010 Pension plans and health insurance (Note L) - 31 964 - 27 837 Other liabilities (Note G) - 7 012 - 7 492 Other assets (Note G) 6 10 Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2011. Note Z – Management of third-party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The European Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. Z.3. JESSICA (Contribution and Holding Funds) JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the European Commission and the EIB, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Fund is used in the context of the JESSICA initiative. EIB gathers the funding received from 134 the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. Z.4. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. Z.5. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. Z.6. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. Z.7. Risk-Sharing Finance Facility (the ‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement entered into force on the 5 June 2007 between the European Commission on behalf of the European Union and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF. Z.8. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the EIB Group signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Z.9. ENPI The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the (European Neighbourhood and Partnership Instrument) ENPI. Z.10. Loan Guarantee Instrument for Ten-T Projects (the ’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the European Commission on behalf of the European Union and the Bank. The Commission and the EIB are setting up the LGTT, which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Z.11. ECHA On 1 April 2011 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines. Z.12. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. Z.13. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. Z.14. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. 135

Z.15. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.16. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.17. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the European Commission. Z.18. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. Z.19. FEMIP Trust Fund The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.20. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2011, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. Z.21. European Progress Microfinance Facility (‘EPMF’) The EPMF aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of microenterprises with a particular view to providing jobs for the unemployed or the disadvantaged. Z.22. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the European Commission. Z.23. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sectoral funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility (NIF). Z.24. Bundesministerium fur Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme (‘ERP’). Z.25. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.26. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the European Commission and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. 136

Z.27. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate- General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). Z.28. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO, under which the EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. Z.29. LfA-EIF Facility LfA-EIF Facility, signed in 2009 is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.30. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe Including Turkey. 137

Statement of Special Section (1) as at 31 December 2011 and 2010 (in EUR ‘000) Amounts disbursed and to be disbursed 31.12.2011 31.12.2010 Turkey From resources of Member States Disbursed loans outstanding 7 811 8 990 Total (2) 7 811 8 990 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 106 260 117 069 Risk capital operations - amounts to be disbursed 64 926 186 843 - amounts disbursed 151 260 173 526 216 186 360 369 Total (3) 322 446 477 438 African, Caribbean and Pacific State and Overseas Countries and Territories From resources of the European Union • Yaoundé Conventions Loans disbursed 5 797 12 830 Contributions to the formation of risk capital • amounts disbursed 419 419 Total (4) 6 216 13 249 • Lomé Conventions Operations from risk capital resources: - amounts to be disbursed 16 218 23 966 - amounts disbursed 591 263 695 415 607 481 719 381 Operations from other resources - amounts disbursed 0 2 333 0 2 333 Total (5) 607 481 721 714 Total 943 954 1 221 391 138

Funds received and to be received 31.12.2011 31.12.2010 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 257 520 290 595 - Yaoundé Conventions 6 216 13 249 - Lomé Conventions 591 263 695 415 - Other resources under the Lomé Conventions 0 2 333 854 999 1 001 592 Under mandate from Member States 7 811 8 990 Total 862 810 1 010 582 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 64 926 186 843 On operations from risk capital resources under the Lomé Conventions 16 218 23 966 Total 81 144 210 809 Total 943 954 1 221 391 For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions: at 31 December 2011: EUR ‘000 472 103 (at 31 December 2010: EUR ‘000 596 926) b) Under Financial Protocols signed with the Mediterranean Countries: at 31 December 2011: EUR ‘000 90 991 (at 31 December 2010: EUR ‘000 97 371) Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405 899 add: exchange adjustments 20 294 less: cancellations 215 repayments 418 167 - 418 382 7 811 139

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840 457(*)
less:	exchange adjustments	47 075	
	cancellations	115 477	
	repayments	355 459	
			- 518 011
			322 446

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	3 310	
	repayments	143 477	
			- 146 787
			6 216

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interests		9 548
less:	cancellations	677 703	
	repayments	1 904 487	
	exchange adjustments	56 976	
			- 2 639 166
			607 481
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		58
less:	cancellations	8 414	
	repayments	8 144	
			- 16 558
			0
			607 481

(*) Change in initial amount relates to ENPI (Note Z.9) which is no longer reported as part of Special Section.

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Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2011, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/ 51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2011, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 15 March 2012 KPMG Luxembourg S.à r.l. Cabinet de révision agréé Emmanuel Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 141

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank, prepared in accordance with the general principles of the EU Directives, for the year ended 31 December 2011 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ending on 31 December 2011 as drawn up by the Board of Directors at its meeting on 15 March 2012; - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account and the consolidated cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the consolidated financial position of the Bank as at 31 December 2011 in respect of its assets and liabilities, and of the consolidated results of its operations and its consolidated cash flows for the year then ended, in accordance with the general principles of the EU Directives. Luxembourg, 15 March 2012 The Audit Committee E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA M. ÜÜRIKE B. JAKOBSEN 142

EIB Group Consolidated Financial Statements under IFRS as at 31 December 2011 143

Consolidated balance sheet as at 31 December 2011 (in EUR ‘000) Assets 31.12.2011 31.12.2010 1. Cash in hand, balances with central banks and post office banks (Note B.1) 427 463 253 692 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 14 905 225 12 512 407 3. Loans and advances to credit institutions a) repayable on demand 963 843 491 476 b) other loans and advances (Note C) 39 649 948 31 651 842 c) loans (Note D.1) 135 058 591 125 222 957 175 672 382 157 366 275 4. Loans and advances to customers a) loans (Note D.1) 257 794 055 232 955 365 b) impairment on loans and advances, net of reversals (Note D.2) - 192 790 - 87 108 257 601 265 232 868 257 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 1 316 161 1 592 051 b) issued by other borrowers 9 078 271 7 759 000 10 394 432 9 351 051 6. Shares and other variable-yield securities (Note B.3) 2 616 146 2 315 023 7. Derivative assets (Note R) 49 538 133 31 353 400 8. Property, furniture and equipment (Note E.1) 305 632 316 513 9. Investment property (Note E.2) 2 863 3 024 10. Intangible assets (Note E.1) 10 402 8 266 11. Other assets (Note G) 123 889 83 657 12. Subscribed capital and reserves, called but not paid (Note W.2) 0 55 945 13. Prepayments 47 828 34 016 Total assets 511 645 660 446 521 526 The accompanying notes form an integral part of these consolidated financial statements. 144

Liabilities and equity 31.12.2011 31.12.2010 1. Amounts owed to credit institutions (Note H.l) a) repayable on demand 10 974 028 5 675 399 b) with agreed maturity dates or periods of notice 153 736 127 881 11 127 764 5 803 280 2. Amounts owed to customers (Note H.2) a) repayable on demand 1 630 570 1 524 466 b) with agreed maturity dates or periods of notice 960 618 976 419 2 591 188 2 500 885 3. Debts evidenced by certificates (Note I) a) debt securities in issue 404 838 127 356 569 667 b) others 26 058 705 24 016 098 430 896 832 380 585 765 4. Derivative liabilities (Note R) 19 419 314 14 097 951 5. Other liabilities (Note G) 819 158 767 474 6. Deferred income (Note F) 155 680 170 739 7. Provisions a) pension plans and health insurance scheme (Note J) 1 461 833 1 316 574 b) provisions for guarantees issued (Note D.4) 161 867 107 469 c) provision for commitment on investment funds 8 026 0 1 631 726 1 424 043 Total liabilities 466 641 662 405 350 137 8. Capital (Note W) a) subscribed 232 392 989 232 392 989 b) uncalled - 220 773 340 - 220 773 340 11 619 649 11 619 649 9. Consolidated reserves a) reserve fund 20 972 343 20 082 400 b) additional reserves 1 605 420 1 075 524 c) fair value reserve 613 918 525 750 d) special activities reserve 4 108 940 3 299 370 e) general loan reserve 2 340 863 1 923 734 29 641 484 26 906 778 10. Profit for the financial year (Note K) 3 742 865 2 644 962 Total equity 45 003 998 41 171 389 Total liabilities and equity 511 645 660 446 521 526 The accompanying notes form an integral part of these consolidated financial statements. 145

Consolidated income statement for the year ended 31 December 2011 (in EUR ‘000) 2011 2010 1. Interest and similar income (Note L) 24 904 692 19 355 664 2. Interest expense and similar charges (Note L) - 22 144 321 - 16 662 862 3. Income from shares and other variable-yield securities 27 721 67 310 4. Fee and commission income (Note O) 268 208 236 025 5. Fee and commission expense - 276 - 204 6. Result on financial operations (Note M) 1 494 492 200 789 7. Other operating income (Note N) 9 189 10 501 8. Other operating expense - 50 000 0 9. Change in impairment on loans and advances and provisions for guarantees, net of reversals (Notes D.2, D.4) - 163 714 - 28 623 10. Change in impairment on shares and other variable-yield securities, net of reversals (Note B.3) - 57 576 - 57 497 11. General administrative expenses (Notes J, P) a) staff costs (Note J) - 381 743 - 327 794 b) other administrative costs - 134 209 - 117 956 - 515 952 - 445 750 12. Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets (Note E) a) property, furniture and equipment - 24 721 - 26 860 b) investment property - 161 - 161 c) intangible assets - 4 716 - 3 370 - 29 598 - 30 391 13. Profit for the financial year 3 742 865 2 644 962 Attributable to: Equity holders of the Bank 3 742 865 2 644 962 Consolidated statement of comprehensive income for the year ended 31 December 2011 (in EUR ‘000) 2011 2010 Profit for the financial year 3 742 865 2 644 962 Other comprehensive income / loss: Available for sale financial assets – fair value reserve 1. Net unrealised gains and losses on financial assets available for sale 42 429 - 65 059 2. Impairment charges transferred to the consolidated income statement 11 916 48 624 3. Realised gains and losses transferred to the consolidated income statement 33 823 1 807 Total available for sale financial assets 88 168 - 14 628 Total other comprehensive income / loss 88 168 - 14 628 Total comprehensive income for the financial year 3 831 033 2 630 334 Attributable to: Equity holders of the Bank 3 831 033 2 630 334 The accompanying notes form an integral part of these consolidated financial statements. 146

Consolidated statement of changes in equity for the year ended 31 December 2011 (in EUR ‘000) Subscribed capital Callable capital Reserve Fund Additional reserves Fair value reserve Special activities reserve General loan reserve Profit/Loss for the year before appropriation Total consolidated equity At 31 December 2009 232 392 989 - 220 773 340 18 205 506 5 237 091 540 378 3 299 370 1 923 734 - 2 280 614 38 545 114 Appropriation of prior year’s loss 0 0 1 876 894 - 4 157 508 0 0 0 2 280 614 0 Total comprehensive income for the year 0 0 0 0 - 14 628 0 0 2 644 962 2 630 334 Changes in ownership interests in subsidiaries that do not result in a loss of control 0 0 0 - 4 059 0 0 0 0 - 4 059 At 31 December 2010 232 392 989 - 220 773 340 20 082 400 1 075 524 525 750 3 299 370 1 923 734 2 644 962 41 171 389 Appropriation of prior year’s profit 0 0 889 943 528 320 0 809 570 417 129 - 2 644 962 0 Total comprehensive income for the year 0 0 0 0 88 168 0 0 3 742 865 3 831 033 Changes in ownership interests in subsidiaries that do not result in a loss of control 0 0 0 1 576 0 0 0 0 1 576 At 31 December 2011 232 392 989 - 220 773 340 20 972 343 1 605 420 613 918 4 108 940 2 340 863 3 742 865 45 003 998 The accompanying notes form an integral part of these consolidated financial statements. 147

Consolidated cash flow statement

for the year ended 31 December 2011 (in EUR '000)

		2011	2010
A.	**Cash flows from operating activities:**		
	Profit for the financial year	**3 742 865**	**2 644 962**
	Adjustments for:		
	Changes in impairment on loans and advances, net of reversals	105 682	- 19 192
	Change in provisions for pension plans and health insurance scheme	145 259	74 282
	Unwinding of discount relating to capital and reserve called, but not paid in	- 1 719	- 5 972
	Change in provisions for commitment on investment funds and guarantees on venture capital operations	66 058	47 815
	Depreciation/amortisation on property, furniture and equipment, investment property and intangible assets	29 598	30 391
	Changes in impairment of shares and other variable-yield securities	57 576	57 497
	Held to maturity portfolio amortisation and accrued interest	- 3 469	1 792
	Net results on loans under the fair value option and associated swaps	4 727 595	- 875 420
	Net results on borrowings under the fair value option and associated swaps	- 11 867 529	- 4 937 698
	Change in fair value of other derivatives	4 014 482	5 800 520
	Interest expense on non-controlling interest	- 5 517	3 086
	Effects of exchange rate changes on loans, debts evidenced by certificates and swaps	117 883	2 539 916
Profit on operating activities		**1 128 764**	**5 361 979**
	Disbursements of loans and advances to credit institutions and customers	- 55 538 192	- 58 703 013
	Repayments of loans and advances to credit institutions and customers	23 811 553	27 703 767
	Change in deposits with central banks	- 142 311	- 26 456
	Net additions to available for sale and trading debt securities	405 121	- 902 773
	Net additions to available for sale venture capital operations	- 147 882	- 188 672
	Net additions to available for sale shares and other variable-yield securities	- 98 461	- 101 096
	Change in amounts owed to credit institutions and customers	5 414 787	1 460 443
	Change in interest accrued on cash and cash equivalents	- 34 783	- 9 696
	Change in prepayments	- 13 812	1 463
	Change in other assets	- 40 232	23 257
	Change in deferred income	- 15 059	- 6 488
	Change in other liabilities (excluding non-controlling interest)	78 350	36 494
Net cash used in operating activities		**- 25 192 157**	**- 25 350 791**
B.	**Cash flows from investing activities:**		
	Securities from investment portfolio matured during the year	243 022	265 364
	Purchase of loan substitutes included in the debt securities portfolios	- 3 661 199	- 2 980 983
	Redemption of loan substitutes included in the debt securities portfolios	1 181 712	1 582 002
	Purchase and disposal of property, furniture and equipment, investment property and intangible assets	- 20 692	- 42 873
Net cash used in investing activities		**- 2 257 157**	**- 1 176 490**
C.	**Cash flows from financing activities:**		
	Issuance of debts evidenced by certificates	151 108 378	129 855 314
	Redemption of debts evidenced by certificates	- 113 967 119	- 92 619 273
	Member States contribution	57 663	57 664
	Purchase of shares from non-controlling interest	- 7 771	- 3 149
	Dividend paid to non-controlling interest	- 1 108	0
Net cash from financing activities		**37 190 043**	**37 290 556**

The accompanying notes form an integral part of these consolidated financial statements.

147

Summary statement of cash flows 2011 2010 Cash and cash equivalents at beginning of financial year 37 209 630 27 232 501 Net cash from: Operating activities - 25 192 157 - 25 350 791 Investing activities - 2 257 157 - 1 176 490 Financing activities 37 190 043 37 290 556 Effect of exchange rate changes on cash held 88 459 - 786 146 Cash and cash equivalents at end of financial year 47 038 818 37 209 630 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 31 552 92 Bills maturing within three months of issue (Note B.2; A1 portfolio excluding accrued interest) 6 625 670 5 081 827 Loans and advances to credit institutions: - Repayable on demand 963 843 491 476 - Other loans and advances (Note C) 39 417 753 31 636 235 47 038 818 37 209 630 Supplementary disclosures of operating cash flows 2011 2010 Interest received 24 805 936 19 078 013 Dividends received 27 127 67 081 Interest paid - 8 595 399 - 3 312 244 The accompanying notes form an integral part of these consolidated financial statements. 149

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2011 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (EU). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of EU objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 61.93% (2010: 61.17%) of the subscribed capital of the EIF. The Bank and the Fund together are defined as the ‘Group’. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank consolidated financial statements (the ‘Financial Statements’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 15 March 2012 and authorised their submission to the Board of Governors for approval by 30 April 2012. A.1.2. Basis of measurement The Financial Statements have been prepared on an historical cost basis, except for derivative financial instruments, available-for-sale financial assets and assets and liabilities designated at fair value through profit or loss that have been measured at fair value. The liability for defined benefit obligation is recognised as the present value of the defined benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgements and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgements and estimates are as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. 150

Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arms length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgement. The Group treats “significant” generally as 30% or more and “prolonged” greater than 9 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities. Pension and other post employment benefits The cost of defined benefit pension plans and other post employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. A.3. Changes in accounting policies The accounting policies adopted are consistent with those of the previous financial year. The Group has not adopted any new or amended IFRS standard during the year, except IAS 24 amended. Standards issued but not yet effective A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2012, and have not been applied in preparing these financial statements. None of them were endorsed by the European Union. IAS 19 Employee benefits The revision introduces certain amendments to the accounting for employee pensions, including recognition of defined benefit liability remeasurements in other comprehensive income and enhanced disclosure requirements for defined benefit pension plans. It also modifies accounting for termination benefits. The effective date of this standard is 1 January 2013. The impact of the adoption of this amendment on the financial position of the Group has not been assessed yet. The Bank does not intend to early adopt this standard. IFRS 9 Financial instruments The first step in a three part project by the IASB to replace IAS 39 Financial instruments, this standard redefines the categories of financial assets and liabilities and their accounting treatment. The standard remains a ‘work in progress’ and it will eventually replace IAS39 in its entirety. The current effective date for adoption of the latest revision of the standard is 1 January 2013 with a proposed effective date of 1 January 2015. The Group does not plan to adopt this standard early and the extent of the impact has not yet been determined. The following four standards were issued in 2011, all with an effective date of 1 January 2013. The impact of the adoption of these standards on the Group’s financial statements has not yet been determined. IFRS 10 Consolidated financial statements This standard establishes the principles for the presentation and preparation of consolidated financial 151 statements when an entity controls one or more other entities. IFRS 11 Joint arrangements This standard sets up a framework for determining the type of joint arrangements that an entity has with another entity. IFRS 12 Disclosure of interests in other entities The objective of this standard is to require the disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial position, financial performance and cash flows. IFRS 13 Fair value measurement This standard defines fair value, sets out a framework for measuring fair value and requires disclosures about fair value measurements. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation The Financial Statements comprise those of the European Investment Bank and those of its subsidiary, the European Investment Fund. The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 61.93% (2010: 61.17%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Non-controlling interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and is presented under “Interest expense and similar charges” in the consolidated income statement and under “Other liabilities” in the consolidated balance sheet (see Note A.4.21). Assets held in an agency or fiduciary capacity are not assets of the Group. They are reported in Note V. The Group does not control any Special Purpose Entities. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and the unit of measure for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability 152 management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. In general, derivative instruments transacted as economic hedges are treated in the same accounting way as derivative instruments used for trading purposes, i.e. realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Financial instruments that are measured in the balance sheet at fair value require disclosure of fair value measurements by level of the following fair value measurement hierarchy: • Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2 – Input other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Inputs for the asset or liability that are not based on observable market data (unobservable inputs). A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.4.6. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: • income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and • income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment, B1 ‘Credit Spread’, B3 ‘Global Fixed Income’, B4 “Inflation Linked Investment” and the EIF operational portfolios. Securities received as collateral under securities lending transactions are not recognised in the consolidated balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent under securities lending 153 transactions are not derecognised from the consolidated balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. The Group monitors the market value of the securities lent on a daily basis and requests additional collateral in accordance with the underlying agreement. Fees and interest received or paid are recorded as interest income or interest expense on an accrual basis. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities With a view to clarifying management of its liquid assets, the Group has established the following portfolio categories: A.4.8.1. Held for trading portfolio The held for trading portfolio (see Operational portfolios B3 and B4 in Note B.2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group (“long” positions). Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.8.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises the Group’s Investment portfolio, the operational money market portfolio A1 of the EIB and the Loan substitutes portfolio (see Note B.2). The Investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; or • Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The Group has decided to phase out the investment portfolio, by ceasing to reinvest the redemption proceeds of matured securities in the portfolio. The Operational portfolio A1 of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of three months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the financial statements at their amortised cost. The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.8.3. Available-for-sale portfolio The available-for-sale portfolio comprises the securities of the operational money market portfolio A2, of the operational bond portfolio B1 (see Note B.2) and of the operational portfolio of the Fund and shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio always have the same classification. Available-for-sale financial investments may be sold in response to or in anticipation 154 of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an availablefor- sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available. Venture capital operations held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds can be considered as equivalent to the fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. For specific investments where NAV cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by the EVCA) might be used and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered as in line with IAS 39, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category III – funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. In the case of equity investments classified as availablefor- sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement, is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IAS 31 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if 155 any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value recognised in profit or loss during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or a venture capital fund do not determine policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice, ensuring that the Group neither controls nor exercises any form of significant influence within the meaning of IAS 27 and IAS 28 over any of these investments, including those investments in which the Group holds over 20 % of the voting rights either on its own account or on behalf of any of its mandates. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”, to the extent it is not settled. A.4.9.2. Reverse repurchase and repurchase operations (reverse repos and repos) A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”; repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions - b) with agreed maturity dates or periods of notice”. Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognised in or derecognised from the consolidated balance sheet, unless control of the contractual rights comprised in these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements. 156

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement. A.4.9.3. Fees on loans Front-end fees and commitment fees are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. A.4.9.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairment on loans and advances and provisions on guarantees Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product. Impairment is reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.10.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence exists of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value. Changes to these provisions are recorded in the consolidated income statement as “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. Allowances and provisions for credit losses are evaluated on the following counterparty- specific principles. A claim is considered impaired when the Management Committee determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value, using the original effective interest rate; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income. A.4.10.2. Guarantees In the normal course of business, the Group issues various forms of guarantees to support some institutions. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for Derivatives is disclosed under Note A.4.3. 157

When a guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under Financial guarantees is transferred to the caption “Provisions for guarantees” on the balance sheet. Financial guarantees are initially recognised at fair value, being the premium received, in the consolidated balance sheet under “Other liabilities”. Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.11. Property, furniture and equipment Property, furniture and equipment include land, Groupoccupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg- Kirchberg and its buildings in Luxembourg- Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.4.12. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.13. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.14. Pension plans and health insurance scheme The Group operates defined benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries. A.4.14.1. Pension plan for staff The Bank’s main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2011, with an extrapolation to 31 December 2011. 158

The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits in excess of 10% of the obligations of the plan (“the corridor”) are recognised in the income statement over the expected average remaining service lives of the plan active participants, on a straight-line basis. Interest cost on the defined benefit obligation is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees. The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff contributions and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.15. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and are recorded in the balance sheet at fair value. Changes in fair value are recorded in “Result on financial operations”. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note Q – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.16. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.17. Reserves A.4.17.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. 159

A.4.17.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.17.3. Fair value reserve The fair value reserve includes the change in fair value of available for sale financial assets (other than impairments). A.4.17.4. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. A.4.17.5. General loan reserve With the coming into force of the latest amendments of the Statute, a non-specific reserve has been introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. A.4.18. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.4.19. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. Interest is recognised on impaired loans through unwinding of the discount used in the present value calculations applied to expected future cash flows. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement - the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.21), non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.20. Dividend income Dividends are recognised in the income statement when the entity’s right to receive payment is established. A.4.21. Commitment to purchase EIF shares Under the terms of a replacement share purchase undertaking in respect of the 1 142 shares held by EIF’s non-controlling shareholders (2010: 1 165 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “Other liabilities” (see also Note G). IAS 27 requires that the acquisition of non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under “Changes in ownership interests in subsidiaries that do not result in a loss of control” and attributed to owners of the parent. Any changes in fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under “Interest expense and similar charges”. A.4.22. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. The reclassifications principally relate to: • other bills eligible for refinancing with central banks - From: Debt securities including fixed income securities - To: Treasury bills and other bills eligible for refinancing with central banks • staff costs under: - From: Interest receivable and similar income and Interest payable and similar charges - To: Staff costs 160

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio and shares and other variable-yield securities (in EUR ’000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equal to EUR ’000 427 463 at 31 December 2011 (2010: EUR ‘000 253 692). The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 395 911 as at 31 December 2011 (2010: EUR ‘000 253 600). B.2. Debt securities portfolio The debt securities portfolio is made up of trading financial assets (portfolios B3 and B4), available-for-sale financial assets (portfolios A2, B1 and operational portfolio-EIF), financial assets held-to-maturity (portfolio A1, Investment portfolio and the Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions). The detail of each portfolio as at 31 December 2011 and 2010 is as follows: 31.12.2011 31.12.2010 Treasury bills and other bills eligible for refinancing with central banks 14 905 225 12 512 407 Debt securities including fixed-income securities 10 394 432 9 351 051 Total debt securities (*) 25 299 657 21 863 458 (*) of which EUR ‘000 9 792 669 unlisted at 31 December 2011 (2010: EUR ‘000 9 413 399). At 31.12.2011 Classification Book value Fair value (1) Group Investment portfolio Held-to-maturity 1 415 029 1 348 058 Operational money market portfolios: - A1 money market securities with a max. 3 month maturity Held-to-maturity 6 643 873 6 648 482 - A2 money market securities with a max. 18 month maturity Available for sale 2 234 927 (2) 2 234 927 Operational bond portfolios: - B1 – Credit Spread Available for sale 694 269 (3) 694 267 - B3 – Global Fixed Income Trading 638 514 638 514 - B4 – Inflation Linked Investment Trading 1 048 702 1 048 702 Operational portfolio – EIF Available for sale 577 149 (4) 577 149 Loan substitutes portfolio (Note D) Held-to-maturity 12 047 194 (5) 10 410 029 25 299 657 23 600 128 (1) Fair value including accrued interest (2) Including unrealised gain of EUR ’000 959 (3) Including unrealised loss of EUR ’000 - 52 956 (4) Including unrealised loss of EUR ’000 - 78 459 (5) The Loan substitutes portfolio set out above is accounted for as HTM debt securities and as such is considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no impairment has occurred on any asset in this portfolio and hence no impairment has thus been accounted for as at 31 December 2011. 161

At 31.12.2010 Classification Book value Fair value (1) Group Investment portfolio Held-to-maturity 1 668 619 1 694 551 Operational money market portfolios: - money market securities with a max. 3 month maturity A1 Held-to-maturity 5 081 835 5 079 058 - money market securities with a max. 18 month maturity A2 Available for sale 2 214 924 (2) 2 214 923 Operational bond portfolios: - B1 – Credit Spread Available for sale 1 012 729 (3) 1 012 729 - B3 – Global Fixed Income Trading 631 636 631 636 - B4 – Inflation Linked Investment Trading 1 081 239 1 081 239 Operational portfolio – EIF Available for sale 617 225 (4) 617 225 Loan substitutes portfolio (Note D) Held-to-maturity 9 555 251 (5) 8 855 846 21 863 458 21 187 207 (1) Fair value including accrued interest (2) Including unrealised loss of EUR ’000 - 9 461 (3) Including unrealised loss of EUR ’000 - 45 489 (4) Including unrealised gain of EUR ’000 2 670 (5) The Loan substitutes portfolio set out above is accounted for as HTM debt securities and as such is considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no impairment has occurred on any asset in this portfolio and hence no impairment has thus been accounted for as at 31 December 2010. The Group enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Bank when deemed necessary. The nominal value of securities lending activity amounts to EUR ’000 778 872 at 31 December 2011 (2010: EUR ’000 655 982). 162

EU sovereign exposure The Group did not record impairments in respect of its held to maturity and available for sale EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt portfolios as at 31 December 2011 and 2010: At 31.12.2011 Book value Fair value (1) EU sovereigns Spain 2 986 864 2 993 362 Italy 2 692 619 2 674 825 France 714 122 728 160 Germany 700 062 749 505 Czech Republic 612 282 632 177 Austria 253 031 256 994 Greece 208 201 93 326 Ireland 198 394 198 054 Netherlands 132 517 142 917 Belgium 106 620 111 506 Portugal 88 371 76 981 Poland 69 077 68 243 Luxembourg 37 085 37 085 Hungary 18 710 14 282 Denmark 10 702 10 702 Slovakia 9 550 9 332 Slovenia 4 229 4 229 8 842 436 8 801 680 Non-EU sovereign and other bonds 16 457 221 14 798 448 Total 25 299 657 23 600 128 (1) Market value including accrued interest The Bank and the EIF did not participate in any private sector initiative for Greece and therefore no impairments were recorded on their Greek sovereign or sovereign guaranteed exposure. At 31.12.2010 Book value Fair value (1) EU sovereigns Italy 1 494 761 1 489 968 Ireland 1 483 173 1 481 301 Spain 1 025 444 1 029 955 Greece 738 000 698 824 France 708 168 722 195 Germany 656 674 685 508 Portugal 490 849 488 597 Czech Republic 261 412 278 141 Austria 202 233 207 776 Belgium 138 448 144 911 Netherlands 74 998 81 964 Poland 69 201 70 044 Finland 60 150 60 314 Hungary 53 735 50 424 Denmark 10 667 10 667 Slovenia 5 147 5 147 Luxembourg 5 128 5 128 Slovakia 5 060 5 045 7 483 248 7 515 909 Non-EU sovereign and other bonds 14 380 210 13 671 298 Total 21 863 458 21 187 207 (1) Fair value including accrued interest 163

B.3. Shares and other variable-yield securities The balance comprises: Venture Capital operations EBRD shares Investment funds Total Cost At 1 January 2011 2 078 026 157 500 (1) 323 484 2 559 010 Net additions 147 882 0 98 461 246 343 At 31 December 2011 2 225 908 157 500 421 945 2 805 353 Unrealised gains / losses At 1 January 2011 403 486 190 890 18 135 612 511 Unrealised gains 75 284 14 329 22 462 112 075 Unrealised losses - 461 0 - 1 658 - 2 119 At 31 December 2011 478 309 205 219 38 939 722 467 Impairment At 1 January 2011 - 849 313 0 - 7 185 - 856 498 Net additions - 53 102 0 - 2 074 - 55 176 At 31 December 2011 - 902 415 0 - 9 259 - 911 674 Net book value At 31 December 2011 1 801 802 362 719 451 625 2 616 146 At 31 December 2010 1 632 199 348 390 334 434 2 315 023 (1) The actual capital paid in by the Group in respect of its subscription of EUR ’000 630 310 to the capital of the European Bank for Reconstruction and Development (EBRD) amounts to EUR ’000 157 500 at 31 December 2011 (2010: EUR ’000 157 500). The Group holds 3.03% of the subscribed capital (2010: 3.03%). Note C – Loans and advances to credit institutions (other loans and advances) (in EUR ’000) The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. 31.12.2011 31.12.2010 Term deposits 13 985 518 6 237 211 Overnight deposits 250 139 0 Tripartite reverse repos (*) 25 414 291 25 414 631 39 649 948 31 651 842 of which cash and cash equivalents 39 417 753 31 636 235 (*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. 164

Note D – Summary statement of loans (in EUR ’000) D.1. Aggregate loans granted Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries Total 2011 Total 2010 Disbursed portion (book value) 135 058 591 257 794 055 392 852 646 358 178 322 Undisbursed loans (nominal value) 20 022 455 65 784 468 85 806 923 90 551 029 Aggregate loans granted 155 081 046 323 578 523 478 659 569 448 729 351 31.12.2011 31.12.2010 Aggregate loans granted 478 659 569 448 729 351 Loan substitutes portfolio (Note B.2) 12 047 194 9 555 251 Aggregate loans including Loan substitutes portfolio 490 706 763 458 284 602 D.2. Impairment on loans and advances, net of reversals Specific impairment is created when there is an objective evidence of impairment. The amount of such provisioning reflects the difference between the loan’s nominal value and the present value of all the expected future cash flows generated by the impaired asset. Movements in the specific impairment are tabulated below: 2011 2010 Specific impairment at beginning of the year 87 108 106 300 Allowance during the year 166 387 808 Release during the year - 60 705 - 20 000 Specific impairment at end of the year 192 790 87 108 The accrued interest on impaired loans as at 31 December 2011 amounts to EUR ‘000 1 485 (2010: EUR ‘000 2 047). As at 31 December 2010 and 2011, there is no related financial collateral held for impaired loans (Note S.2.3.4.). 165

D.3. Geographical breakdown of lending by country in which projects are allocated

Loans for projects within the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
Spain	727	71 974 780	68 139 066	3 835 714	14.95%	14.94%
Italy	590	59 925 540	48 615 570	11 309 970	12.45%	12.32%
Germany	671	59 207 847	52 280 753	6 927 094	12.30%	12.70%
France	420	43 471 394	36 968 013	6 503 381	9.03%	9.09%
United Kingdom	258	32 960 309	27 487 253	5 473 056	6.85%	6.77%
Poland	217	26 630 559	20 256 364	6 374 195	5.53%	5.12%
Portugal	321	24 818 983	21 847 520	2 971 463	5.15%	5.33%
Greece	146	16 869 490	14 916 095	1 953 395	3.49%	3.81%
Austria	207	11 416 086	9 808 086	1 608 000	2.37%	2.18%
Hungary	140	11 393 435	9 395 375	1 998 060	2.37%	2.37%
Czech Republic	124	10 094 778	8 563 835	1 530 943	2.10%	2.15%
Belgium	111	9 618 139	7 794 875	1 823 264	2.00%	1.94%
Netherlands	70	7 964 190	6 415 441	1 548 749	1.65%	1.73%
Sweden	73	7 783 544	5 833 775	1 949 769	1.62%	1.67%
Finland	116	7 682 784	5 996 091	1 686 693	1.60%	1.53%
Romania	82	7 204 659	3 954 008	3 250 651	1.50%	1.45%
Ireland	52	4 627 930	4 016 377	611 553	0.96%	0.95%
Slovenia	60	3 326 276	2 398 276	928 000	0.69%	0.68%
Slovakia	51	2 685 638	1 950 348	735 290	0.56%	0.58%
Bulgaria	46	2 501 178	1 299 594	1 201 584	0.52%	0.54%
Denmark	41	2 222 189	1 882 189	340 000	0.46%	0.53%
Cyprus	28	1 833 226	1 394 005	439 221	0.38%	0.41%
Latvia	25	1 597 329	843 329	754 000	0.33%	0.35%
Lithuania	17	1 301 071	1 176 211	124 860	0.27%	0.29%
Estonia	19	1 243 637	645 637	598 000	0.26%	0.24%
Luxembourg	18	658 492	621 529	36 963	0.14%	0.17%
Malta	5	299 155	188 655	110 500	0.06%	0.07%
Sub-total	**4 635**	**431 312 638**	**364 688 270**	**66 624 368**	**89.59%**	**89.91%**

Loans for projects outside the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2011	% of total 2010
Candidate Countries	191	18 069 748	13 035 654	5 034 094	3.75%	3.58%
Mediterranean Countries	216	13 222 111	8 085 806	5 136 305	2.75%	2.93%
Balkans	137	5 321 730	2 613 618	2 708 112	1.11%	1.02%
Central and Latin America	49	3 437 620	2 051 407	1 386 213	0.72%	0.57%
Asia	37	3 138 784	1 528 884	1 609 900	0.65%	0.66%
ACP States	105	2 407 440	1 066 323	1 341 117	0.50%	0.50%
Eastern Europe, Southern Caucasus and Russia	28	1 991 475	489 661	1 501 814	0.41%	0.27%
EFTA Countries	20	1 253 684	1 003 684	250 000	0.26%	0.27%
South Africa	32	1 237 767	1 032 767	205 000	0.26%	0.29%
Overseas Countries and Territories	3	10 746	746	10 000	0.00%	0.00%
Total (nominal value)	**818**	**50 091 105**	**30 908 550**	**19 182 555**	**10.41%**	**10.09%**
TOTAL 2011 (nominal value)	**5 453**	**481 403 743(*)**	**395 596 820(*)**	**85 806 923**	**100.00%**	
TOTAL 2010 (nominal value)	**5 216**	**451 104 233(*)**	**360 553 204(*)**	**90 551 029**		**100.00%**

(*) Aggregate loans including loan substitutes

165

Number of loans Aggregate loans granted Disbursed portion Undisbursed portion TOTAL 2011 (nominal value) 5 453 481 403 743 395 596 820 85 806 923 Fair value adjustment on loans (**) 9 303 020 9 303 020 TOTAL 2011 5 453 490 706 763(*) 404 899 840(*) 85 806 923 TOTAL 2010 5 216 458 284 602(*) 367 733 573(*) 90 551 029 (*) Aggregate loans including loan substitutes (**) Refer to Note A.4.9 for the definition of Fair value on loans D.4. Change in provisions on guarantee operations A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a credit loss in respect of guarantees granted. This provision amounts to EUR ‘000 161 867 as at 31 December 2011 (2010: EUR ‘000 107 469). The increase in provision on guarantees issued totalled EUR ‘000 58 032 in 2011 (2010: EUR ‘000 47 815). A foreign exchange adjustment of EUR ‘000 3 634 was recorded for the year ended 31 December 2011 (2010: EUR ‘000 10 758). Note E – Property, furniture, equipment, investment property and intangible assets (in EUR ’000) E.1. Property, furniture and equipment and intangible assets Land Luxembourg buildings Furniture and equipment Total property, furniture and equipment Total intangible assets Historical cost: At 1 January 2011 24 387 370 034 81 353 475 774 11 790 Additions 6 237 13 606 13 849 6 852 Disposals 0 0 - 9 259 - 9 259 - 3 470 At 31 December 2011 24 393 370 271 85 700 480 364 15 172 Accumulated depreciation: At 1 January 2011 0 - 116 724 - 42 537 - 159 261 - 3 524 Depreciation 0 - 10 702 - 14 019 - 24 721 - 4 716 Disposals 0 0 9 250 9 250 3 470 At 31 December 2011 0 - 127 426 - 47 306 - 174 732 - 4 770 Net book value: At 31 December 2011 24 393 242 845 38 394 305 632 10 402 At 31 December 2010 24 387 253 310 38 816 316 513 8 266 All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the “cost model” under IAS 16. 167

E.2. Investment property Land Building Total investment property Historical cost: At 1 January 2011 330 4 832 5 162 Additions 0 0 0 Disposals 0 0 0 At 31 December 2011 330 4 832 5 162 Accumulated depreciation: At 1 January 2011 0 - 2 138 - 2 138 Depreciation 0 - 161 - 161 Disposals 0 0 0 At 31 December 2011 0 - 2 299 - 2 299 Net book value: At 31 December 2011 330 2 533 2 863 At 31 December 2010 330 2 694 3 024 There were no indications of impairment of investment property in either 2011 or 2010. Based on market observable data, the fair value of the investment property is EUR 10.8 m. Since 2008, no valuation has been performed by external experts. Other operating income includes income from leased office space amounting to EUR ’000 270 (2010: EUR ’000 138). Note F – Deferred income (in EUR ’000) 31.12.2011 31.12.2010 Interest subsidies received in advance (1) 155 680 170 739 155 680 170 739 (1) Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long term advance which is entered on the liabilities side under item deferred income, and comprises: • amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and • interest subsidies, concerning certain lending operations put in place within the Union from the Group’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992. 168

Note G – Other assets and other liabilities (in EUR ’000) G.1. Other assets 31.12.2011 31.12.2010 Loan instalments receivable 63 497 11 765 Commission receivable on guarantees and venture capital operations 12 382 21 971 Guarantees disbursed 11 156 6 280 Staff housing loans and advances (1) 10 931 13 621 Advances on salaries and allowances 240 373 Other 25 683 29 647 123 889 83 657 (1) The balance above relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group’s staff regulations. The same interest rates, terms and conditions are applicable to all said employees. G.2. Other liabilities 31.12.2011 31.12.2010 Commitment to purchase non-controlling interest (2) 343 096 369 762 Optional Supplementary Provident Scheme (Note J) 260 884 222 961 Payable on HIPC Initiative 93 395 46 872 Personnel costs payable 46 765 46 304 Financial guarantees issued in respect of venture capital operations 24 022 26 902 Management fees 10 314 9 736 Western Balkans infrastructure fund 9 600 10 000 Guarantee fees 4 820 5 390 Other 26 262 29 547 819 158 767 474 (2) As at 31 December 2011, the portion of non-controlling interest on the balance sheet amounts to EUR 343 million (2010: EUR 370 million) and on the consolidated result (Note L) amounts to EUR 6 million (2010: EUR 3 million). Under the terms of replacement share purchase undertaking in respect of the 1 142 shares held by EIF’s non-controlling interests (2010: 1 165 shares), the Bank is offering to buy these at an exercise price of EUR 386 million (2010: EUR 408 million) determined on the basis of the audited 2010 annual accounts net of the dividend decided by the EIF’s General Meeting. 169

Note H – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2011	31.12.2010
Repayable on demand	10 974 028	5 675 399
Short term deposits	53 465	27 859
Repo with central banks	100 271	100 022
	11 127 764	**5 803 280**

H.2. Amounts owed to customers

	31.12.2011	31.12.2010
Overnight deposits	46 305	38 945
European Union and Member States' accounts		
- For Special Section operations and related unsettled amounts	343 617	354 872
- Deposit accounts	1 240 648	1 130 649
Short term deposits	960 618	976 419
	2 591 188	**2 500 885**

169

Note I – Debts evidenced by certificates (in EUR ’000) In its financing activity, one of the Group’s objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption ‘Debts evidenced by certificates’ includes ‘Debt securities in issue’ (securities offered to the general investing public) and ‘Others’ (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2011 and 2010, together with the average rates and due dates. Debts evidenced by certificates Payable in Outstanding at 31.12.2011 Average rate 2011 (1) Due dates Outstanding at 31.12.2010 Average rate 2010 (1) EUR 174 488 830 3.35 2012/2057 148 194 630 3.56 USD 107 454 811 2.56 2012/2058 104 067 249 2.75 GBP 58 101 423 4.03 2012/2054 52 122 801 4.54 AUD 18 996 605 5.37 2012/2023 14 628 590 5.93 JPY 13 660 198 0.86 2012/2047 13 946 268 0.85 CHF 7 146 966 2.47 2012/2036 7 499 881 2.38 NOK 6 498 323 3.74 2012/2025 3 386 667 4.16 SEK 4 301 840 3.71 2012/2039 3 241 649 3.68 TRY 2 776 232 9.33 2012/2022 2 831 379 10.63 NZD 2 449 662 6.41 2012/2021 2 180 233 6.75 ZAR 1 926 787 8.16 2012/2021 1 990 653 8.21 CAD 744 612 4.56 2037/2045 781 727 4.68 RUB 719 741 6.69 2012/2019 519 598 6.82 DKK 551 505 2.55 2024/2026 550 077 2.55 CZK 541 280 3.89 2013/2030 635 750 4.15 PLN 290 920 6.00 2012/2026 445 658 6.33 HUF 273 625 6.37 2012/2016 371 470 6.29 HKD 232 816 0.98 2012/2019 225 315 1.05 BGN 117 599 5.18 2012/2013 171 285 5.52 RON 104 087 8.88 2014/2016 105 584 8.88 MXN 32 419 5.06 2015/2015 38 275 6.07 TWD 25 508 5.10 2013/2013 25 667 4.75 ISK 0 - - 48 182 7.91 Total (notional value) 401 435 789 358 008 588 (1) Weighted average rate at the balance sheet date Outstanding at 31.12.2011 Outstanding at 31.12.2010 Total debts (notional value) (2) 401 435 789 358 008 588 Fair value adjustment on borrowings 29 461 043 22 577 177 Total debts 430 896 832 380 585 765 (2) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2011 amounts to EUR 357 billion (2010: EUR 323 billion). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2011 amounts to EUR 44 billion (2010: EUR 35 billion). Refer to Note A.4.15 for the definition of Fair value on borrowings. 171

Note J – Pension plans and health insurance scheme (in EUR ’000) The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2011 and was rolled forward to 31 December 2011. An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 260 million (2010: EUR 223 million) is entered under “Other liabilities” (Note G). Net benefit expense (recognised in consolidated income statement) in 2011: EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2011 Current service cost (1) 46 101 1 475 3 182 9 420 60 178 Interest cost on benefit obligation (2) 79 734 1 792 1 794 7 015 90 335 Recognition of actuarial (gains)/losses (1) 22 186 130 936 1 312 24 564 Net benefit expense 148 021 3 397 5 912 17 747 175 077 Net benefit expense (recognised in consolidated income statement) in 2010: EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2010 Current service cost(1) 26 208 1 070 1 409 5 402 34 089 Interest cost on benefit obligation(2) 68 860 1 796 1 218 5 691 77 565 Recognition of actuarial (gains)/losses(1) - 5 634 405 36 - 8 862 - 14 055 Net benefit expense 89 434 3 271 2 663 2 231 97 599 (1) Recognised in General administrative expenses (2) Recognised in Interest expense and similar charges Benefit liabilities as at 31 December 2011: EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2011 Benefit obligation 1 562 985 35 413 41 152 138 183 1 777 733 Unrecognised net actuarial (losses)/gains - 286 187 - 2 574 - 9 607 - 17 532 - 315 900 Net liability 1 276 798 32 839 31 545 120 651 1 461 833 Benefit liabilities as at 31 December 2010: EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2010 Benefit obligation 1 600 779 36 408 35 457 140 337 1 812 981 Unrecognised net actuarial (losses) / gains - 450 329 - 161 - 12 018 - 33 899 - 496 407 Net liability 1 150 450 36 247 23 439 106 438 1 316 574 172

In 2011, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 315 900. EUR ’000 138 127 was reported in excess of the 10% corridor and this excess will be recognised over the expected average remaining service lives of the plans’ participants on a straight line basis. The expense that will be recognised in the next financial year amounts to EUR ’000 10 719. Movements in the benefit liability during the year ended 31 December 2011 are as follows (in EUR ’000): EIB Pension Management Committee Pension EIF Pension Health Insurance Total At 1 January 2011 1 150 450 36 247 23 439 106 438 1 316 574 Net benefit expense 148 021 3 397 5 912 17 747 175 077 Other restructuring events 3 612 0 0 0 3 612 Indemnities 0 - 4 706 0 0 - 4 706 Benefit payments net of employee contributions - 25 285 - 2 099 2 194 - 3 534 - 28 724 At 31 December 2011 1 276 798 32 839 31 545 120 651 1 461 833 The principal assumptions used in determining pension and post-employment benefit obligations for the Group’s plans are shown below: 2011 2010 in % in % Discount rate for pension plans 5.58 5.06 Discount rate for health insurance plan 5.58 5.06 Future salary increase (including inflation) 4.50 4.50 Future pension increases 2.00 2.00 Healthcare cost increase rate 4.00 4.00 Actuarial tables ISCLT ISCLT The table below shows the sensitivity of both benefit expenses for 2011 and defined benefit obligation as at 31 December 2011 of the Health Insurance Plan to a 1% increase and decrease in the healthcare cost increase rate (in EUR ’000): 1% increase 1% decrease Aggregate of current service and service costs 5 091 - 3 758 Defined benefit obligation 34 348 - 26 356 The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation: EIB Pension Management Committee Pension EIF Pension Health Insurance Total Total defined benefit obligation 2011 11 255 - 199 4 997 1 025 17 078 1 777 733 2010 63 767 - 408 1 137 1 833 66 329 1 812 981 2009 12 016 - 495 1 452 41 13 014 1 293 414 2008 29 895 - 434 653 - 1 084 29 030 1 196 897 173

The table below shows the evolution of the Defined Benefit Obligation during the year under review: EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2011 Obligation at the beginning of the year 1 600 779 36 408 35 457 140 337 1 812 981 Current service cost 46 101 1 475 3 182 9 420 60 178 Employee contributions 19 911 0 2 016 0 21 927 Interest cost 79 734 1 792 1 794 7 015 90 335 Benefit payments - 45 196 - 2 099 178 - 3 534 - 50 651 Experience (gain)/loss 11 255 - 199 4 997 1 025 17 078 Change in assumptions - 153 211 - 1 964 - 6 472 - 16 080 - 177 727 Other restructuring events 3 612 0 0 0 3 612 Benefit obligation as at 31 December 2011 1 562 985 35 413 41 152 138 183 1 777 733 Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2011, prepared under EU Accounting Directives, which amounts to EUR ’000 2 291 777 will be submitted for approval by the Board of Governors by 30 April 2012. Note L – Interest and similar income and Interest expense and similar charges (in EUR ’000) L.1. Net interest income 2011 2010 Interest and similar income: Derivatives 14 321 414 10 858 228 Loans and advances to credit institutions and customers 10 011 297 8 045 762 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities 534 774 407 603 Interest subsidy from the EU 31 768 35 301 Cash in hand, balances with central banks and post office banks 3 720 2 798 Other 1 719 5 972 Total 24 904 692 19 355 664 Interest expense and similar charges: Debts evidenced by certificates - 13 551 751 - 13 347 532 Derivatives - 8 396 241 - 3 159 661 Interest cost on benefit obligation (Note J) - 90 335 - 77 565 Amounts owed to credit institutions and to customers - 58 494 - 23 374 Interest on third party mandates - 17 899 - 11 520 Non-controlling interest (Note A.4.21) 5 517 - 3 086 Other - 35 118 - 40 124 Total - 22 144 321 - 16 662 862 Net interest income 2 760 371 2 692 802 174

The table below sets out the net interest income relating to each class of financial assets and liabilities: 2011 2010 Interest and similar income Derivatives 14 321 414 10 858 228 Loans and receivables(1) 9 698 284 6 303 889 Held-to-maturity 376 225 277 651 Designated at fair value through profit and loss 348 501 1 779 973 Available-for-sale 98 756 87 818 Trading debt securities 59 793 42 133 Other 1 719 5 972 Total 24 904 692 19 355 664 Interest expense and similar charges Designated at fair value through profit and loss - 13 013 043 - 13 239 784 Derivatives - 8 396 241 - 3 159 661 Financial liabilities measured at amortised cost - 597 202 - 131 123 Non-financial liabilities - 137 835 - 132 294 Total - 22 144 321 - 16 662 862 Net interest income 2 760 371 2 692 802 (1) Included in this class of financial assets is accrued interest on impaired loans as at 31 December 2011 amounting to EUR ‘000 1 485 (2010: EUR ‘000 2 047). 175

L.2. Geographical analysis of Interest and similar income EU Countries 2011 2010 Spain 1 465 252 1 118 081 Italy 1 025 946 777 630 Germany 909 430 759 781 France 824 510 691 864 United Kingdom 677 605 607 887 Poland 668 147 501 789 Portugal 589 511 470 975 Greece 586 574 520 074 Hungary 268 347 200 643 Austria 228 817 187 842 Belgium 211 648 189 751 Netherlands 181 596 137 953 Czech Republic 157 527 141 227 Finland 153 581 126 205 Sweden 151 013 81 110 Romania 126 440 109 465 Ireland 91 490 73 561 Slovenia 60 273 50 371 Lithuania 43 974 32 871 Slovakia 43 736 25 606 Bulgaria 37 068 27 786 Denmark 33 742 26 177 Cyprus 29 078 19 820 Latvia 22 735 19 774 Luxembourg 17 747 19 834 Estonia 11 128 7 201 Malta 6 852 3 486 Total 8 623 767 6 928 764 Outside the European Union 958 275 823 239 Total 9 582 042 7 752 003 Income not analysed per country (1) 15 322 650 11 603 661 Total interest and similar income 24 904 692 19 355 664 (1)Income not analysed per country: 1. Revenue from investment and loan substitutes portfolios 273 313 219 040 2. Revenue from Operational bond portfolios 107 084 70 009 3. Revenue from Operational money market portfolios 151 110 118 236 4. Revenue from money market operations 511 759 191 090 5. Income from derivatives 14 321 414 10 858 228 6. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable 1 719 5 972 7. Adjustment on early repayments of loans - 43 749 141 086 15 322 650 11 603 661 176

Note M – Result on financial operations (in EUR ’000) M.1. Per nature of result 2011 2010 Net result on derivatives (1) - 329 104 - 122 676 Net result on loans under the fair value option and associated swaps (2) - 5 543 964 927 991 Net result on borrowings under the fair value option and associated swaps (3) 7 499 534 - 532 662 1 626 466 272 653 Fair value gains and losses on operational treasury portfolio - 29 723 - 36 776 Realised gains and losses on operational treasury portfolio - 53 696 888 Foreign exchange gain and loss - 55 717 - 5 424 Gain and loss on buy back of debts evidenced by certificates 12 639 - 4 570 Gain and loss on unwind of ALM swaps 36 805 - 85 882 Gain and loss on unwind of asset swaps - 28 385 0 Realised gain/loss on sale of shares - 13 897 30 997 Result on release of guarantees 0 28 903 Total result on financial operations 1 494 492 200 789 (1) The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2011 these swaps evidence a negative impact of EUR ‘000 329 104 compared to a negative impact of EUR ‘000 122 676 in 2010. (2) The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2011, the carrying value of loans designated at fair value stands at EUR 104.7 billion (2010: EUR 87.7 billion). The use of Fair Value Option on loans generates a decrease of EUR ‘000 5 543 964 on the income statement at 31 December 2011 (2010: EUR’ 000 927 991). The negative variation in the combined fair value of the EIB loans and their associated swaps is essentially due to the combined effect of the decreases of the swap rates, partially compensated by the increases of the lending spreads. The lending spreads are used to discount the prospective contractual cash flows of the designated loans under the Fair Value Option. The associated swaps are however valued using the swap curves and as such the lending spreads are not considered. (3) The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 386 billion (2010: EUR 345.1 billion) as at 31 December 2011. The net impact on the income statement at 31 December 2011 on borrowings and associated swaps is an increase of the profit for the year by EUR ‘000 7 499 534 (2010: decrease of EUR ’000 532 662). The changes in Fair Value of the EIB borrowings tend to be only partially compensated by those of the related hedging swaps as the value of the swaps – being calculated on a model basis – is not directly affected by credit-related factors. M.2. Per category of assets and liabilities 2011 2010 Financial assets available-for-sale - 42 311 30 430 Financial assets designated at fair value through profit or loss 1 788 856 2 306 205 Financial liabilities designated at fair value through profit or loss - 6 691 263 - 3 260 637 Financial instruments held for trading - 55 005 - 35 320 Derivatives held for risk management 6 528 872 1 227 083 Other - 34 657 - 66 972 1 494 492 200 789 Note N – Other operating income (in EUR ’000) 2011 2010 Reversal of previous year’s unutilised accruals of general administrative expenses 5 275 6 313 Other 3 914 4 188 9 189 10 501 177

Note O – Fee and commission income (in EUR ’000) 2011 2010 Commission income from advisory activities 65 853 64 899 Commission on loans 43 722 31 096 Commission on Investment Facility – Cotonou (Note V) 38 011 34 086 Commission on guarantees 25 005 29 191 Commission on Jaspers (Note V) 24 913 22 473 Commission on Jessica (Note V) 16 664 11 900 Commission on Jeremie (Note V) 11 299 10 457 Commission on Yaoundé/Lomé conventions (Note V) 6 035 7 569 Commission on Jasmine (Note V) 1 156 713 Commission from other EU institutions and EU countries 35 550 23 641 268 208 236 025 Note P – General administrative expenses (in EUR ’000) 2011 2010 Salaries and allowances(*) - 247 661 - 236 164 Welfare contributions and other social costs - 134 082 - 91 630 Staff costs - 381 743 - 327 794 Other general and administrative expenses - 134 209 - 117 956 Total general administrative expenses - 515 952 - 445 750 The number of persons employed by the Group was 2 173 at 31 December 2011 (2 077 at 31 December 2010). (*) of which the amount for members of the Management Committee is EUR ‘000 3 022 at 31 December 2011 and EUR ‘000 2 960 at 31 December 2010. Note Q – Derivative financial instruments Q.1. Usage of derivative financial instruments In the funding activity of the Group The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised in line with those of loans granted and also to reduce funding costs. It uses also long term swaps to hedge certain treasury transactions and for ALM purposes. Long term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure. All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long term nature. The derivatives most commonly used are: Currency swaps Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixedrate interest or vice versa. 178

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. In the liquidity management of the Group The Group enters into short term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short term currency swaps stood at EUR 19 631 million at 31 December 2011 against EUR 26 265 million at 31 December 2010. The notional amount of short term currency forwards was EUR 322 million at 31 December 2011 (2010: EUR 288 million). Long term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long term futures stood at EUR 386 million at 31 December 2011 (2010: EUR 283 million). Forward rate agreements are used by the Group to hedge the interest rate risk of its short term funding. The notional amount of forward rate agreements stood at EUR 6 606 million at 31 December 2011 (2010: nil) and their fair value at EUR 2 million (2010: EUR nil). In the Asset Liability Management of the Group The Group’s policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group. Accordingly, the Group: • has adopted an own funds investment profile ensuring a stable and high flow of income; and • manages residual interest rate risks in relation to this investment profile. With a view of managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross currency models and in the estimation of volatilities for some long dated equity linked and inflation linked transactions. 179

The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2011 (in EUR million)

	Level 1		Level 2		Level 3			
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps	0	0	387 719	17 186	13 492	- 720	**401 211**	**16 466**
Cross Currency Swaps	0	0	179 378	12 725	6 810	941	**186 188**	**13 666**
Credit Default Swaps	0	0	0	0	0	0	**0**	**0**
Short term foreign exchange contracts	0	0	322	- 13	0	0	**322**	**- 13**
Futures contracts	386	- 1	0	0	0	0	**386**	**- 1**
Forward Rate agreements	0	0	6 606	2	0	0	**6 606**	**2**
Total	**386**	**- 1**	**574 025**	**29 900**	**20 302**	**221**	**594 713**	**30 120**

Derivatives by valuation method as at 31 December 2010 (in EUR million)

	Level 1		Level 2		Level 3			
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps	0	0	344 913	11 353	14 490	- 396	**359 403**	**10 957**
Cross Currency Swaps	0	0	133 998	5 866	6 478	437	**140 476**	**6 303**
Credit Default Swaps	0	0	0	0	193	29	**193**	**29**
Short term foreign exchange contracts	0	0	26 553	- 34	0	0	**26 553**	**- 34**
Futures contracts	283	0	0	0	0	0	**283**	**0**
Total	**283**	**0**	**505 464**	**17 185**	**21 161**	**70**	**526 908**	**17 255**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

179

Note R – Fair value of financial assets and liabilities (in EUR million) The tables below set out a comparison by category of the carrying amounts and fair values of the Group’s financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities. Carrying value 31.12.2011 Fair value 31.12.2011 Carrying value 31.12.2010 Fair value 31.12.2010 Assets carried at fair value: Available-for-sale financial assets 6 122 6 122 6 160 6 160 Financial assets designated at fair value through profit or loss 104 652 104 652 87 743 87 743 Financial assets held for trading 1 687 1 687 1 713 1 713 Derivative assets held for risk management 49 538 49 538 31 353 31 353 Total 161 999 161 999 126 969 126 969 Assets carried at amortised cost: Held-to-maturity investments 20 106 18 407 16 306 15 634 Loans and receivables 329 049 324 824 302 745 306 840 Total 349 155 343 231 319 051 322 474 Total financial assets 511 154 505 230 446 020 449 443 Liabilities carried at fair value: Derivative liabilities held for risk management 19 419 19 419 14 098 14 098 Financial liabilities designated at fair value through profit or loss 386 062 386 062 345 066 345 066 Total 405 481 405 481 359 164 359 164 Liabilities carried at amortised cost: Liabilities measured at amortised cost 58 554 59 427 43 824 44 606 Total 58 554 59 427 43 824 44 606 Total financial liabilities 464 035 464 908 402 988 403 770 The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities. Assets for which fair value approximates carrying value For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value. Assets and liabilities recorded at fair value Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based whenever possible on observable market data prevailing at the balance sheet date. Fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. 181

The following tables show an analysis of financial assets and financial liabilities recorded at fair value, between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs. 2011 Level 1 Level 2 Level 3 Total 2011 Quoted market price Valuation techniques – market observable input Valuation techniques – non market observable input Total Financial assets: Financial assets held for trading 1 687 0 0 1 687 Derivative assets held for risk management 0 47 167 2 371 49 538 Financial assets designated at fair value through profit or loss 0 65 996 38 656 104 652 Financial investments – available-for-sale 2 677 289 3 156 6 122 Total 4 364 113 452 44 183 161 999 Financial liabilities: Derivative liabilities held for risk management 1 17 268 2 150 19 419 Financial liabilities designated at fair value through profit or loss 346 729 26 796 12 537 386 062 Total 346 730 44 064 14 687 405 481 2010 Level 1 Level 2 Level 3 Total 2010 Quoted market price Valuation techniques – market observable input Valuation techniques – non market observable input Total Financial assets: Financial assets held for trading 1 713 0 0 1 713 Derivative assets held for risk management 0 29 842 1 511 31 353 Financial assets designated at fair value through profit or loss 0 56 552 31 191 87 743 Financial investments – available-for-sale 3 176 638 2 346 6 160 Total 4 889 87 032 35 048 126 969 Financial liabilities: Derivative liabilities held for risk management 0 12 657 1 441 14 098 Financial liabilities designated at fair value through profit or loss 294 465 36 853 13 748 345 066 Total 294 465 49 510 15 189 359 164 In 2011, the Group made transfers from level 1 to 2 of the fair value hierarchy: - Financial liabilities designated at fair value through profit or loss of EUR 4 067 million (2010: EUR 6 811 million). The Group made also the following transfer from level 2 to 1 of the fair value hierarchy: - Financial liabilities designated at fair value through profit or loss of EUR 15 166 million (2010: EUR 12 037 million). - Investment securities (available for sale) of EUR nil million (2010: EUR 4 million). 182

The following table presents the changes in Level 3 instruments for the year ended 31 December 2011: Financial assets held for trading(*) Financial assets designated at fair value through P/L Financial investments – Availablefor -Sale Financial liabilities held for trading (*) Financial liabilities designated at fair value through P/L Total Balance at 1 January 2011 1 511 31 191 2 346 - 1 441 - 13 748 19 859 Total gains or losses: - in profit or loss 964 1 003 - 58 - 658 - 1 177 74 - in other comprehensive income 0 0 112 0 0 112 Purchases 6 6 391 779 - 86 0 7 090 Issues 0 0 0 0 91 91 Settlement - 88 - 170 - 30 31 481 224 Aggregate transfers into Level 3 19 246 7 0 - 1 404 - 1 132 Aggregate transfers out of Level 3 - 41 - 5 0 4 3 220 3 178 Balance at 31 December 2011 2 371 38 656 3 156 - 2 150 - 12 537 29 496 (*) Derivative balances are included within Financial assets or liabilities held for trading. Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non market observable input, due to alternative assumptions The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR - 11.5 million using less favourable assumptions and an increase of approximately EUR 1.2 million using more favourable assumptions for 31 December 2011 and a reduction of approximately EUR 114 million using less favourable assumptions and an increase of approximately EUR 49 million using more favourable assumptions for 31 December 2010. The alternative assumptions are used to calculate the fair value of derivatives, borrowings and loans belonging to the level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped in four swap types according to underlying asset and valuation model: a. Single currency, multiple-rate swaps b. Cross currency and FX-linked swaps c. Inflation-linked swaps d. Equity-linked swaps For single currency, multiple rate swaps, alternative assumptions are applied to forward rate correlations used in calibration of BGM models. For cross currency and FX-linked swaps alternative assumptions are applied to correlations between interest and FX rates used in the calibration of hybrid Black Scholes / Hull & White models. For inflation-linked swaps alternative assumptions are applied to inflation index and real rate volatilities used in the calibration of hybrid Black Scholes / Hull & White models. For equity-linked swaps alternative assumptions are applied to equity or index volatilities and dividend yields (forwards) used in the calibration of hybrid Black Scholes / Hull & White models. Financial assets designated at fair value through profit or loss Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps. The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit or loss amounts to EUR 96 420 million (2010: EUR 81 499 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group’s counterparts amounts to a loss of EUR 50 million (2010: loss of EUR 50 million). The changes in fair value of financial 183 assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. The cumulative change in fair value of quoted financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to a profit of EUR 9 999 million (2010: profit of EUR 2 238 million) and the change for the current year is a gain of EUR 7 761 million (2010: gain of EUR 434 million). The changes in fair value of financial liabilities designated at fair value through profit or loss attributable to the change in credit risk have been calculated by determining the difference between the changes in the quoted fair value and the changes in fair value due to market risk based on valuation techniques. The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 28 795 million (2010: EUR 21 921million) less than the carrying amount as at 31 December 2011. Note S – Risk Management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; • Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. S.1. Risk Management Organisation S.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank’s objective is to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) has been created in November 2003. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD’s remit. During 2011 parts of FRD and the Coordination Division were merged into the newly formed Risk Policy and Pricing Division (RPP), and incorporated into the extended Credit Risk and Policy Department (CRD). RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice- President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for 184 debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Transaction Monitoring & Restructuring, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. The Bank continued to develop its capacity to manage loans post signature. For significant parts of the portfolio it is the responsibility of Transaction Management & Restructuring (TMR), a Directorate, reporting to a separate Vice-President. TMR is focusing on monitoring the higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the Risk Management Directorate. S.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do in fact occur. Information on the risk measures described above are presented and explained to the Management Committee and to the Board of Directors on a quarterly basis. The reports include aggregate credit exposures, credit concentration analyses, Value at Risk (‘VaR’), liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. The Bank maintains two reserves for the expected and unexpected losses – the General Loan Reserve (GLR) and the Special Activities Reserve (SAR), respectively. The General Loan Reserve is a dedicated reserve for the expected loss of the Bank’s loan portfolio. It is calculated quarterly according to the evolution of the underlying assets and reported to the Bank’s senior management. The Special Activities Reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities undertaken by the EIF on the Bank’s behalf. It is calculated quarterly according to the evolution of the underlying assets. S.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Group’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and 185 mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division reports directly to the Deputy Chief Executive. This segregation of duties and the “four-eyes” principle ensures an unbiased review of the Fund’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the PE operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is organised into three main teams: PE Risk Management, GS Risk Management and Operations covering both business lines. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in early-stage and seed capital, but also in well-established funds targeting mid-, laterstage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond investing in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of a still volatile situation stemming from the economic and financial crisis, the Fund continues to closely monitor the valuations reported by PE fund managers, and also other specific risks linked to the macroeconomic and financial environment. Throughout the year, the Fund also runs stringent stress test scenarios on its PE funds portfolios and regularly updates the EIF Board of Directors on the results. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. A four-eyes principle applies throughout the process, with actions initiated by the front office and reviewed by RMM. The guarantees portfolio is valued according to a markto model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In particular following the economic and financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. The improvement of the monitoring is not only based on the reaction to the crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation, expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. 186

S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group’s policies on credit risk are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. As regards lending, treasury and derivatives operations, credit risk is managed by the independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risk taking in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4). Maximum exposure (in EUR million) 31.12.2011 31.12.2010 Financial assets: Loans and receivables 329 049 302 745 Financial assets held for trading 1 687 1 713 Derivative assets held for risk management 49 538 31 353 Financial assets designated at fair value through profit or loss 104 652 87 743 Financial assets – Available-for-sale 6 122 6 160 Financial assets – Held-to-maturity 20 106 16 306 Total 511 154 446 020 Off-balance-sheet: Contingent liabilities 3 683 3 016 Commitments – Undisbursed loans 85 807 90 551 – Undisbursed Venture Capital operations 1 956 1 706 – Other 990 902 Total 92 436 96 175 Total credit risk exposure 603 590 542 195 187

S.2.3. Credit risk on loans S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate. The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LGs reflect the present value of the estimated level of the “expected loss”, this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes: • as an aid to a finer and more quantitative assessment of lending risks; • as help in distributing monitoring efforts; • as a description of the loan’s portfolio quality at any given date; • as a benchmark for calculating the annual additions to the General loan reserve; and • as one input in risk-pricing decisions based on the expected loss. The following factors enter into the determination of an LG: i) The borrower’s creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel II Advanced Approach chosen, the Bank has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default probabilities, the lower the value of the guarantee and therefore the lower the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its internal grading. v) The loan’s duration: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan’s expected loss is computed by combining the five elements discussed above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below. A Prime quality loans: there are three sub-categories. A° comprises all EU sovereign risks, i.e. loans granted to or fully, explicitly and unconditionally guaranteed by Member States, where no repayment difficulties are expected and for which an unexpected loss of 0% is allocated (based on the Bank’s preferred creditor status). A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be quite limited. B High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement, with adequate protective clauses. D This rating class represents the borderline between “acceptable quality” loans (D+) and those that have a risk profile greater than generally accepted by the Bank (D-) and are classified as Special Activities. These are undertaken under specific policies, including size restrictions, the allocation of Special Activity Reserve (SAR) and dedicated risk pricing rules. The D- category also includes loans which have experienced deterioration from their originally better classification and are now subject to heightened monitoring. E This LG category includes loans that have explicitly been approved as Special Activities with a risk profile greater than generally accepted, and loans which in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, a corresponding allocation to the Special Activities Reserve is being made and the loans are subject to close and high monitoring. The sub-classes E+ and E- further 188 differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service can not be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal are graded F and a specific provision is applied. Generally, loans internally graded D- or below are placed on the Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification below the one at approval. In addition to the deal-by-deal analysis of each loan, the Group, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Group’s loan book. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities(1)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 70%, 75% and 100% of pool of signed(2) operations in each portfolio. This results in an effectively full coverage of the Group’s exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group’s lending activities). The carrying value of the disbursed part of loans signed under this category amounts to EUR 20 775 million as at 31 December 2011 (2010: EUR 19 700 million) and the undisbursed part amount to EUR 12 408 million as at 31 December 2011 (2010: EUR 12 562 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. S.2.3.3. Analysis of lending credit risk exposure In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2). (1) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. (2) Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of “the aggregate amount of credits disbursed”. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. 189

2011 (in EUR million)		Guarantor				Not guaranteed [1]	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	34 759	29 358	7 267	18 714	51 050	**141 148**	**26 943**
	Bank	17 681	32 214	39 103	11 458	22 457	**122 913**	**19 248**
	Public	3 932	426	12 016	23 474	38 046	**77 894**	**16 780**
	State	0	0	0	0	30 123	**30 123**	**10 428**
Total disbursed [2] [3] [4]		**56 372**	**61 998**	**58 386**	**53 646**	**141 676**	**372 078**	**73 399**
Signed not disbursed [2] [3] [4]		**9 882**	**8 700**	**6 744**	**9 686**	**38 387**	**73 399**	

2010 (in EUR million)		Guarantor				Not guaranteed [1]	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	34 024	29 462	6 523	16 681	38 284	**124 974**	**29 377**
	Bank	14 294	32 062	38 951	8 940	21 408	**115 655**	**19 589**
	Public	4 110	407	12 629	21 616	32 922	**71 684**	**16 770**
	State	0	0	0	0	26 165	**26 165**	**12 253**
Total disbursed [2] [3] [4]		**52 428**	**61 931**	**58 103**	**47 237**	**118 779**	**338 478**	**77 989**
Signed not disbursed [2] [3] [4]		**13 796**	**8 659**	**8 480**	**8 725**	**38 329**	**77 989**	

[1] These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

[2] These amounts include loans granted under Facilities.

[3] These amounts do not include Loan substitutes (2011: EUR 12 047 million; 2010: EUR 9 555 million).

[4] These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[5] to the banking sector amounts to EUR 142 161 million at the end of December 2011 (2010: EUR 135 244 million), which is equal to 31.9% (2010: 32.5%) of the total of EUR 445 477 million in loans disbursed and undisbursed as at 31 December 2011 (2010: EUR 416 467 million).

Unsecured loans to corporates at the end of December 2011 amounted to EUR 62 402 million[5], (2010: EUR 49 117 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

S.2.3.3.1. Credit quality on loans

Loans internally graded A to D+ represent 95.0% of the loan portfolios as at 31 December 2011, compared with 95.9% at 31 December 2010. The share of loans internally graded D-and below (for which allocations to the Special Activities Reserve are being made), was 5.0% (2010: 4.1%) of the risk portfolio, corresponding to EUR 22.2 billion (2010: EUR 17.3 billion).

The evolution of the LG breakdown was influenced by both the continuing significant share of new Special Activities signatures (SFF/LGTT/RSFF) as part of the overall new business volume in 2011, and a significant number of counterparty ratings downgrades, often sovereign induced. Such downgrades of borrowers and/or guarantors have led to a negative migration of the Loan Grading of affected loans over the year. In turn, these movements in the internal Loan Grading have resulted in a growth of the internal Watch List of loans which are subject to heightened monitoring (all loans with an internal grading of D- to F, other than SFF/LGTT/RSFF transactions unless downgraded post signature), which increased to EUR 7 037 million (2010: EUR 1 370 million).

[5] Including exposure signed but not disbursed yet.

189

To mitigate credit risk, the Group uses, amongst others, the following instruments: • Guarantees issued by third parties of acceptable credit quality; • Financial collaterals; • Mortgages, claims on revenues etc. All credit risk mitigation instruments accepted by the Group have been defined in the Credit Risk Policy Guidelines. Credit quality analysis per type of borrower The tables below show the credit quality analysis of the Group’s loans portfolio as at 31 December 2011 and 31 December 2010 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed). 2011 (in EUR million) Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Total A0, P A to B- C D+ D- and below Borrower Corporate 19 058 60 350 40 590 29 733 18 359 168 090 Bank 11 373 109 873 14 735 3 671 2 510 142 162 Public 23 419 65 083 3 790 1 032 1 350 94 674 State 38 375 0 1 747 429 0 40 551 Total 92 225 235 306 60 862 34 865 22 219 445 477 2010 (in EUR million) Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Total A0, P A to B- C D+ D- and below Borrower Corporate 18 549 57 900 36 975 24 865 16 062 154 351 Bank 9 112 114 181 9 930 1 342 679 135 244 Public 22 189 61 528 3 238 979 520 88 454 State 36 666 0 1 752 0 0 38 418 Total 86 516 233 609 51 895 27 186 17 261 416 467 With the decision in favour of the Internal ratings based approach of Basel II, the Group has introduced an internal rating methodology in 2006. The majority of the Group’s counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group’s loan portfolio by the higher of the ratings of the borrower or guarantor (where applicable), based on the internal rating, where available. In cases where an internal rating is not available yet, the external rating has been used for this analysis. 191

Credit risk exposure for each internal risk rating The table shows both the exposures signed (disbursed and undisbursed), as well as the risk-weighted exposures, based on an internal methodology that the Group uses for limit management. The exposures presented in this table are based on the best internal rating between the borrowers and the guarantors by operation. 2011 (in EUR million) 2010 (in EUR million) Rating Grade Moody’s equiv. grade Exposures Signed Weighted Exposures (*) Exposures Signed Weighted Exposures (*) Internal Rating 1 1 Aaa 26 763 2 471 28 814 2 767 Internal Rating 2 2+ Aa1 27 307 3 124 47 555 2 804 2 Aa2 30 361 6 020 21 506 6 347 2- Aa3 44 296 22 157 47 609 23 427 Internal Rating 3 3+ A1 45 956 16 348 69 004 25 005 3 A2 52 830 28 902 40 806 24 127 3- A3 69 540 36 746 53 611 27 989 Internal Rating 4 4+ Baa1 37 475 27 373 34 694 27 054 4 Baa2 24 313 15 424 15 461 7 361 4- Baa3 28 487 12 446 24 325 12 551 Internal Rating 5 5+ Ba1 29 274 10 340 25 445 7 734 5 Ba2 5 287 2 802 3 388 2 523 5- Ba3 3 882 1 690 1 837 1 009 Internal Rating 6 6+ B1 1 542 1 278 1 484 1 314 6 B2 1 594 961 441 334 6- B3 823 459 92 91 Internal Rating 7 7 Ca 13 853 28 0 0 7 C 1 894 734 395 40 Total 445 477 189 303 416 467 172 477 (*) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates). The Group continually monitors events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking appropriate mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or appropriate action is taken in a timely manner. The monolines, insuring EUR 3 456 million of the Group’s loans (2010: EUR 4 464 million), have suffered material downgrades already in previous years. In view of the non-accelerable nature of their credit enhancement, the Group policies provides for the borrowers to be of acceptable credit standing from the outset. In view of the weakened credit of the monolines, the Group has further enhanced its direct monitoring of the underlying borrowers and projects. As an immediate response to the developments in the financial markets that have taken place since September 2008, the Group has acted to reinforce its arrangements for the monitoring and management of risks. To this end, an interdirectorate risk monitoring group has been set up. Its purpose is to promote the exchange of information among departments and to suggest reporting and operational management procedures for use at times of financial crisis with the objective of rapid reaction if required. Taking into account the above and the Group’s contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2011 and 2010. 192

The Group did not record impairments in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union (under the Facilities and under the risk-sharing operations):

	2011 (in EUR million)			2010 (in EUR million)		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	32	0	0	35
Belgium	0	0	902	0	0	881
Bulgaria	242	859	0	110	985	0
Cyprus	659	239	709	473	280	723
Czech Republic	2 731	589	404	2 695	816	466
Denmark	0	0	443	0	0	560
Estonia	165	385	118	165	385	75
Finland	389	0	1 033	457	0	1 169
France	0	0	1 192	0	0	937
Germany	0	0	1 829	0	0	1 877
Greece	7 796	560	7 058	6 703	1 740	5 768
Hungary	4 172	1 120	1 596	3 770	1 168	1 567
Ireland	0	0	682	0	0	689
Italy	1 247	0	3 705	1 265	0	3 832
Latvia	411	525	218	400	525	221
Lithuania	1 039	112	0	1 029	112	0
Luxembourg	0	0	140	0	0	171
Malta	0	0	292	0	0	291
Netherlands	0	0	30	0	0	30
Poland	6 905	1 002	10 444	5 614	1 502	7 978
Portugal	526	600	6 882	499	0	7 205
Romania	1 012	2 356	325	784	2 077	324
Slovakia	784	650	0	170	1 300	0
Slovenia	39	0	2 152	43	0	2 050
Spain	1 109	0	17 602	1 247	0	14 856
Sweden	0	0	580	0	0	844
United Kingdom	0	0	1 655	0	0	1 652
Non EU-countries	897	1 431	3 309	741	1 363	1 761
Total	**30 123**	**10 428**	**63 332**	**26 165**	**12 253**	**55 962**

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The nominal amount of loans signed under this category as at 31 December 2011 amounts to EUR 39 044 million (2010: EUR 38 033 million). Out of this EUR 39 044 million, EUR 36 575 million (2010: EUR 35 758 million) were guaranteed by the European Union and EUR 2 369 million by the Member States (2010: EUR 2 275 million).

192

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans The Group’s loans portfolio can be analysed by the following geographical regions (based on the country of the borrower): (in EUR million) 2011 2010 Exposures signed Weighted exposures (4) Exposures signed Weighted exposures (4) EU (1) 427 629 182 279 401 751 166 667 Thereof : - Germany 56 040 19 892 54 842 17 756 - Spain 69 477 20 395 65 437 18 890 - Italy 56 489 33 078 52 710 29 979 - France 43 227 21 506 40 788 19 342 - United Kingdom 33 259 25 072 29 981 22 482 Enlargement countries (2) 8 990 2 226 7 273 1 825 Partner countries (3) 8 858 4 798 7 443 3 985 Total 445 477 189 303 416 467 172 477 (1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank’s Statute, as well as loans in EFTA countries. (2) Enlargement Countries as per end 2011 include Albania, Bosnia and Herzegovina, Croatia, Serbia, Montenegro, Turkey, and FYROM. (3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans. (4) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates). A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes. An industry sector analysis of the Group’s loan portfolio (based on the industry sector of the borrower) is as follows: (in EUR million) 2011 2010 Exposures signed Weighted exposures (1) Exposures signed Weighted exposures (1) Energy 43 043 32 003 38 974 28 621 Transport 45 668 17 919 46 799 17 362 Telecommunications 8 784 6 731 7 741 6 035 Water and sewerage 14 251 7 960 12 477 6 852 Miscellaneous Infrastructure 4 368 1 768 3 925 1 776 Agriculture, forestry and fisheries 119 29 66 34 Industry 29 498 22 982 27 593 21 068 Services (2) 294 223 98 459 273 961 89 430 Health and education 5 523 1 452 4 931 1 299 Total 445 477 189 303 416 467 172 477 (1) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates). (2) The category “Services” includes the credit exposure of the banking sector. At the end of 2011, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 142 161 million (EUR 135 244 million at the end of 2010), or EUR 56 047 million in risk-weighted terms (EUR 52 510 million at the end of 2010). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements. On top of the traditional loan exposures to the banking sector there is an amount of EUR 61 998 million (2010: EUR 61 931 million) in the form of guarantees received from financial institutions at the end of December 2011, of which EUR 3 456 million (2010: EUR 4 464 million) represents exposure to monoline insurers. The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio. 194

The table below shows the concentration indexes the Group follows as at 31 December 2011 and 31 December 2010: End-of-Period 2011 2010 Largest nominal and risk-weighted Group exposures(*) Nominal exposures (% of Group Loan Portfolio): – Top 3 5.4% 5.8% – Top 5 8.4% 8.8% – Top 10 14.0% 14.4% N° of exposures (% of Group Own Funds): – over 10% 9 10 – over 15% 5 4 – over 20% 2 2 N° of SSSR exposures over 5% of Group Own Funds(**) 2 2 Sum of all large risk-weighted exposures (% of Group Own Funds)(***) 115% 112% (*) Including also the net market exposure of treasury operations. (**) The term “single signature and single risk” (or for brevity, “unsecured” or “SSSR”) is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security. (***) The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group’s own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States. S.2.3.4. Collateral on loans In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3. the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 20 642 million at the end of 2011 (2010: EUR 18 004 million). The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 6 190 million (2010: EUR 1 804 million). None of these collaterals has been sold or re-pledged to third parties. Fair value of collateral held against disbursed loans is shown below: (in EUR million) Gross exposure Collateral held Net exposure Bonds Equities Cash Total 1. Against individually impaired 353 - - - - 353(1) 2. Against collectively impaired - - - - - - 3. Against past due but not impaired 3 - - - - 3 4. Against neither past due nor impaired 265 389 16 006 168 643 16 817 248 572 5. Against fair value through profit and loss 127 108 3 525 0 300 3 825 123 283 Total 2011 392 853 19 531 168 943 20 642 372 211 Total 2010 358 178 17 236 208 560 18 004 340 174 (1) The carrying value of loans individually impaired amounts to EUR 353 million as at 31 December 2011 (2010: EUR 381 million). Impairments on these loans have been accounted for and amount to EUR 192.8 million as of 31 December 2011 (2010: EUR 87.1 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement which covers the remaining exposure. 195

S.2.3.5. Arrears on loans Amounts in arrears are identified, monitored and reported according to a set of procedures called the “Guidelines for the Monitoring of late payments”. Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States: Loans for which the projects are located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, banks and corporate entities. Unsecured part of these loans amounts to EUR 180 063 million as at 31 December 2011 (2010: EUR 157 108 million). As at 31 December 2011, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amounts to EUR 1.3 million (2010: 0.7 million). Loans granted for projects outside the European Union secured by the European Union budget or the Member States Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for over 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually. The arrears of payments on these loans can be analysed as follows (in EUR 000): 31.12.2011 31.12.2010 Instalments overdue 30 to 90 days 4 714 210 Instalments overdue more than 90 days 2 726 2 450 Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU 108 665 103 834 Total 116 105 106 494 S.2.3.6. Securitised loans and loan substitutes Regarding the Group’s exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. As of 31 December 2011, the securitised loans and loan substitutes amount to EUR 19 914 million (2010: EUR 18 514 million). This amount is composed of loan substitutes included in debt securities portfolio (Note B.2) for an amount of EUR 12 047 million (2010: EUR 9 555 million) and securitised loans included in loans and advances to credit institutions and to customers (Note D) for an amount of EUR 7 867 million (2010: EUR 8 959 million). The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class (Mortgages exposure in ABS is primarily residential): Securitised loans Asset class Total 31.12.2011 (in EUR million) Total 31.12.2010 (in EUR million) Asset Backed Securities Diversified Payment Rights 674 617 Asset Backed Securities Mortgage Backed Securities 2 229 1 988 Asset Backed Securities Small and Medium Entities 2 617 3 259 Covered Bonds Mortgage Backed Securities 12 326 10 855 Covered Bonds Public Sector 2 059 1 784 Structured Public Sector Bonds Public Sector 9 11 Total 19 914 18 514 196

While for Covered Bonds, the majority of covered assets are based on residential mortgages, most of the ABS structures are based on SME. Aside from five Diversified Payments Rights (DPR) transactions with Turkish promoters and the first Turkish Covered Bond (amounting to EUR 723 million (2010: EUR 617 million)), all the promoters of the Bank’s Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (66%), in Italy (16%) and in Portugal (6%). EUR 13 491 million (68%) of the outstanding securitised loans have one external AAA rating, EUR 1 130 million (6%) have at least one AA rating, EUR 2 460 million (12%) at least one single A rating, and EUR 2 833 million (14%) a BBB rating. During 2011, 27 issuance programmes with a total volume of EUR 7 546 million experienced external rating downgrades. Despite these downgrades, the Group’s securitised loan and loan substitute portfolio continues to perform as scheduled. Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall, no securitised loan or loan substitute transaction is on the Bank’s Watch List. S.2.4. Credit risk on treasury transactions S.2.4.1. Credit risk measurement on treasury transactions Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see Note A.4.8.2.). Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions and short term derivatives. The weighted exposure for each counterpart must not exceed the authorised limits. 197

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2011 and 31 December 2010: Credit Risk Exposures as at 31 December 2011 (in EUR million) (based on book values) External rating Total A-1+/P-1 < A or NR A AA AAA A1 Portfolio max maturity 3 months 0 7 562 24 528 12 013 1 941 46 044 Deposits 0 112 7 177 6 697 0 13 986 Tripartite reverse repos 0 7 195 14 405 1 873 1 941 25 414 Discount paper, bonds 0 255 2 946 3 443 0 6 644 A2 Portfolio max maturity 18 months 0 231 781 951 272 2 235 Total Monetary Treasury Assets 0 7 793 25 309 12 964 2 213 48 279 Repartition 0% 16% 52% 27% 5% 100% B1 Portfolio 0 104 151 121 318 694 B2 Portfolio 0 0 0 0 0 0 B3 Portfolio 0 35 75 71 458 639 B4 Portfolio 0 1 293 0 755 1 049 BH Portfolio (futures) 0 0 0 1 0 1 EIF - AFS 0 135 247 31 164 577 Total Operational Bond Portfolios 0 275 766 224 1 695 2 960 Repartition 0% 9% 26% 8% 57% 100% Investment Portfolio 0 270 293 343 509 1 415 Repartition 0% 19% 21% 24% 36% 100% Loan substitutes 0 1 660 1 519 1 745 7 123 12 047 Repartition 0% 14% 13% 14% 59% 100% Total Treasury Funds 0 9 998 27 887 15 276 11 540 64 701 Repartition 0% 15% 43% 24% 18% 100% Of which EU sovereign exposures 0 514 2 936 3 557 1 836 8 843 Repartition 0% 1% 5% 5% 3% 14% 198

Credit Risk Exposures as at 31 December 2010 (in EUR million) (based on book values) External rating Total A-1+/P-1 < A or NR A AA AAA A1 Portfolio max maturity 3 months 10 4 126 20 584 11 973 41 36 734 Deposits 0 96 4 339 1 786 16 6 237 Tripartite reverse repos 0 2 635 14 037 8 743 0 25 415 Discount paper, bonds 10 1 395 2 208 1 444 25 5 082 A2 Portfolio max maturity 18 months 56 706 391 926 136 2 215 Total Monetary Treasury Assets 66 4 832 20 975 12 899 177 38 949 Repartition 0% 13% 54% 33% 0% 100% B1 Portfolio 0 224 41 396 352 1 013 B2 Portfolio 0 0 0 0 0 0 B3 Portfolio 0 73 21 175 363 632 BH Portfolio (futures) 0 5 0 352 724 1 081 EIF - AFS 0 164 60 215 178 617 Total Operational Bond Portfolios 0 466 122 1 138 1 617 3 343 Repartition 0% 14% 4% 34% 48% 100% Investment Portfolio 0 236 201 594 638 1 669 Repartition 0% 14% 12% 36% 38% 100% Loan substitutes 472 94 1 233 1 481 6 275 9 555 Repartition 5% 1% 13% 15% 66% 100% Total Treasury Funds 538 5 628 22 531 16 112 8 707 53 516 Repartition 1% 11% 42% 30% 16% 100% Of which EU sovereign exposures 0 2 004 645 3 126 1 708 7 483 Repartition 0% 4% 1% 6% 3% 14% The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting sound counterparties and issuers. Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate). The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative/structured products). S.2.4.2. Collateral on treasury transactions Collateral received Part of treasury transactions are tripartite reverse repurchase agreements with a balance of EUR 25 414 million (2010: EUR 25 415 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral and valuations parameters. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement. The Group also makes use of master netting agreements with counterparties. As part of the Tripartite Agreements, the Group has received securities that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2011 amounts to EUR 25 551 million (2010: EUR 25 535 million). None of these securities has been sold or re-pledged to third parties in 2011 and 2010. During the 2011 and 2010 years, the Group did not take possession of any of the above mentioned collaterals. Collateral deposited As at 31 December 2011, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 2.18 billion (2010: EUR 312 million). 199

S.2.4.3. Securities lending activity The market value of the bonds lent in the securities lending activities is at the end of 2011 of EUR 813 million (2010: EUR 696 million). These transactions are governed by an agreement signed with Northern Trust Global Investment and the exposure arising from these transactions is fully collateralised, with daily margin calls. As part of the securities lending agreement, the Bank receives securities, it is allowed to sell or repledge. The fair value of the collateral portfolio at 31 December 2011, accepted under these terms, amounts to EUR 853 million (2010: EUR 699 million). None of these securities has been sold or re-pledged to third parties in 2010 and 2011. S.2.5. Credit risk on derivatives S.2.5.1. Credit risk policies for derivatives The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with the majority of its swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. Contractual framework All the Group’s long term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Counterparty selection The minimum rating at the outset is set at A1, but certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised and further supported by an independent amount of collateral specified in the Credit Support Annex. The EIB has the right of early termination if the rating drops below a certain level. Collateralisation • Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds for unsecured exposure) are collateralised by cash and first-class bonds. • Very complex and illiquid transactions could require collateralisation over and above the current market value. • Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release. The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters. 200

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. During the 2010 and 2011 years, the Group did not take possession or repledge to third parties any of these collaterals. The fair value of the securities accepted under these terms as at 31 December amounts to EUR 31 372 million (2010: EUR 20 334 million) with the following composition: Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2011 Government Agency Aaa 2 385 0 0 2 385 Aa1 to Aa3 2 224 0 0 2 224 A1 2 962 0 0 2 962 Below A1 12 874 0 0 12 874 Non-Rated 0 0 10 927 10 927 Total 2011 20 445 0 10 927 31 372 Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2010 Government Agency Aaa 5 417 58 0 5 475 Aa1 to Aa3 7 320 0 0 7 320 A1 1 142 0 0 1 142 Below A1 857 0 0 857 Non-Rated 0 0 5 540 5 540 Total 2010 14 736 58 5 540 20 334 S.2.5.2. Credit risk measurement for derivatives The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS. The EIB computes the Net Market Exposure, which is the larger of zero and the market value or “fair value” of the portfolio of transactions within the netting set with a counterparty, less the collaterals. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2011 the Net Market Exposure stood at EUR 3 670 million (EUR 721 million as of 31 December 2010). In addition, the EIB computes the Potential Future Exposure (PFE), which is the possible increase in the netting set’s exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2011 the total Potential Future Exposure (PFE) stood at EUR 15 565 million (EUR 9 453 million as of 31 December 2010). Limits The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure. The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collaterals received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Bank receives collaterals posted by the counterparty. 201

The Potential Future Exposure limit determines the maximum Potential Future Exposure, measured as explained above and reduced by overcollateralization, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	2011	2010	2011	2010	2011	2010
Aaa	1.2%	3.0%	156	0	301	307
Aa1 to Aa3	36.8%	59.7%	1 245	715	9 919	6 543
A1	35.9%	33.7%	1 414	6	4 460	2 213
A2 to A3	25.6%	3.1%	841	0	822	375
Below A3	0.5%	0.5%	14	0	63	15
Non-rated	0%	0.0%	0	0	0	0
Total	**100.0%**	**100.0%**	**3 670**	**721**	**15 565**	**9 453**

The table below shows the concentration on main derivative counterparts as at 31 December 2011 and 2010:

	2011	2010
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	26.4%	25.9%
– Top 10	61.1%	64.0%
– Top 25	92.4%	91.9%
Net Market Exposure:		
– Top 3	34.3%	46.0%
– Top 10	71.5%	88.2%
– Top 25	97.5%	100.0%
Potential Future Exposure:		
– Top 3	26.8%	28.9%
– Top 10	59.7%	62.0%
– Top 25	92.1%	90.2%

The following table shows the maturities of currency swaps (excluding short term currency swaps), sub-divided according to their notional amount and fair value.

Currency swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	18 084	93 371	37 030	18 071	**166 556**
Fair value (i.e. net discounted value) (*)	717	4 120	4 615	3 433	**12 885**

Currency swaps at 31 December 2010 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2010
Notional amount	17 659	73 247	34 650	14 920	**140 476**
Fair value (i.e. net discounted value) (*)	731	1 811	2 128	1 633	**6 303**

(*) Including the fair value of macro-hedging currency swap which stood at EUR 282.5 million as at 31 December 2011 (2010: EUR - 104 million)

201

The following table shows the maturities of interest rate swaps (including the credit default swap), sub-divided according to their notional amount and fair value. Interest rate swaps at 31 December 2011 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2011 Notional amount 36 656 179 678 74 866 110 012 401 212 Fair value (i.e. net discounted value) (*) 321 6 951 5 257 3 937 16 466 Interest rate swaps at 31 December 2010 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2010 Notional amount 38 649 150 999 74 325 95 623 359 596 Fair value (i.e. net discounted value) (*) 1 187 4 622 2 889 2 288 10 986 (*) Including the fair value of macro-hedging interest rate swap which stood at EUR - 664 million as at 31 December 2011 (2010: EUR - 575 million). The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter. The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps: Early termination embedded Stock exchange index Special structure coupon or similar 2011 2010 2011 2010 2011 2010 Number of transactions 337 365 4 6 339 325 Notional amount (in EUR million) 11 302 12 793 615 843 21 285 21 627 Net discounted value (in EUR million) 1 114 391 27 26 381 717 The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities. As at 31 December 2011, notional amounts of EUR 386 million (2010: EUR 283 million) of futures contracts, with fair value of EUR - 1 million (2010: EUR nil) and a maturity less than 1 year are outstanding. 203

S.2.5.3. Credit risk on guarantees and securitisations (GS) Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statutes and the Credit Risk Policy Guidelines. The Statute limit own-risk guarantees to approximately EUR 9.0 billion. The EUR 3.7 billion exposure at risk at the end of 2011 (2010: 3.0 billion) was well below the statutory limit of EUR 9.0 billion. The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR ‘000 60 524 as at 31 December 2011 (2010: EUR ‘000 60 258). S.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. 204

The Bank further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions. Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket. Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps. 205

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2011) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to customers and credit institutions 13 614 100 0 0 0 13 714 13 719 Commercial paper 8 717 10 674 0 0 0 19 391 19 316 Debts evidenced by certificates – first call date scenario 15 528 40 134 233 979 189 968 0 479 609 411 581 Others (issued guarantees, share subscription commitments etc.) 0 386 0 0 4 616 5 002 5 002 Outflows for committed but un-disbursed loans, investment funds and loan substitutes 9 026 0 0 0 76 781 85 807 Total 46 885 51 294 233 979 189 968 81 397 603 523 Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2010) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to customers and credit institutions 8 244 60 0 0 0 8 304 8 304 Commercial paper 12 078 2 000 0 0 0 14 078 14 066 Debts evidenced by certificates – first call date scenario 14 470 50 026 194 749 181 643 0 440 888 366 520 Others (issued guarantees, share subscription commitments etc.) 0 408 0 0 3 941 4 349 4 349 Outflows for committed but un-disbursed loans, investment funds and loan substitutes 12 116 0 0 0 78 895 91 011 Total 46 908 52 494 194 749 181 643 82 836 558 630 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2011) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net Settling Interest Rate Derivatives 428 3 597 9 876 5 140 19 041 Gross Settling Interest Rate Derivatives – Inflows 13 555 13 070 104 623 57 988 189 236 Gross Settling Interest Rate Derivatives – Outflows - 12 228 - 10 660 - 96 259 - 51 063 - 170 210 Foreign Exchange Derivatives – Inflows 12 408 7 390 155 0 19 953 Foreign Exchange Derivatives – Outflows - 12 037 - 6 958 - 161 0 - 19 156 Total 2 126 6 439 18 234 12 065 38 864 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2010) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net Settling Interest Rate Derivatives 481 4 112 5 687 1 687 11 967 Gross Settling Interest Rate Derivatives – Inflows 6 739 19 403 85 431 53 606 165 179 Gross Settling Interest Rate Derivatives – Outflows - 5 359 - 17 134 - 81 719 - 50 404 - 154 616 Foreign Exchange Derivatives – Inflows 24 083 1 649 137 0 25 869 Foreign Exchange Derivatives – Outflows - 24 088 - 1 681 - 141 0 - 25 910 Total 1 856 6 349 9 395 4 889 22 489 206

S.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. S.4.1. Market risk management Market risk for the Bank As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management of the Group In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2011, the VaR of the Group’s own funds amounted to EUR 318 million (2010: EUR 275 million). The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency 207 between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the EIB’s positions. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2011, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 5.37 billion (2010: EUR 4.72 billion). Among the financial instruments in the Bank’s portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity. At cash flow level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity. Below is a summary of the features of the Group’s callable portfolio as of 31 December 2011 and 31 December 2010, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: By funding currency (after swaps): 31.12.2011 (in EUR million) Pay currency CZK EUR JPY PLN USD Total EUR pay notional - 29 - 3 064 - 85 - 22 - 5 484 - 8 684 Average maturity date 17.06.2013 25.11.2032 04.04.2031 05.05.2026 10.06.2035 28.05.2034 Average expected maturity 15.03.2012 02.06.2023 29.03.2028 01.01.2018 08.01.2026 21.01.2025 31.12.2010 (in EUR million) Pay currency CZK EUR JPY PLN USD Total EUR pay notional - 114 - 5 108 - 18 - 23 - 5 616 - 10 879 Average maturity date 14.12.2016 24.03.2025 06.01.2029 05.05.2026 28.02.2034 04.10.2029 Average expected maturity 15.03.2011 03.10.2019 19.02.2024 18.08.2020 06.12.2026 18.05.2023 By risk factor involved: 31.12.2011 (in EUR million) Risk factor Total FX level IR curve level IR curve shape EUR pay notional - 4 073 - 3 730 - 881 - 8 684 Average maturity date 16.01.2034 14.06.2036 04.06.2027 28.05.2034 Average expected maturity 05.09.2028 24.02.2022 11.08.2020 21.01.2025 31.12.2010 (in EUR million) Risk factor Total FX level IR curve level IR curve shape EUR pay notional - 4 041 - 5 962 - 876 - 10 879 Average maturity date 23.12.2033 29.03.2027 18.06.2027 04.10.2029 Average expected maturity 06.09.2029 07.11.2018 10.02.2025 18.05.2023 208

S.4.2.2. Interest rate risk management for the Group (Earnings perspective) The sensitivity of earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that Group accepts within the approved limits. With the positions in place as of 31 December 2011, the earnings would increase by EUR 115.4 million (2010: EUR 49.0 million) if interest rate increase by 100 basis points and decrease by EUR 126.2 million (2010: EUR 60.9 million) if interest rates decrease by 100 basis points. The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year’s date. Positions in floating rate assets are assumed to have quarterly repricings. S.4.3. Foreign exchange risk (in EUR million) The FX risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements of FX rates. The Group’s is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group’s future lending intermediation revenue. The Group’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A FX hedging program was set up in 2004 in order to systematically protect the known future loan margins in USD and in GBP on a 3-year horizon. 209

5.4.3.1. Foreign exchange position

Currency at 31 December 2011	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2011
Assets:						
Cash in hand, balances with central banks and post office banks	396	0	0	31	31	**427**
Treasury bills and other bills eligible for refinancing with central banks	14 905	0	0	0	0	**14 905**
Other loans and advances:						
- Current accounts	589	36	10	329	375	**964**
- Others	37 205	873	255	1 317	2 445	**39 650**
	37 794	909	265	1 646	2 820	**40 614**
Loans and advances to:						
- Credit institutions	90 263	13 683	24 592	6 521	44 796	**135 059**
- Customers	210 521	22 108	10 613	14 359	47 080	**257 601**
	300 784	35 791	35 205	20 880	91 876	**392 660**
Debt securities including fixed-income securities	6 433	1 528	982	1 452	3 962	**10 395**
Shares and other variable-yield securities	2 203	307	30	76	413	**2 616**
Derivative assets	49 538	0	0	0	0	**49 538**
Other assets	471	0	12	8	20	**491**
Total assets	**412 524**	**38 535**	**36 494**	**24 093**	**99 122**	**511 646**
Liabilities:						
Amounts owed to credit institutions	10 792	0	47	289	336	**11 128**
Amounts owed to customers	2 329	204	51	7	262	**2 591**
Debts evidenced by certificates:						
- Debt securities in issue	177 068	65 941	109 032	52 797	227 770	**404 838**
- Others	11 620	545	3 598	10 296	14 439	**26 059**
	188 688	66 486	112 630	63 093	242 209	**430 897**
Derivative liabilities	163 133	- 28 146	- 76 251	- 39 317	- 143 714	**19 419**
Capital, reserves and profit	45 004	0	0	0	0	**45 004**
Other liabilities	2 582	4	12	9	25	**2 607**
Total liabilities	**412 528**	**38 548**	**36 489**	**24 081**	**99 118**	**511 646**
Net position	**- 4**	**- 13**	**5**	**12**	**4**	

209

Currency at 31 December 2010 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2010 Assets: Cash in hand, balances with central banks and post office banks 254 0 0 0 0 254 Treasury bills and other bills eligible for refinancing with central banks 12 512 0 0 0 0 12 512 Other loans and advances: - Current accounts 288 34 17 152 203 491 - Others 28 709 101 552 2 290 2 943 31 652 28 997 135 569 2 442 3 146 32 143 Loans and advances to: - Credit institutions 80 334 14 408 24 364 6 117 44 889 125 223 - Customers 190 757 18 712 9 751 13 649 42 112 232 869 271 091 33 120 34 115 19 766 87 001 358 092 Debt securities including fixed-income securities 6 042 635 1 267 1 408 3 310 9 352 Shares and other variable-yield securities 1 944 267 29 75 371 2 315 Derivatives assets 28 624 828 758 1 143 2 729 31 353 Other assets 459 2 6 34 42 501 Total assets 349 923 34 987 36 744 24 868 96 599 446 522 Liabilities: Amounts owed to credit institutions 5 682 0 28 93 121 5 803 Amounts owed to customers 2 452 0 32 17 49 2 501 Debts evidenced by certificates: - Debt securities in issue 156 462 53 106 101 313 45 689 200 108 356 570 - Others 10 493 503 3 803 9 217 13 523 24 016 166 955 53 609 105 116 54 906 213 631 380 586 Derivative liabilities 131 366 - 18 629 - 68 480 - 30 159 - 117 268 14 098 Capital, reserves and profit 41 172 0 0 0 0 41 172 Other liabilities 2 346 5 8 3 16 2 362 Total liabilities 349 973 34 985 36 704 24 860 96 549 446 522 Net position - 50 2 40 8 50 S.4.3.2. Foreign exchange risk management In compliance with its statutes, the Bank actively hedges its FX risk exposures. The main objective of the Bank’s FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee. Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1. S.4.4. Equity price risk Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments. 211

As of 31 December 2011, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; equity-like investments in the Structured Finance Facility; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation. The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2011 and 31 December 2010) due to a reasonable possible change in equity indices, with all other variables held constant is as follows: Change in equity price 2011 % Effect on Own Funds 2011 in EUR ’000 Change in equity price 2010 % Effect on Own Funds 2010 in EUR ’000 Venture Capital Operations - 10 - 192 780 (1) - 10 - 198 352 (1) EBRD shares - 10 - 39 272 - 10 - 34 839 Investment funds - 10 - 40 516 - 10 - 33 443 (1) The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market. S.5. Operational risk The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group’s operational departments. The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment. Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank’s senior management and to the Management Committee. 212

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million) The table below sets out the Group’s classification of each class and category of assets and liabilities. 31 December 2011 Note Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Availablefor- sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total carrying amount Cash in hand, balances with central banks and post office banks B.1 0 0 0 427 0 0 0 427 Treasury bills and debt securities portfolios B.2 1 687 0 20 106 0 3 507 0 0 25 300 Loans and advances to credit institutions and to customers C/D 0 104 652 0 328 622 0 0 0 433 274 Shares and other variable-yield securities B.3 0 0 0 0 2 616 0 0 2 616 Derivative assets held for risk management R 49 538 0 0 0 0 0 0 49 538 Property, furniture and equipment E.1 0 0 0 0 0 0 306 306 Investment property E.2 0 0 0 0 0 0 3 3 Intangible assets E.1 0 0 0 0 0 0 10 10 Other assets G 0 0 0 0 0 0 124 124 Prepayments 0 0 0 0 0 0 48 48 51 225 104 652 20 106 329 049 6 123 0 491 511 646 Amounts owed to credit institutions and to customers H 0 0 0 0 0 13 719 0 13 719 Debts evidenced by certificates I 0 386 062 0 0 0 44 835 0 430 897 Derivative liabilities held for risk management R 19 419 0 0 0 0 0 0 19 419 Other liabilities G 0 0 0 0 0 0 819 819 Deferred income F 0 0 0 0 0 0 156 156 Provisions J 0 0 0 0 0 0 1 632 1 632 19 419 386 062 0 0 0 58 554 2 607 466 642 213

31 December 2010 Note Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Availablefor- sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total carrying amount Cash in hand, balances with central banks and post office banks B.1 0 0 0 254 0 0 0 254 Treasury bills and debt securities portfolios B.2 1 713 0 16 306 0 3 845 0 0 21 864 Loans and advances to credit institutions and to customers C/D 0 87 743 0 302 491 0 0 0 390 234 Shares and other variable-yield securities B.3 0 0 0 0 2 315 0 0 2 315 Derivative assets held for risk management R 31 353 0 0 0 0 0 0 31 353 Property, furniture and equipment E.1 0 0 0 0 0 0 317 317 Investment property E.2 0 0 0 0 0 0 3 3 Intangible assets E.1 0 0 0 0 0 0 8 8 Other assets G 0 0 0 0 0 0 84 84 Prepayments 0 0 0 0 0 0 34 34 33 066 87 743 16 306 302 745 6 160 0 446 446 466 Amounts owed to credit institutions and to customers H 0 0 0 0 0 8 304 0 8 304 Debts evidenced by certificates I 0 345 066 0 0 0 35 520 0 380 586 Derivative liabilities held for risk management R 14 098 0 0 0 0 0 0 14 098 Other liabilities G 0 0 0 0 0 0 767 767 Deferred income F 0 0 0 0 0 0 171 171 Provisions J 0 0 0 0 0 0 1 424 1 424 14 098 345 066 0 0 0 43 824 2 362 405 350 214

The table below sets out the fair value of each of the Group’s classes and categories of assets and liabilities. Fair value is set to book value for non-financial assets and non-financial liabilities. 31 December 2011 Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Availablefor- sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total fair value Cash in hand, balances with central banks and post office banks 0 0 0 427 0 0 0 427 Treasury bills and debt securities portfolios 1 687 0 18 407 0 3 507 0 0 23 601 Loans and advances to credit institutions and to customers 0 104 652 0 324 397 0 0 0 429 049 Shares and other variable-yield securities 0 0 0 0 2 616 0 0 2 616 Derivative assets held for risk management 49 538 0 0 0 0 0 0 49 538 Property, furniture and equipment 0 0 0 0 0 0 306 306 Investment property 0 0 0 0 0 0 3 3 Intangible assets 0 0 0 0 0 0 10 10 Other assets 0 0 0 0 0 0 124 124 Prepayments 0 0 0 0 0 0 48 48 51 225 104 652 18 407 324 824 6 123 0 491 505 722 Amounts owed to credit institutions and to customers 0 0 0 0 0 13 719 0 13 719 Debts evidenced by certificates 0 386 062 0 0 0 45 708 0 431 770 Derivatives liabilities held for risk management 19 419 0 0 0 0 0 0 19 419 Other liabilities 0 0 0 0 0 0 827 827 Deferred income 0 0 0 0 0 0 156 156 Provisions 0 0 0 0 0 0 1 632 1 632 19 419 386 062 0 0 0 59 427 2 615 467 523 215

31 December 2010 Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Availablefor- sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total fair value Cash in hand, balances with central banks and post office banks 0 0 0 254 0 0 0 254 Treasury bills and debt securities portfolios 1 713 0 15 634 0 3 845 0 0 21 192 Loans and advances to credit institutions and to customers 0 87 743 0 306 586 0 0 0 394 329 Shares and other variable-yield securities 0 0 0 0 2 315 0 0 2 315 Derivative assets held for risk management 31 353 0 0 0 0 0 0 31 353 Property, furniture and equipment 0 0 0 0 0 0 317 317 Investment property 0 0 0 0 0 0 9 9 Intangible assets 0 0 0 0 0 0 8 8 Other assets 0 0 0 0 0 0 84 84 Prepayments 0 0 0 0 0 0 34 34 33 066 87 743 15 634 306 840 6 160 0 452 449 895 Amounts owed to credit institutions and to customers 0 0 0 0 0 8 304 0 8 304 Debts evidenced by certificates 0 345 066 0 0 0 36 302 0 381 368 Derivatives liabilities held for risk management 14 098 0 0 0 0 0 0 14 098 Other liabilities 0 0 0 0 0 0 767 767 Deferred income 0 0 0 0 0 0 171 171 Provisions 0 0 0 0 0 0 1 424 1 424 14 098 345 066 0 0 0 44 606 2 362 406 132 216

The table below sets out the maximum exposure to credit risks of each of the Group’s classes and categories of assets: 31 December 2011 Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Availablefor- sale Non financial assets Total maximum exposure Cash in hand, balances with central banks and post office banks 0 0 0 427 0 0 427 Debt securities portfolios 1 687 0 20 106 0 3 507 0 25 300 Loans and advances to credit institutions and to customers (including undisbursed amounts) 0 109 513 0 409 568 0 0 519 081 Shares and other variable-yield securities 0 0 0 0 2 616 0 2 616 Derivative assets held for risk management 49 538 0 0 0 0 0 49 538 Other assets 0 0 0 0 0 124 124 51 225 109 513 20 106 409 995 6 123 124 597 086 31 December 2010 Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Availablefor- sale Non financial assets Total maximum exposure Cash in hand, balances with central banks and post office banks 0 0 0 254 0 0 254 Debt securities portfolios 1 713 0 16 306 0 3 845 0 21 864 Loans and advances to credit institutions and to customers (including undisbursed amounts) 0 91 912 0 388 873 0 0 480 785 Shares and other variable-yield securities 0 0 0 0 2 315 0 2 315 Derivative assets held for risk management 31 353 0 0 0 0 0 31 353 Other assets 0 0 0 0 0 84 84 33 066 91 912 16 306 389 127 6 160 84 536 655 Note U – Segment reporting The segment information disclosed in this note has been prepared in accordance with the “management approach” applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long term finance activity on at least a quarterly basis. The second EIB Group operating segment, the financial support of SME’s carried out by the European Investment Fund through venture capital investments and the provision of guarantees does not meet any of the quantitative thresholds for determining a reportable segment in 2011 or 2010. 217

Information about reportable segment (in EUR million) Long term lending finance activity 2011 2010 External revenues: Net interest income 2 720 2 660 Net income from shares 24 56 Net fee and commission income 213 160 Result on financial operations 1 495 200 Other operating expenses - 50 0 Other operating income 9 0 Total segment revenue: 4 411 3 076 Other material non-cash items: Impairment losses on loans and shares - 159 - 30 - 159 - 30 Reportable segment profit: 3 752 2 645 Reportable segment assets: 510 474 445 363 Reportable segment liabilities: 466 057 404 804 Reconciliation of reportable segment revenues, profit and loss and assets and liabilities (in EUR million) 2011 2010 Revenues: Total revenues for reportable segment 4 411 3 076 Other revenues 99 109 Consolidated revenue 4 510 3 185 Profit or loss: Total profit for reportable segment 3 752 2 645 Other profit or loss - 9 0 Consolidated profit 3 743 2 645 Assets: Total assets for reportable segment 510 474 445 363 Other assets 1 172 1 159 Consolidated total assets 511 646 446 522 Liabilities: Total liabilities for reportable segment 466 057 404 804 Other liabilities 585 546 Consolidated total liabilities 466 642 405 350 Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR ’000) The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties. The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies. 218

As at 31 December 2011 and 2010, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR ‘000): 31.12.2011 31.12.2010 Commitments - EBRD capital (Note B.3) • uncalled 442 500 442 500 - Undisbursed loans (Note D.1) • credit institutions 20 022 455 17 562 869 • customers 65 784 468 72 988 160 85 806 923 90 551 029 - Undisbursed venture capital operations (Note B.3) 1 955 898 1 706 189 - Undisbursed investment funds 547 148 459 914 Contingent liabilities and guarantees - In respect of loans granted by third parties 3 683 408 3 015 621 - In respect of venture capital operations 60 524 60 258 Assets held on behalf of third parties (**) - Investment Facility – Cotonou (1) 1 825 259 1 555 391 - Guarantee Fund (2) 1 756 205 1 347 331 - JESSICA (Contribution and Holding Fund) (3) 1 549 100 1 313 523 - FP7 Guarantee Fund (4) 1 149 231 859 620 - Special Section (5) 943 954 1 221 391 - JEREMIE (6) 827 908 928 876 - RSFF (7) 789 554 509 192 - EU-Africa Infrastructure Trust Fund (8) 294 630 259 728 - ENPI (9) 161 228 0 - LGTT (10) 154 831 152 348 - ECHA (11) 148 616 0 - SMEG 2007 (12) 107 605 80 967 - GIF 2007 (13) 97 726 73 577 - SME Guarantee Facility (14) 59 954 59 550 - HIPC (15) 59 722 161 550 - NIF Trust Fund (16) 55 019 57 913 - MAP guarantee (17) 33 139 44 748 - MAP Equity (18) 32 777 46 349 - GAGF (19) 31 400 31 332 - FEMIP Trust Fund (20) 30 395 29 588 - G43 Trust Fund (21) 16 202 0 - EPMF (22) 9 155 6 004 - European Technology Facility (23) 8 165 9 896 - EPTA Trust Fund (24) 7 348 0 - BWMi (25) 2 635 517 - GEEREF Technical Support Facility (26) 2 484 3 750 - TTP (27) 1 687 1 809 - JASPERS (28) 1 637 934 - GEEREF (29) 1 569 1 633 - EPPA (30) 1 468 1 003 - LfA-EIF Facility (31) 166 114 - GGF (32) 5 5 000 10 160 774 8 763 634 219

	31.12.2011	31.12.2010
Special deposits for service of borrowings (*)	29 685	34 568
Interest-rate swap and deferred rate-setting contracts (Notes Q & S)	401 211 736	359 402 781
Currency swap contracts payable (Notes Q & S)	174 707 592	161 700 288
Currency swap contracts receivable (Notes Q & S)	185 661 830	166 163 922
Put option granted to EIF minority shareholders (Note A.4.21)	385 841	407 645
Borrowings launched but not yet settled	0	44 044
Swaps launched but not yet settled	60 394	3 327
Securities lent (Note B.2)	778 872	655 982
Future contracts (Notes Q & S)	386 190	283 413
FX Forwards (Notes Q & S)	321 547	287 518
Forward rate agreements (Note Q)	6 606 400	0
Credit default swap	0	192 883

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

(**) **Assets held for third parties**

Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the European Commission (the 'Commission'). Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project.

(1) The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the EU and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

(2) The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

(3) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the Commission and the Group, in collaboration with the Council of Europe Development Bank. Under new procedures, Member States are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds).

(4) The Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007.

(5) The Special Section (see below) was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates.

(6) JEREMIE (Joint European Resources for Micro to Medium Enterprises initiative) is an initiative of the Commission's Directorate General for Regional Policy (DG Regio) and the Group.

(7) The Risk-Sharing Finance Facility (the 'RSFF') has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007, between the Commission on behalf of the EU and the EIB. The EIB has set up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF.

(8) The EU-Africa Infrastructure Trust Fund (the 'Trust Fund') was created within the framework of the Trust Fund Agreement between the Commission on behalf of the EU as Founding Donor and the EIB as Manager, also open to Member States of the EU which subsequently accede to this agreement as Donors. On 9 February 2006, the Commission and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EU-Africa Infrastructure Trust Fund.

(9) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the (European Neighbourhood and Partnership Instrument) ENPI.

(10) The Loan Guarantee Instrument for Ten-T Projects (the 'LGTT') has been established within the framework of the Co-operation Agreement, entered into force on this 11 January 2008, between the Commission on behalf of the EU and the EIB Group. The Commission and the EIB have set up the LGTT which aims at facilitating a greater private sector involvement in the financing of trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT.

(11) On 1 April 2011 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines.

(12) In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission.

(13) In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission.

(14) (17) Under the SME Guarantee Facility and the MAP Guarantee programme (followed by the CIP programme), the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission.

(15) The Heavily Indebted Poor Countries ('HIPC') Initiative (the 'Initiative') is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative.

(16) The Neighbourhood Investment Facility (the 'NIF') Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the Trust Fund.

(18) (22) Under the European Technology Facility ('ETF') Start-Up Facility and the MAP Equity programme (followed by the CIP programme), the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the Commission.

(19) Under the Greater Anatolia Guarantee Facility (GAGF) signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance funds allocated for the Regional Competitiveness Operational Programme by the EU and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey's least developed provinces in partnership with major Turkish banks.

(20) The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for The FEMIP Trust Fund.

(21) Under G43 Anatolian Venture Capital Fund, signed in August 2011, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey.

219

(23) The European Progress Microfinance Facility ('EPMF') aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of micro-enterprises with a particular view to providing jobs for the unemployed or the disadvantaged.

(24) EPTA Trust Fund (The Eastern Partnership Technical Assistance Trust Fund) is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility (NIF).

(25) The EIF manages funds on behalf of the German Federal Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Technologie; 'BWMi') and the European Recovery Programme ('ERP').

(26) (29) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries).

(27) Under the Technology Transfer Pilot Project ('TTP'), financed by the Commission and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding.

(28) JASPERS (Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, the Commission (DG Regio) and the European Bank for Reconstruction and Development.

(30) In 2010, the EIF signed the European Parliament Preparatory Action ('EPPA') with DG Regio, under which the EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability.

(31) LfA-EIF Facility, signed in 2009 is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany.

(32) Green for Growth ('GGF') was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey.

Statement of Special Section [1]

as at 31 December 2011 and 2010 (in EUR'000)

Amounts disbursed and to be disbursed	31.12.2011	31.12.2010
Turkey		
From resources of Member States		
Disbursed loans outstanding	7 811	8 990
Total [2]	**7 811**	**8 990**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	106 260	117 069
Risk capital operations		
- amounts to be disbursed	64 926	186 843
- amounts disbursed	151 260	173 526
	216 186	360 369
Total [3]	**322 446**	**477 438**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	5 797	12 830
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [4]	**6 216**	**13 249**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	16 218	23 966
- amounts disbursed	591 263	695 415
	607 481	719 381
Operations from other resources		
- amounts disbursed	0	2 333
	0	2 333
Total [5]	**607 481**	**721 714**
Total	**943 954**	**1 221 391**

220

Funds received and to be received	31.12.2011	31.12.2010
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	257 520	290 595
- Yaoundé Conventions	6 216	13 249
- Lomé Conventions	591 263	695 415
- Other resources under the Lomé Conventions	0	2 333
	854 999	1 001 592
Under mandate from Member States	7 811	8 990
Total	**862 810**	**1 010 582**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	64 926	186 843
On operations from risk capital resources under the Lomé Conventions	16 218	23 966
Total	**81 144**	**210 809**
Total	**943 954**	**1 221 391**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31 December 2011: EUR '000 472 103 (at 31 December 2010: EUR '000 596 926)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31 December 2011: EUR '000 90 991 (at 31 December 2010: EUR '000 97 371)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 294
less:	cancellations	215	
	repayments	418 167	
			-418 382
			7 811

221

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840 457(*)
less:	exchange adjustments	47 075	
	cancellations	115 477	
	repayments	355 459	
			- 518 011
			322 446

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	3 310	
	repayments	143 477	
			- 146 787
			6 216

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interests		9 548
less:	cancellations	677 703	
	repayments	1 904 487	
	exchange adjustments	56 976	
			- 2 639 166
			607 481
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		58
less:	cancellations	8 414	
	repayments	8 144	
			- 16 558
			0
			607 481

(*) Change in initial amount relates to ENPI (Note Z.9) which is no longer reported as part of Special Section.

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Note W – Capital and Reserves

W.1. Share capital and share premium

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 232 392 989 000 and the uncalled capital to EUR 220 773 340 000 as of 31 December 2011 and 2010. There is no change in the capital structure or in the shareholding of the Bank for the years ended 31 December 2011 and 2010.

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. Voting powers in the Bank's Management Committee are not based on the Bank's capital criterion.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force.

W.2. Subscribed capital and reserves, called but not paid

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57.7 million), and also their share of the Reserves and General Provisions (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. All the instalments have been entirely settled.

The related net receivable from the Member States was shown in the consolidated balance sheet under the caption "*Subscribed capital and reserves, called but not paid*":

(in EUR '000)	31.12.2011	31.12.2010
Subscribed capital called but not paid (nominal value)	0	14 430
Net present value adjustment	0	- 432
Subscribed capital called but not paid (carrying value)	**0**	**13 998**
Reserve called but not paid (nominal value)	0	43 233
Net present value adjustment	0	- 1 286
Reserve called but not paid (carrying value)	**0**	**41 947**
	0	**55 945**

W.3. Capital management

Even though the Group is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market "best practice". In particular, this applies to the banking regulation ("Basel II"), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006).

223

The implementation of the “Advanced Internal Ratings Based Approach (Advanced IRB)” for credit risk and Advanced Measurement Approach (‘AMA’) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (‘CSSF’). In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. As at 31 December 2011, the Group’s capital adequacy ratio stood at 21.7% (27.2% at the end of 2010), compared to the Basel II minimum capital adequacy level of 8%. The decrease compared to end 2010 is to a large extent explained by the impact on the consolidated Basel II own funds of the unrealised results accounted for under the fair value option after the application of Basel II prudential filters. As at 31 December 2011 and based on the statutory financial statements, the Bank’s capital adequacy ratio stood at 24.9% (27.3% at the end of 2010). Note X – Conversion rates The following conversion rates were used for establishing the balance sheet at 31 December 2011 and 31 December 2010: 31.12.2011 31.12.2010 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 25.787 25.061 Danish kroner (DKK) 7.4342 7.4535 Pound sterling (GBP) 0.8353 0.8608 Hungarian forint (HUF) 314.58 277.95 Polish zloty (PLN) 4.4580 3.9750 Romanian lei (RON) 4.3233 4.2620 Swedish kronor (SEK) 8.9120 8.9655 Non-EU currencies Australian dollar (AUD) 1.2723 1.3136 Canadian dollar (CAD) 1.3215 1.3322 Swiss franc (CHF) 1.2156 1.2504 Hong Kong dollar (HKD) 10.051 10.386 Japanese yen (JPY) 100.20 108.65 Kenyan shilling (KES) 109.53 107.77 Moroccan dirham (MAD) 11.107 11.152 Mexican peso (MXN) 18.051 16.548 Norwegian krone (NOK) 7.7540 7.8000 New Zealand dollar (NZD) 1.6737 1.7200 Russian ruble (RUB) 41.765 40.820 Turkish lira (TRY) 2.4432 2.0694 United States dollar (USD) 1.2939 1.3362 South African rand (ZAR) 10.483 8.8625

Note Y – Related party transactions - Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General and other Directors heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2011	2010
Short-term benefits[1]	8 332	7 912
Post employment benefits[2]	545	504
Termination benefits	504	733
	9 381	**9 149**

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and of the Audit Committee.

[2] Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2011 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2011	31.12.2010
Pension plans and health insurance (Note L)	- 31 964	- 27 837
Other liabilities (Note G)	- 7 012	- 7 492
Other assets (Note G)	6	10

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2011.

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Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2011 and the consolidated statements of income and comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2011, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 15 March 2012 KPMG Luxembourg S.à r.l. Cabinet de révision agréé Emmanuel Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2011 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including,, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ending on 31 December 2011 as drawn up by the Board of Directors at its meeting on 15 March 2012, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statements of income and comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2011 in respect of its assets and liabilities, and of its consolidated financial performance and its consolidated cash flows for the year then ended, in accordance with IFRS. Luxembourg, 15 March 2012 The Audit Committee E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA M. ÜÜRIKE B. JAKOBSEN